Exhibit 4.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT , MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO AVADIM HEALTH, INC. IF PUBLICLY DISCLOSED.

CREDIT AGREEMENT*

dated as of

October 5, 2018,

Among

AVADIM HEALTH, INC.,

as Borrower,

THE LENDERS PARTY HERETO

And

HAYFIN SERVICES LLP,

as Administrative Agent and Collateral Agent

*	Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

-i-

(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance

Exhibit B	-	Form of Borrowing Request

Exhibit C	-	Form of Guarantee and Collateral Agreement

Exhibit D	-	Form of Notice of Continuation

Exhibit E	-	Form of Compliance Certificate

Exhibit F-1	-	Form of Warrant Certificate A

Exhibit F-2	-	Form of Warrant Certificate B

SCHEDULES

Schedule 1.01	-	Material IP Rights

Schedule 2.01	-	Lenders; Commitments; Warrants

Schedule 3.08	-	Subsidiaries

Schedule 3.17	-	Environmental Matters

Schedule 3.18	-	Insurance

Schedule 3.19	-	UCC Filing Offices

Schedule 3.20(a)	-	Owned Real Property

Schedule 3.20(b)	-	Leased Real Property

Schedule 3.26	-	Brokers’ Fees; Transaction Fees

Schedule 3.27	-	Deposit and Other Accounts

Schedule 3.28	-	Jurisdiction of Organization; Chief Executive Office

Schedule 3.29	-	Capitalization

Schedule 3.30(e)	-	Regulatory Authority Notice of Adverse Findings

Schedule 3.31	-	Bonding

Schedule 6.01	-	Existing Indebtedness

Schedule 6.02(a)	-	Existing Liens

Schedule 6.02(s)	-	Subleases on Real Property

Schedule 6.04	-	Existing Investments

Schedule 6.06(b)	-	Restrictive Agreements

Schedule 6.07	-	Affiliate Transactions

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CREDIT AGREEMENT (this “Agreement”) dated as of October 5, 2018, among AVADIM HEALTH, INC., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meanings given them in Article I) and HAYFIN SERVICES LLP (in its individual capacity, “HFS” ), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of a Term Loan on the Closing Date, in an aggregate principal amount of $40,000,000. The proceeds of the Term Loan shall be used solely (i) first, to repay in full the existing senior secured credit facilities of the Borrower and its Subsidiaries and all other outstanding Indebtedness not otherwise permitted to be outstanding hereunder, if any (the “Existing Debt”), (ii) second, to redeem the Borrower’s outstanding Series A Preferred Stock, (iii) third, to pay fees and expenses incurred in connection with the foregoing and with the Credit Facilities, the Transactions and other transactions incidental thereto and (iv) fourth, in the case of any excess proceeds, for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Actual Amount” shall have the meaning set forth in Section 6.10(a).

“Acquisition Target” shall have the meaning assigned to such term in Section 6.05(a)(v).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Loan or Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided that the Adjusted LIBO Rate shall not be less than 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fee Letter” shall mean the fee letter, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.06(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the introductory statements hereto.

“Agreement Currency” shall have the meaning set forth in Section 1.07.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“Anticorruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the U.S. Travel Act and any U.S. law governing commercial bribery; the U.K. Bribery Act 2010; and any other applicable Requirements of Law relating to anti-corruption or anti-bribery, including but not limited to applicable Requirements of Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Margin” shall mean at all times on and after the Closing Date, (i) with respect to the unpaid principal amount of the Term Loan, 10.00% per annum and (ii) with respect to the unpaid principal amount of any Incremental Term Loans, as set forth in the applicable Incremental Joinder Agreement.

“Asset Sale” shall mean the sale, transfer or other disposition (including by way of (x) merger, (y) condemnation or casualty events, except transactions where the proceeds therefrom constitute Extraordinary Property Receipts or (z) division of a limited liability company) by the Borrower or any of the Subsidiaries to any Person of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares and other similar nominal Equity Interests) or (b) any other assets of the Borrower or any of the Subsidiaries other than:

(i) inventory or scrap, damaged, surplus, obsolete or worn-out equipment or assets, in each case disposed of in the ordinary course of business;

(ii) dispositions by means of trade-in of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment if necessary for the operation of the business of the Borrower and its Subsidiaries;

(iii) dispositions, forgiveness or releases of accounts receivable in the ordinary course of business in connection with the compromise thereof;

(iv) the unwinding, disposition or settlement of Hedging Agreements entered into in accordance with the terms of this Agreement;

(v) any individual sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value, individually, not in excess of $100,000, and not in excess of $500,000 in the aggregate in any fiscal year;

(vi) to the extent otherwise constituting an Asset Sale, any sale, transfer, disposition or Investment permitted by an express provision of Section 6.02, Section 6.04, Section 6.05 (except Section 6.05(a)(vi) and Section 6.05(b)), Section 6.06, Section 6.07;

(vii) the licensing or sub-licensing of Intellectual Property, Company IP Rights in the ordinary course of business, or the granting of exclusive or non-exclusive rights in the ordinary course of business to distribute products (including rights to market, promote and sell such products);

(viii) the expiration of any Patent or Copyright in accordance with its statutory term;

(ix) the (i) lapse or abandonment of Intellectual Property rights (other than Material IP Rights) in the ordinary course of business which, in the reasonable business judgment of the Borrower, are not material to the conduct of the business of the Loan Parties taken as a whole and (ii) sale or other disposition in the ordinary course of business of Intellectual Property rights (other than Material IP Rights) no longer used or useful to the business of the Borrower and its Subsidiaries;

(x) the disposition of cash and Permitted Investments on fair market terms;

(xi) title reversion or other transfers of ownership or other rights in or to Intellectual Property to the economic or beneficial owner(s) of such Intellectual Property following the expiration or termination of a contract under which the Borrower or any Subsidiary agreed to produce or manufacture products for such third party incorporating Intellectual Property beneficially owned or selected by such third party; and

(xii) dispositions or transfers (A) from the Borrower to any Subsidiary, including, without limitation, the transfer of the Transferred IP from the Borrower to the IP Subsidiary, (B) from any Subsidiary (other than the IP Subsidiary) to any other Subsidiary and (C) dispositions or transfers from the IP Subsidiary to the Borrower pursuant to clause (vii) above.

For the avoidance of doubt, the incurrence of Indebtedness (or the making and delivery of an instrument representing Indebtedness) shall not be construed as an Asset Sale by the debtor in respect of such Indebtedness.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and/or hereinafter in effect, or any successor thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City and London are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, taking into account Sections 1.02(b) and (c), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean (a) prior to a Qualified Public Offering, (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing 20% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (ii) the Permitted Investors collectively shall cease to beneficially own, directly or directly, at least the aggregate amount of outstanding capital stock of the Borrower collectively owned by the Permitted Investors on the Closing Date after giving effect to the Transactions, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, or (c) Borrower shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of each Subsidiary, except in a transaction permitted by Section 6.05(a).

“Change in Law” shall mean (a) the introduction or adoption of any Requirement of Law, rule, regulation or treaty after the date of this Agreement, (b) any change in any Requirement of, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(a), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a Change in Law, regardless of the date enacted, adopted or issued; provided, further, that notwithstanding anything herein to the contrary, the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), in each case pursuant to Basel III, and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a Change in Law regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Incremental Term Loans of a particular Class and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or Incremental Term Loan Commitment of a particular Class.

“Closing Date” shall mean October 5, 2018.

“Closing Date Up-Front Fees” shall have the meaning assigned to such term in Section 2.06(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and, if any, such Lender’s Incremental Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Stock” shall have the meaning assigned to such term in Section 3.29.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company IP Rights” shall mean all Intellectual Property owned or controlled by or licensed to any Loan Party.

“Comparable Treasury Issue” shall mean the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the principal amount of the Loans to be repaid or prepaid that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such principal amount.

“Comparable Treasury Price” shall mean, with respect to any repayment or prepayment date the average of the Reference Treasury Dealer Quotations for such repayment or prepayment date.

“Competitor” shall mean any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrower or any of its Subsidiaries.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(d).

“Consolidated Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Consolidated Interest Expense for such period, less the sum of (a) pay-in-kind Consolidated Interest Expense or other noncash Consolidated Interest Expense, (b) to the extent included in Consolidated Interest Expense, the amortization or write-off of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, and (c) the amortization of debt discounts, if any, or fees or premiums in respect of Hedging Agreements, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (a) plus, without duplication and, except for clause (a)(v), to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) Consolidated Interest Expense for such period (as reflected on the consolidated income statement of the Borrower and its Subsidiaries for such period) net of interest income;

(ii) Consolidated Income Tax Expense for such period;

(iii) all amounts attributable to depreciation and amortization for such period;

(iv) non-cash charges (other than write-offs and write-downs of accounts receivable and inventory);

(v) all cash proceeds of business interruption insurance to the extent not already included in determining Consolidated Net Income;

(vi) all losses on sales of assets outside the ordinary course of business;

(vii) all amounts attributable to extraordinary, unusual or non-recurring expenses or charges; provided that the aggregate amount of all such adjustments made pursuant to this clause (vii) for any trailing 12 month period shall not exceed (A) $[***], if Consolidated EBITDA in respect of such period is negative (calculated after giving effect to such adjustments and all other adjustments to Consolidated EBITDA), or (B) the greater of (x) [***]% of Consolidated EBITDA in respect of such period or (y) $[***], if Consolidated EBITDA in respect of such period is positive (in each case, calculated after giving effect to such adjustments and all other adjustments to Consolidated EBITDA);

(viii) the amount of any premiums, fees, costs and expenses incurred or payable by or on behalf of the Borrower or any Subsidiary in connection with the Transactions or in connection with a Material Acquisition; and

(ix) non-cash stock compensation expense; provided that the aggregate amount of all such adjustments made pursuant to this clause (ix) for any trailing 12 month period shall not exceed (A) $[***], if Consolidated EBITDA in respect of such period is negative (calculated after giving effect to such adjustments and all other adjustments to Consolidated EBITDA), or (B) the greater of (x) [***]% of Consolidated EBITDA in respect of such period or (y) $[***], if Consolidated EBITDA in respect of such period is positive (in each case, calculated after giving effect to such adjustments and all other adjustments to Consolidated EBITDA);

(b) minus, without duplication:

(i) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period after the Closing Date;

(ii) to the extent included in determining such Consolidated Net Income, any extraordinary, unusual or non-recurring gains and all non-cash items of income for such period;

(iii) to the extent included in determining such Consolidated Net Income, all gains on sales of assets outside the ordinary course of business; and

(iv) to the extent included in determining such Consolidated Net Income, mark-to-market gains with respect to Hedging Agreements.

For purposes of this Agreement, Consolidated EBITDA will be deemed to be equal to (i) $[***] for the fiscal quarter ended on March 31, 2018 and (ii) $[***] for the fiscal quarter ended on June 30, 2018.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on or measured by net income (however denominated), franchise taxes, branch profits taxes and other similar taxes imposed by any jurisdiction on the Borrower or any of the Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP and net of all income tax credits.

“Consolidated Indebtedness” shall mean, as of any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis, whether current or long-term, including, without limitation, (a) all Indebtedness hereunder and under the other Loan Documents and (b) for the avoidance of doubt, including the entire amount of all such Indebtedness of non-wholly owned Subsidiaries.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) in respect of Indebtedness of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received (but not any mark-to-market gains or losses accrued) by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP excluding (1) the effects of purchase accounting adjustments required or permitted in accordance with GAAP in connection with any consummated acquisition or Permitted Acquisition permitted hereby and (2) adjustments to earn-outs or other obligations assumed in connection with any acquisition or Permitted Acquisition permitted hereby required or permitted in accordance with GAAP; provided that there shall be excluded (a) any restoration to income of such Person of any contingency reserve except to the extent that provision for such reserve was made out of income accrued during such period, (b) any net gain attributable to the write-up of any asset, (c) any gains or losses attributable to sales of assets out of the ordinary course of business, (d) any gains or losses resulting from any purchase or prepayment of Indebtedness at a discount, (e) income or losses attributable to discontinued operations (including, without limitation, operations or facilities closed or disposed of during such period whether or not such operations or facilities were classified as discontinued), (f) all gains and losses relating to the mark-to-market of any hedge arrangements or other derivative instrument pursuant to ASC Topic 815 and all gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC Topic 830 and (g) any foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person.

“Consolidated Total Net Sales” shall mean, for any fiscal quarter, Consolidated Total Revenue for such fiscal quarter minus Consolidated Total Net Sales Deductions for such fiscal quarter.

“Consolidated Total Net Sales Deductions” shall mean, for any fiscal quarter, the sum of the following expenses of the Borrower and its Subsidiaries on a consolidated basis, in each case attributable to the sale of any Product in such fiscal quarter, as accrued (or as would be accrued) on financial statements prepared in accordance with GAAP: (a) freight, insurance and other transportation and shipping charges, in each case included in the gross invoice price for such Product; (b) sales, use, value-added, excise taxes and duties, in each case included in the gross invoice price for such Product; (c) billbacks, chargebacks, customer adjustments (including payment discounts and customer pricing), performance allowances, promotional monies, channel or trade discounts, quantity, cash discounts, volume incentives, off invoice discounts, government and other third-party rebates, and product service fees with respect to such Product; (d) allowances or credits, including those in respect of rejection, defects, damaged item credits, sales returns, retroactive price reductions, shipping charges, shipment shortages, shelf-stock adjustments, invoice errors, and replacement costs with respect to such Product; (e) allowances for invoices in respect of such Product outstanding in excess of seventy-five (75) days and reserved as “bad debt” by the Borrower on its financial statements; (f) ongoing license fees or royalty payments associated with Intellectual Property necessary to make, use or sell the products of the Loan Parties; and (g) such other discounts and other deductions customary in the trade.

“Consolidated Total Revenue” shall mean, for any fiscal quarter, the gross revenue of the Borrower and its Subsidiaries from the sale of Products during such fiscal quarter, determined on a consolidated basis in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any deposit account, securities account, commodity account, securities entitlements held by a securities intermediary or commodity contract, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Collateral Agent.

“Copyrights” shall mean all United States and foreign copyrightable works and works of authorship, registered and unregistered copyrights and applications for registration thereof, including moral rights and rights of attribution and integrity.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the term loan facilities provided for by this Agreement.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries (excluding the effects of purchase accounting or recapitalization accounting in relation to the Transactions or any consummated acquisition).

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long term Indebtedness, (b) the current portion of interest and (c) the effects of purchase accounting or recapitalization accounting in relation to the Transactions or any consummated acquisition.

“Data Protection Laws” shall mean any and all applicable Requirements of Law of any jurisdiction, foreign or domestic, concerning the (a) collection, use, disclosure, handling, maintenance, protection and/or processing of personal data, (b) the right to privacy, (c) information security, or (d) the obligations to provide data breach notifications, including without limitation, the following (in each case, together with all implementing or subordinate legislation, regulations, guidance and codes of practice): (1) the Data Protection Act 1998, (2) the EU Data Protection Directive 95/46/EC (and any and all applicable laws that repeal, implement or give legal effect to such directive (including, without limitation, as of its effective date of May 25, 2018, the General Data Protection Regulation (Regulation (E)U) 2016/679)), (3) the e-privacy directive (Directive 2002/58/EC), (4) Articles 7 and 8 of the Charter of Fundamental Rights of the European Union, (5) Article 8 of the European Convention on Human Rights, (6) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and (7) all other applicable Requirements of Law of any foreign or domestic jurisdiction concerning the collection, use, disclosure, handling, maintenance, protection and/or processing of personal data (including without limitation personal health or financial information), the right to privacy, information security, or the obligations to provide data breach notifications.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Deficiency Amount” shall have the meaning set forth in Section 6.10(a).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a change in control or asset sale, so long as the rights of the holders thereof to require the issuers thereof to redeem such Equity Interests upon the occurrence of a change in control or asset sale shall be subject to the payment in full of all Obligations and the termination of the Commitments), (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is at least 91 days after the Latest Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, with respect to any amount denominated in Dollars, such amount of Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount of Dollars, as of any date of determination, into which such other currency can be converted in accordance with prevailing exchange rates, as determined by Administrative Agent in accordance with Section 1.06 hereof.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“E-Signature” shall mean the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“Early Prepayment Fee” shall mean (i) with respect to any prepayment or repayment of the Term Loans during the period from the Closing Date up to (and including) the first anniversary of the Closing Date (the “Non-Call Period”), an amount equal to the Make-Whole Amount with respect to the principal amount of the Term Loans being prepaid or repaid, (ii) with respect to any prepayment or repayment of the Term Loans during the period from the day following the first anniversary of the Closing Date up to (and including) the second anniversary of the Closing Date, an amount equal to 3.00% of the principal amount of the Term Loans being prepaid or repaid, (iii) with respect to any prepayment or repayment of the Term Loans during the period from the day following the second anniversary of the Closing Date up to (and including) the third anniversary of the Closing Date, an amount equal to 2.00% of the principal amount of the Term Loans being prepaid or repaid, (iv) with respect to any prepayment or repayment of the Term Loans during the period from the day following the third anniversary of the Closing Date up to (and including) the fourth anniversary of the Closing Date, an amount equal to 1.00% of the principal amount of the Term Loans being prepaid or repaid, and (v) with respect to any prepayment or repayment of the Term Loans on or after the day following the fourth anniversary of the Closing Date an amount equal to 0.00% of the principal amount of the Loans being prepaid or repaid.

“EBITDA Financial Covenant Cure Amount” shall have the meaning set forth in Section 6.10(e).

“EBITDA Financial Covenant Default” shall have the meaning set forth in Section 6.10(e).

“EBITDA Cure Notice” shall have the meaning set forth in Section 6.10(e).

“ECF Percentage” shall mean 50%, provided that if Consolidated EBITDA for the applicable fiscal year exceeds $[***], ECF Percentage shall mean 25%.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or otherwise to or from a secure web-based platform or other equivalent service.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender and (iv) any other Person (other than a natural person) approved by (x) the Administrative Agent and (y) unless an Event of Default shall have occurred and be continuing, the Borrower (each such approval not to be unreasonably withheld or delayed and such approval, in the case of the Borrower, to be deemed to have been given if the Borrower has not responded within five (5) Business Days of a request for such consent); provided that in no event shall an

Eligible Assignee include a Competitor of the Borrower and its Subsidiaries. The refusal of Administrative Agent to consent to (A) any holder of Indebtedness subordinated to the Obligations or secured by a junior priority lien or (B) the Borrower or any of its Subsidiaries as an Eligible Assignee shall not be deemed to be unreasonable.

“Environmental Laws” shall mean all applicable federal, state, local and foreign laws (including common law), treaties, regulations and legally binding rules, ordinances, and codes, in each case relating to protection of human health, safety and the environment, natural resources or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport (or arrangement thereof), recycling, disposal or handling of Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, to the extent arising out of or relating to (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any legally binding contract, agreement or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Cure Period” shall have the meaning set forth in Section 6.10(e). “Equity Cure Proceeds” shall have the meaning set forth in Section 6.10(e). “Equity Cure Right” shall have the meaning set forth in Section 6.10(e).

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any other Loan Party, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following: (a) any “reportable event,” as defined in Section 4043(c) of ERISA, with respect to a Plan, as to which the PBGC has not waived the requirement of Section 4043(a) of ERISA that it be notified of such event, (b) with respect to any Plan or Multiemployer Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 or 430 of the Code or Section 303 or 304 of ERISA), whether or not waived, (c) a determination that any Plan is in “at-risk status” or any Multiemployer Plan is in “endangered status” or “critical status” (as each is defined in Section 303 and 305 of ERISA, respectively), (d) the incurrence by the Borrower or any other Loan Party or any of its respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (e) the receipt by the

Borrower or any other Loan Party or any of its respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (f) the receipt by the Borrower or any other Loan Party or any of its respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent, within the meaning of Title IV of ERISA, (g) the failure to make a required contribution to any Plan or Multiemployer Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, (h) there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, with respect to any Plan or Multiemployer Plan, (i) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any other Loan Party with respect to any Plan of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409 or 502(c), (i) or (l) of ERISA, (j) the assertion of a material claim against any Plan or the assets thereof, or against the Borrower or any other Loan Party with respect to any Plan, or (k) the failure of any Plan intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code or the failure of any trust forming part of a Plan to qualify for exemption from taxation under 501(a) of the Code.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower (commencing with the fiscal year ending on or about December 31, 2019),

(a) the sum, without duplication, of

(i) Consolidated EBITDA for such fiscal year (but without giving effect to any pro forma adjustments for Permitted Acquisitions or other acquisitions permitted hereunder that were consummated during such fiscal year); plus

(ii) reductions to working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets (excluding any changes in tax assets) minus Current Liabilities (excluding any changes to deferred taxes) from the beginning to the end of such fiscal year); plus

(iii) net cash payments received pursuant to Hedging Agreements during such fiscal year; plus

(iv) extraordinary gains (as classified in accordance with GAAP prior to the effectiveness of FASB ASU 2015-01) which are cash items not included in the calculation of Consolidated EBITDA for such fiscal year (net of fees, expenses and taxes payable in respect thereof); provided, notwithstanding the foregoing, the proceeds of Extraordinary Property Receipts and Asset Sales shall not be included in this clause (iv); plus

(v) the amount of any Permitted Acquisition, any other acquisition or Investment permitted hereunder that the Borrower or any Subsidiary was legally obligated to make that reduced Excess Cash Flow for the immediately preceding fiscal year pursuant to clause (b)(vi) of this definition, but which obligation was subsequently terminated prior to the consummation thereof;

minus

(b) the sum, without duplication, of

(i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries with respect to such fiscal year or that will be paid within six months after the end of such fiscal year and for which reserves have been established in the full amount thereof; plus

(ii) Consolidated Cash Interest Expense for such fiscal year; plus

(iii) permanent repayments of Indebtedness (other than (x) mandatory prepayments of Loans under Section 2.14 (but, only if and to the extent any Asset Sale or Extraordinary Property Receipt has resulted in an increase to Consolidated EBITDA for such fiscal year, excluding any mandatory prepayment of Loans with the Net Cash Proceeds thereof pursuant to Section 2.14(a) or (d), as the case may be) and (y) voluntary prepayments of the Term Loan under Section 2.13) funded with Internally Generated Cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness; plus

(iv) additions to working capital for such fiscal year (i.e., the increase, if any, in Current Assets (excluding any changes in tax assets) minus Current Liabilities (excluding any changes to deferred taxes) from the beginning to the end of such fiscal year); plus

(v) the aggregate amount of cash payments in reduction of long-term liabilities (other than any Indebtedness) made during such fiscal year (including the current portion thereof, to the extent not constituting “Current Liabilities”); plus

(vi) (A) the amount of Permitted Acquisitions and other acquisitions and Investments (other than Investments made by the Borrower and its Subsidiaries in the Borrower and Persons who were, prior to such Investment, Subsidiaries) permitted hereunder made during such fiscal year or after the end of such fiscal year but prior to the making of the prepayment from Excess Cash Flow required to be made for such fiscal year (in each case without duplication of any deduction from Excess Cash Flow made with respect to any prior or subsequent fiscal year)

and (B) without duplication of amounts in clause (A), the amount of Permitted Acquisitions and other acquisitions and Investments (other than Investments made by the Borrower and its Subsidiaries in the Borrower and Persons who were, prior to such Investment, Subsidiaries) permitted hereunder that the Borrower or any Subsidiary has, during such fiscal year, become legally obligated to make but that are not made during such fiscal year (provided that (1) the Borrower shall deliver a certificate to the Administrative Agent not later than the date a Compliance Certificate is required to be delivered for such fiscal year certifying that such Permitted Acquisitions, other acquisitions or Investments will be made in cash in the following fiscal year and (2) any amount so deducted shall not be deducted again in a subsequent fiscal year), in each case to the extent funded with Internally Generated Cash; plus

(vii) the amount of any adjustment for extraordinary, non-recurring expenses made to Consolidated EBITDA pursuant to clause (a)(vii) of the definition thereof; plus

(viii) the amount of Restricted Payments paid during such fiscal year or after the end of such fiscal year but prior to the making of the prepayment from Excess Cash Flow required to be made for such fiscal year (in each case without duplication of any deduction from Excess Cash Flow made with respect to any prior or subsequent fiscal year) pursuant to Section 6.06(a)(iii)to the extent such Restricted Payments were funded with Internally Generated Cash; plus

(ix) expenses (including losses) of the Borrower and its Subsidiaries which are cash items not included in the calculation of Consolidated EBITDA for such fiscal year; plus

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such fiscal year that are required to be made in connection with any prepayment of Indebtedness; plus

(xi) net cash payments made pursuant to Hedging Agreements during such fiscal year; plus

(xii) the amount of any adjustment for premiums, fees, costs and expenses incurred or payable in connection with the Transactions made to Consolidated EBITDA for such fiscal year pursuant to clause (a)(viii) of the definition thereof.

“Excluded Accounts” shall have the meaning assigned to such term in Section 5.13.

“Excluded Assets” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties under any Loan Document (each, a “Recipient”), (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a Requirement of Law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than to the extent pursuant to an assignment request by the Borrower under Section 2.22(a))or (ii) such Lender designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable pursuant to Section 2.21 either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.21(f), and (d) any withholding Tax imposed under FATCA.

“Existing Debt” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Extraordinary Property Receipt” shall mean any cash received by or paid to or for the account of any Person as proceeds of insurance in connection with a loss of property, casualty event and/or condemnation awards (and payments in lieu thereof), other than in respect of the proceeds of business interruption policies.

“FATCA” shall mean the Foreign Account Tax Compliance Act, specifically (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.

“FCPA” shall have the meaning assigned to such term in the definition of “Anticorruption Laws”.

“FDA” shall mean the United States Food and Drug Administration and any successor thereto.

“Federal Flood Insurance” shall mean U.S. federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day (or, if such day is not a Business Day, on the prior Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Fees” shall mean the Administrative Agent Fees and the Up-Front Fees.

“FEMA” shall mean the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any other officer of such Person designated as a Financial Officer by the board of directors or other governing body of such Person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Leverage Test Quarter” shall have the meaning set forth in Section 6.10(a).

“Flood Insurance” shall mean, for any real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the applicable real property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Requirements of Law applicable to the Administrative Agent.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary. “FTC” shall mean the United States Federal Trade Commission.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof (including any Regulatory Authority), any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing. The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee, or other committee or entity with defined authority to oversee regulatory matters.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, lease dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) to protect or indemnify the beneficiary of such obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any contingent guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such contingent guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to fully perform thereunder) as determined by such person in good faith.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit C, among the Borrower, each Subsidiary from time to time party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean, collectively, each Subsidiary.

“Hazardous Materials” shall mean (a) any petroleum products or by-products and all other hydrocarbons, coal ash, asbestos, toxic mold, urea formaldehyde, greenhouse gases, bio-hazardous or medical substances, and polychlorinated biphenyls and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Healthcare Laws” shall mean all applicable laws that govern the sales, marketing, promotion, distribution, research, development, testing, manufacture, handling, packaging, labeling, storage, promotion, marketing, import, export, or any other use of the Products including, but not limited to, the Federal Food, Drug, and Cosmetic Act, as amended (“FDCA”); the Public Health Service Act; the federal False Claims Act; the federal Anti-Kickback Statute; the federal Beneficiary Inducement Law; the federal Stark Law; HIPAA; the Medicare Program (Title XVIII of the Social Security Act); the Medicaid Program (Title XIX of the Social Security Act); the Health Information Technology for Economic and Clinical Health Act (“HITECH” ); and all other analogous laws to the foregoing within any other U.S. or foreign jurisdiction, and applicable rules, and regulations issued thereunder.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Incremental Effective Date” shall have the meaning set forth in Section 2.01(b).

“Incremental Facility” shall have the meaning set forth in Section 2.01(b).

“Incremental Facility Request” shall have the meaning set forth in Section 2.01(b).

“Incremental Joinder Agreement” shall have the meaning set forth in Section 2.01(b).

“Incremental Term Loan” shall have the meaning set forth in Section 2.01(b).

“Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.01(b).

“Incremental Up-Front Fees” shall have the meaning assigned to such term in Section 2.06(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and deferred compensation), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person and (j) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Investment Banker” shall mean each of two leading primary United States government securities dealers in New York City designated by the Agent in writing; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Agent shall substitute therefor another Primary Treasury Dealer.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Lenders” shall mean each of the Lenders party to this Agreement on the Closing Date.

“Initial Warrantholders” shall mean each of the Warrantholders identified on Schedule 2.01.

“Insolvency Proceeding” shall have the meaning assed to such term in Section 7.01(g).

“Intellectual Property” shall mean all (a) Patents, (b) Trademarks, Copyrights, mask work rights, database rights, and applications therefor and registrations thereof, (c) Trade Secrets, (d) data, including clinical trial data, cell lines, plasmids and other biological or chemical materials and (e) other tangible or intangible proprietary or confidential information and materials, and any and all rights in the foregoing and in other similar intangible assets in each instance.

“Interest Payment Date” shall mean the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2 or 3 months thereafter, in each case as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Borrowing.

“Internally Generated Cash” shall mean any cash of the Borrower or any Subsidiary thereof, excluding (i) the Net Cash Proceeds of Asset Sales and incurrences of Indebtedness by the Borrower or any Subsidiary thereof and (ii) any cash constituting the Net Cash Proceeds of an Extraordinary Property Receipt.

“Investment” shall mean, as to any Person, (a) any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, or (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness in respect of such other Person, or (b) such Person shall hold or permit to exist any such Equity

Interests, debt, other securities, loans, advances or Guarantees. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IP Subsidiary” shall mean Avadim Health IP, Inc., a Delaware corporation. “IRS” shall mean the United States Internal Revenue Service.

“Judgment Currency” shall have the meaning set forth in Section 1.07.

“Latest Maturity Date” shall mean, at any time, the latest maturity or expiration date applicable to any Loan or Commitment (or, if so specified, applicable to the specified Loans or Commitments or the Class thereof).

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” shall mean all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and (i) fees, charges and disbursements of financial, legal and other advisors and consultants, incurred in connection with any default or enforcement of rights hereunder or under any other Loan Document, or (ii) any other reasonable fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period; provided that if no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination; provided that if no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) on such day (or if such day is not a Business Day, on the prior Business Day) by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for an Interest Period of one month.

“LIBO Successor Rate” shall have the meaning set forth in Section 2.24.

“LIBO Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBO Successor Rate, any conforming changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBO Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBO Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” shall mean, as of any date of determination, all Unrestricted cash and Permitted Investments of the Borrower and the Subsidiaries that are Guarantors. For purposes hereof, “Unrestricted” shall mean that such cash and Permitted Investments (i) do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower or any such Subsidiary (unless related to the Loan Documents or the Liens created thereunder), (ii) are not subject to a Lien in favor of any Person other than the Collateral Agent under the Loan Documents, (iii) are not prohibited from being used by the Borrower or any of its Subsidiaries for the payment of the Obligations and (iv) are not being held as cash collateral for any Indebtedness or other obligations.

“Loan Documents” shall mean this Agreement, the Security Documents, the promissory notes, if any, executed and delivered pursuant to Section 2.05(e), the Administrative Agent Fee Letter, each intercreditor agreement entered into by the Administrative Agent in accordance with the terms hereof, each Warrant Certificate with respect to Series W Preferred Stock, and each other agreement, certificate, document or instrument delivered by a Loan Party in connection with any Loan Document, whether or not specifically mentioned herein or therein, other than any Warrant Certificate with respect to Common Stock.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Term Loans and any Incremental Term Loans, together with any PIK Interest added to the outstanding principal amount of the Loans pursuant to Section 2.26.

“Make-Whole Amount” shall mean, as of any time of determination with respect to any repayment or prepayment of the outstanding principal amount of the Term Loans, an amount, determined by the Administrative Agent, equal to the greater of (i) 5.00% of the outstanding principal amount of the Term Loans being repaid or prepaid at such time of determination and (ii) the excess of (a) the present value on the repayment or prepayment date of the aggregate of (x) 105.00% of the principal amount to be repaid or prepaid as if that amount would otherwise be repaid or prepaid at the expiration of the Non-Call Period, and (y) the amount equal to the amount of all interest which would otherwise have accrued for the period from the date of such repayment or prepayment (or the date on which such repayment or prepayment was required to be made) to the expiration of the Non-Call Period, computed using a discount rate equal to the Treasury Rate as at the date which is two Business Days prior to the date of repayment or prepayment plus 50 basis points and assuming that the LIBO Rate is equal to the higher of 1.00% and the LIBO Rate as at the date which is two Business Days prior to the date of repayment or prepayment in respect of a period which is equal to 6 months, over (b) the principal amount to be repaid or prepaid.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Acquisition” shall have the meaning assigned to such term in Section 1.03.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the condition, business, operations, or performance of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its payment obligations under any Loan Document to which it is party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Disposition” shall have the meaning assigned to such term in Section 1.03.

“Material Indebtedness” shall mean (i) Indebtedness (other than the Obligations) and (ii) obligations in respect of one or more Hedging Agreements, in each case of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $[***]. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material IP Rights” shall mean all Intellectual Property so designated on Schedule 1.01.

“Maturity Date” shall mean October 5, 2023.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Amount” shall have the meaning set forth in Section 6.10(a).

“MNPI” shall mean all material non-public information delivered to or otherwise obtained by the Administrative Agent or the Lenders hereunder or pursuant to the Loan Documents concerning the Loan Parties and their Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of real property and improvements thereon with respect to which a Mortgage is granted pursuant to Section 5.11 but only from and after such Mortgage is granted pursuant to Section 5.11.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.11.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that the Borrower or any of its ERISA Affiliates sponsors or contributes to, or is required to contribute to, or with respect to which the Borrower or any other Loan Party or any of their respective ERISA Affiliates has or could reasonably be expected to have any liability (contingent or otherwise).

“National Flood Insurance Program” shall mean the program created by the U. S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a U.S. federal insurance program.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) cash proceeds received in respect of such transaction (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than (x) Indebtedness under the Loan Documents and (y) any such Indebtedness assumed by the purchaser of such asset), (B) the out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (in each case paid to a Person that is not an Affiliate of the Borrower or the Subsidiaries), (C) Taxes paid or reasonably estimated to be actually payable as a result of any gain recognized in connection therewith (including any Taxes that would be imposed on the distribution or repatriation of such proceeds), and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by any Loan Party or any of its Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and reasonably estimated to be payable (provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds for purposes of Section 2.14 received on such date);

(b) with respect to the incurrence or issuance of any Indebtedness, other than Permitted Indebtedness, by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Permitted Investments received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket fees and expenses, incurred by such Loan Party or such Subsidiary (in each case paid to a Person that is not an Affiliate of the Borrower or the Subsidiaries); and

(c) with respect to any Extraordinary Property Receipt, the excess, if any, of (i) the cash proceeds received in respect of the Extraordinary Property Receipt over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such proceeds (other than Indebtedness under the Loan Documents), (B) cash actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (C) all of the costs and expense incurred in connection with the collection of such proceeds, award or other payments, and (D) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-Call Period” has the meaning specified in the definition of “Early Prepayment Fee.”

“Notice of Continuation” shall mean a request by the Borrower in accordance with the terms of Section 2.11 and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“OFAC” shall have the meaning assigned to such term in the definition of “Sanctions”.

“Original Jurisdiction” shall mean, in relation to a Loan Party, the jurisdiction under whose laws that Loan Party is incorporated as at the date of this Agreement or, in the case of a Person that becomes a Loan Party after the date hereof, as at the date on which such Person becomes a Borrower or Guarantor, (as the case may be).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing taxes or similar taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment or designation made pursuant to Section 2.22(a) or 2.22(b)).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Patents” shall mean all patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, and reissue patent applications and any patents issuing therefrom, and any extension thereof), utility models, design patents, however denominated in the United States or in any other jurisdictions.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit E to the Guarantee and Collateral Agreement.

“Permits” shall mean, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including without limitation all Registrations.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.05(a)(v).

“Permitted Indebtedness” shall mean any Indebtedness of any Loan Party that is not prohibited by Section 6.01 or any other provision of any Loan Document.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any Lender or any domestic office of any commercial bank that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters issued by any Lender or any commercial bank satisfying the requirement of clause (c) of this definition; and

(g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Investors” shall mean (i) Stephen Woody and (ii) his spouse and lineal descendants (whether natural or adopted) and any trust established solely for the benefit of any such individuals.

“Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount not to exceed any accrued interest, any premium or other amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 6.01, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person or Persons who is or are the obligor or obligors on the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) such Indebtedness is not secured by any property or any Lien other than those securing such Permitted Indebtedness, and (v) on the date of the incurrence thereof, the Administrative Agent has entered into a customary subordination or intercreditor agreement (with terms reasonably acceptable to the Borrower and the Administrative Agent) with the agent, trustee or other representative of any such refinancing, exchange or extension.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“PIK Interest” shall mean payment-in-kind of interest in respect of the Loans by increasing the outstanding principal amount thereof by an amount equal to such portion of interest, rather than paying such portion of interest in cash.

“Plan” shall mean any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, and excluding Multiemployer Plans) subject to the provisions of Title IV of ERISA or of the Code or Section 303 of ERISA in respect of which the Borrower or any of its ERISA Affiliates sponsors, contributes to, is required to contribute to or has or could reasonably be expected to have any liability (contingent or otherwise).

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledged Collateral” shall have the meaning assigned to such term in Section 3.19(a).

“Pledged Equity Interests” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Pro Forma Basis” shall mean, for purposes of calculating compliance with the Financial Covenant or any other financial ratio or tests, such calculation shall be made in accordance with Section 1.03.

“Product Development and Commercialization Activities” shall mean, with respect to any Product, any combination of research, development, manufacture, importation, use, sale, storage, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, including, without limitation, in respect of licensing, royalty or similar payments, or any similar or other activities the purpose of which is to commercially exploit such Product.

“Products” shall mean any current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by the Borrower or any of its Subsidiaries, including any such product in development or which may be developed.

“Proposal Letter” shall mean that certain Proposal Letter, dated as of August 1, 2018, between the Borrower and Hayfin Capital Management LLP.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of the Borrower pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of Net Cash Proceeds to the Borrower.

“Recipient” shall have the meaning assigned to such term in the definition of “Excluded Taxes”.

“Reference Treasury Dealer” shall mean each of two leading primary United States government securities dealers in New York City designated by the Agent in writing; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Agent will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” shall mean, with respect to each Reference Treasury Dealer and any repayment or prepayment date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such repayment or prepayment date.

“Refused Proceeds” shall have the meaning assigned to such term in Section 2.14(f).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registered Intellectual Property” shall mean all Copyrights, Patents and Trademarks owned by or exclusively licensed to any Loan Parties that are the subject of an application or registration before the United States Patent and Trademark Office or the United States Copyright Office or any foreign equivalent.

“Registrations” shall mean all Permits and exemptions issued or allowed by any Governmental Authority held by any Loan Party or any of its Subsidiaries, that are required for the operation of the business of any Loan Party or any of its Subsidiaries or the Products (including, without limitation, the provision of clinical or non-clinical research and related services).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” shall mean any Governmental Authority that is concerned with or has regulatory oversight with respect to the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product, including the FDA, the FTC and all equivalents of such entities in other jurisdictions.

“Regulatory Authorizations” shall mean, with respect to the Products, that each Product has been and is lawfully marketed by the Loan Parties either: (i) pursuant to an FDA-approved new drug application or abbreviated new drug application; (ii) in conformity and compliance with an applicable FDA Over-The-Counter Monograph; and/or (iii) in conformity and compliance with all applicable laws, regulations, enforcement and policies of any Regulatory Authority respecting any Product.

“Rejection Notice” has the meaning assigned to such term in Section 2.14(f).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle, any other fund that invests in bank loans and is managed or advised by the same investment advisor or manager as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, escape, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or any natural or man-made structure.

“Relevant Jurisdiction” shall mean, in relation to a Loan Party:

(a) its Original Jurisdiction;

(b) any jurisdiction where any asset subject to or intended to be part of the Collateral to be created or granted by it is situated;

(c) any jurisdiction where it conducts its business; and

(d) the jurisdiction whose laws govern the perfection or priority of the Lien granted by any of the Security Documents entered into by it.

“Representative” shall mean at any time, any third-party Person acting on behalf of another Person as its representative in connection with a transaction or activity.

“Required Lenders” shall mean, at any time, the Lenders having Loans representing more than 50% of the sum of all Loans outstanding at such time.

“Requirement of Law” shall mean, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 8.06(a).

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary (but excluding any such dividend or other distribution payable solely in shares of the same Equity Interests), and (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Group, or any successor thereto.

“Sanctioned Jurisdiction” shall mean at any time, a country, region or territory which is itself the subject or target of any comprehensive, jurisdiction-wide Sanctions broadly prohibiting dealings with such country, region or territory (at the time of this Agreement, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any publicly-available Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other sanctions enforcement authority with jurisdiction over any of the Loan Parties’ acts or transactions under or relating to this Agreement, (b) any Person organized or resident in a Sanctioned Jurisdiction, (c) any Person known by the Borrower or its Subsidiaries to be controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person who is 50% or more directly or indirectly owned by one or more than one Person described in the foregoing clauses (a), (b) or (c).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC” ), the U.S. Department of State or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, (e) the government of any other country in which the Borrower or any of its Subsidiaries maintains regular business operations, or (f) any other sanctions enforcement authority with jurisdiction over any of the Loan Parties’ acts or transactions under or relating to this Agreement.

“Scheduled Unavailability Date” shall have the meaning assigned to such term in Section 2.24(b).

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Guarantee and Collateral Agreement and each of the security agreements, Mortgages and other instruments, supplements, replacements, each other agreement pursuant to which any of the Collateral Agent or any of the other Secured Parties is granted a Lien to secure the Obligations, and other documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Borrower outstanding prior to the consummation of the Transactions.

“Series W Preferred Stock” shall mean the Series W Preferred Stock, $0.001 par value per share, of the Borrower.

“Settlement Date” shall have the meaning assigned to such term in Section 2.20(a).

“Solvent” shall mean, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all reasonably probable liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital with which to conduct the business in which such Person is engaged as such business is now conducted and is proposed to be conducted. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” shall mean an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute

Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Property” shall mean the parcel of real property and improvements thereon owned by Bionome Properties Corp. located at [***].

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any, direct or indirect, subsidiary of the Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” shall mean any term loan made by a Lender hereunder pursuant to Section 2.01 (for the avoidance of doubt, including any initial Term Loan), including, unless the context shall otherwise require, any Incremental Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder in the amount set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Testing Date” shall have the meaning set forth in Section 6.10(e). “Test Period” shall have the meaning specified in Section 1.03.

“Total Leverage Ratio” shall mean, on any date, the ratio of (i) Consolidated Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Trade Secrets” shall mean all trade secrets or other confidential and proprietary information, including confidential and proprietary customer lists, forms and types of financial, business, scientific, technical, economic, or engineering information or know-how, including confidential and proprietary patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, materials, compositions, technologies, inventions, procedures, programs or codes, whether tangible or intangible.

“Trademarks” shall mean all United States and foreign registered and unregistered trademarks, service marks, trade names, logos, slogans, Internet domain names, social media identifiers and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Transaction Fees” shall mean fees and expenses incurred in connection with the Transactions.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the conversion or repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Debt and the outstanding Series A Preferred Stock, (c) the redemption of all Series A Preferred Stock outstanding immediately prior to the Closing Date, (d) the consent of the shareholders to the amendment and restatement of the certificate of incorporation of the Borrower, among other thing, to authorize the Series W Preferred Stock and the filing of such amendment and restatement of the certificate of incorporation of the Borrower on the Closing Date, (e) the issuance of the Warrants under the Warrant Certificates and (f) the payment of related fees and expenses.

“Transferred IP” shall have the meaning assigned to such term in Section 5.16(b).

“Treasury Rate” shall mean, with respect to any repayment or prepayment date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such repayment or prepayment date.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate.

“United States” and “U. S.” shall mean the United States of America.

“Unrestricted” shall have the meaning assigned to such term in the definition of “Liquidity”.

“Up-Front Fees” shall have the meaning assigned to such term in Section 2.06(a).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended.

“Warrant” shall mean those warrants issued by the Borrower pursuant to the Warrant Certificates, exercisable for the applicable Equity Interests of the Borrower described therein.

“Warrant Certificate” shall mean each of: (a) for each Initial Warrantholder, a certificate, agreement and warrant to purchase Common Stock as provided in Schedule 2.01, executed and delivered by the Borrower in favor of such Initial Warrantholder, substantially in the form of Exhibit F-1 hereto, as amended or otherwise modified from time to time; and (b) for the Collateral Agent, a certificate, agreement and warrant to purchase Series W Preferred Stock executed and delivered by the Borrower in favor of the Collateral Agent, substantially in the form of Exhibit F-2 hereto, as amended or otherwise modified from time to time.

“Warrantholders” shall mean each of Initial Warrantholder and its successors and permitted assigns pursuant to its Warrant Certificate.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and the word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, real or personal, including cash, securities, accounts and contract rights. All references to “knowledge” or “awareness” of a Loan Party shall mean the actual knowledge of a Responsible Officer thereof. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document (including this Agreement), or any other agreement or document shall mean such document or agreement as amended, restated, supplemented or otherwise modified from time to time, in each case, in a manner not prohibited by the express terms of this Agreement, any reference to a Person shall include its successors and permitted assigns, all references to statutes and related regulations shall include any amendments to the same and any successor statutes and regulations; (b) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referred to in Section 3.05(a)(i); provided that, notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded; and (c) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, that, without limiting the foregoing, leases (including, without limitation, capital leases) shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements referred to in Section 3.05(a)(i) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. For purposes of preparing financial statements, amounts in any currency other than Dollars will be converted to Dollars based on GAAP, consistently applied, for the purposes of preparing cash flow statements and income statements.

SECTION 1.03. Pro Forma Calculation. For the purposes of calculating Consolidated EBITDA, Consolidated Net Income, Consolidated Interest Expense and Consolidated Cash Interest Expense for any period of the most recently ended twelve consecutive months for which financial statements have been (or are required to have been) delivered pursuant to Sections 5.04(a), (b) or (c) (each, a “Test Period”) for all purposes of this Agreement other than the calculation of Excess Cash Flow, (i) if at any time after the beginning of such Test Period and on or prior to such date of determination, the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if after the beginning of such Test Period and on or prior to such date of determination, the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period (including, without duplication, (x) the pro forma increase or decrease in Consolidated EBITDA based on historical results accounted for in accordance with GAAP and (y) other adjustments set forth in the definition of Consolidated Net Income and Consolidated EBITDA (including those of the types described in clause (a)(vii) and (a)(viii) of the definition of Consolidated EBITDA); provided that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such Test Period; provided, further that any such pro forma increase or decrease to such Consolidated EBITDA shall be verified by a certificate issued by a Responsible Officer of the Borrower and delivered to the Administrative Agent). As used in this definition, “Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $500,000; and “Material Disposition” shall mean any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $500,000.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

SECTION 1.05. Certification. All certificates and other statements required to be made by any officer, director or employee of a Loan Party pursuant to any Loan Document are and will be made in its capacity as an officer, director or employee of a Loan Party and not in such officer’s, director’s or employee’s individual capacity.

SECTION 1.06. Exchange Rates. Unless otherwise expressly set forth herein or therein, wherever in this Agreement or any other Loan Agreement, an amount contained in a representation, warranty, covenant or Event of Default related thereto is expressed in Dollars, but a relevant currency applicable thereto is denominated in another currency, such amount will be deemed to be the Dollar Equivalent thereof. Unless otherwise specified herein, all determinations of Dollar Equivalents shall be determined by reference to the Wall Street Journal published on the Business Day closest in time to the relevant date of determination or for the relevant period of determination (or if such reference is not available, by such other method reasonably determined by Administrative Agent). Any such determination or redetermination by Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. For purposes of determining compliance with Article VI with respect to any amount of Indebtedness, Lien or Investment permitted to be made or incurred in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness, Lien or Investment is made or incurred (so long as such Indebtedness, Lien or Investment, at the time incurred, made or acquired, was permitted hereunder).

SECTION 1.07. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to Administrative Agent, Collateral Agent, any Lender, any other Secured Party or any Indemnitee hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent of any sum adjudged to be so due in the Judgment Currency, Administrative Agent may in accordance with normal banking procedures purchase the Agreement

Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due from the applicable Loan Parties in the Agreement Currency, such Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or the Person to whom such obligation was owing against such loss.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Initial Term Loan. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a Term Loan Commitment agrees, severally and not jointly, to make a term loan to the Borrower on the Closing Date in a principal amount equal to its entire Term Loan Commitment (and not any lesser amount). The term loan made by each Lender under this Section 2.01(a) is referred to as its initial “Term Loan.” Amounts borrowed as a Term Loan that are repaid or prepaid may not be reborrowed. Notwithstanding the foregoing, if no Term Loans are requested on the Closing Date, all undrawn Term Loan Commitments shall automatically be cancelled on the Closing Date.

(b) Incremental Term Loan.

(i) Requests. The Borrower may, by written notice of the Borrower to the Administrative Agent (who shall notify the Lenders) (each, an “Incremental Facility Request”), request increases in the Term Loan Commitments (each, an “Incremental Term Loan Commitment” and the Term Loans thereunder, an “Incremental Term Loan”; each Incremental Term Loan Commitment is sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) to be made by the existing Lenders in Dollars in an aggregate amount not to exceed $20,000,000 for all such Incremental Facilities; provided, however, that (A) no commitment of any Lender shall be increased without the consent of such Lender in its sole discretion and (B) if any Lender shall withhold its consent the Borrower shall not offer the opportunity to provide such commitment to any other Person. Such notice shall set forth (1) the amount of the Incremental Term Loan Commitment being requested, and (2) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which date shall be agreed by Administrative Agent and the Lenders providing such Incremental Facility).

(ii) Conditions. No Incremental Facility shall become effective under this Section 2.01(b) unless, after giving effect to such Incremental Facility, the Loans to be made thereunder (and assuming, in the case of an Incremental Facility, that the entire amount of such Incremental Facility is funded), and the application of the proceeds therefrom:

(A) no Default or Event of Default shall exist at the time of funding; and

(B) other conditions to be determined by the Administrative Agent and the Lenders providing such Incremental Facility in their sole discretion.

(iii) Terms. The pricing, final maturity, any amortization and other terms of any Incremental Term Loan shall be acceptable to the Administrative Agent and the Lenders in their sole discretion.

(iv) Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment (each an “Incremental Joinder Agreement”) may with the consent of the Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Borrower, to effect the provisions of this Section 2.01(b) (including any amendments that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be of the same Class as the initial Term Loans made on the Closing Date to be of the same Class as such initial Term Loans). From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 2.01(b) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent and the Collateral Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such new Loans and Commitments, including compliance with Section 5.11. Each of the parties hereto hereby agrees that that Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans which are not separate Classes, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis.

SECTION 2.02. Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The initial Term Loans shall be in Dollars and made by the Lenders in a single Borrowing on the Closing Date.

(b) Subject to Sections 2.09 and 2.16, each Borrowing shall be comprised entirely of Eurodollar Loans. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Lender shall, after having received notice of the requested Borrowing in accordance with Section 2.03, make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as Administrative Agent may designate not later than 1:00 p.m., New York City time, and Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. The Administrative Agent and each Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notices (including, without limitation, Borrowing Requests and Notices of Continuation) from the Borrower believed by such Persons to be genuine. The Administrative Agent and each Lender may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for the Administrative Agent or such Lender has actual knowledge to the contrary; provided none of the Administrative Agent or any Lender shall be required to verify the veracity of any such written notice before acting on the same.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c) above and the Administrative Agent may (but shall be under no obligation to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from the Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind. If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement or any other Loan Document must be returned to any Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and the Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

SECTION 2.03. Borrowing Procedure.

Each Borrowing shall be made upon the Borrower’s irrevocable written notice delivered to the Administrative Agent substantially in the form of a Borrowing Request or in a writing in any other form acceptable to the Administrative Agent, which notice must be received by the Administrative Agent prior to 10:00 a.m. (New York City time) on the day which is three (3) Business Days prior to the Closing Date. Such Borrowing Request shall specify:

(a) the amount of the Borrowing;

(b) the requested Borrowing date, which shall be a Business Day;

(c) the number and location of the account to which funds are to be disbursed; and

(d) the Interest Period applicable to such Loans.

Upon receipt of a Borrowing Request, the Administrative Agent will promptly notify each applicable Lender of such Borrowing Request and of the amount of such Lender’s portion of the Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04. Warrant Certificates; Warrants. On or prior to the Closing Date, as set forth in each applicable Warrant Certificate, the Borrower shall authorize an aggregate of freely transferable (subject to applicable securities laws and as set forth in such Warrant Certificate) Warrants to purchase the Equity Interests of the Borrower set forth in such Warrant Certificate in the amounts specified in Schedule 2.01(subject to adjustment as set forth in such Warrant Certificate), for issuance and sale pursuant to this Agreement and such Warrant Certificate. The Warrant Certificates shall be dated as of the Closing Date (including all replacement Warrants issued in accordance with the terms of the Warrant Certificates) and a Warrant Certificate of the applicable type shall be issued to each Initial Warrantholder and the Collateral Agent, as the case may be, as set forth on Schedule 2.01 and will have the rights, preferences, privileges and restrictions set forth therein.

SECTION 2.05. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.12.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) Subject to the provisions of the Register, which shall be controlling, the entries made in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request in writing that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such promissory note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.06. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, (i) on the Closing Date an up-front fee in an amount equal to $[***] (the “Closing Date Up-Front Fees”) and (ii) on the date of any funding of an Incremental Term Loan an up-front fee in an amount equal to [***]% of the amount of such funded Incremental Term Loan (collectively, the “Incremental Up-Front Fees” and together with the Closing Date Up-Front Fees, the “Up-Front Fees”). The Borrower acknowledges and agrees that the proceeds of the Loans made on any date may be funded to the Borrower net of the applicable Up-Front Fees due on such date.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Administrative Agent Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders. Once paid, none of the Fees shall be refundable under any circumstances, unless an error was made in calculating any such Fees (as determined by, or demonstrated to the reasonable satisfaction of, the Administrative Agent).

SECTION 2.07. Interest on Loans.

(a) Subject to the provisions of Section 2.08, the Loans comprising each Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.08. Default Interest. Subject to Section 6.10(e)(v), if any Event of Default shall have occurred and be continuing and the Administrative Agent or Required Lenders shall have elected that default interest be applied in connection with such Event of Default, then until such Event of Default shall have been cured or waived, all amounts payable hereunder shall bear interest (after as well as before judgment), payable on demand, at the rate otherwise applicable to such Loan (or, with respect to other amounts, a Loan bearing an Interest Period of one-month pursuant to Section 2.07), in each case, plus 2.00% per annum.

SECTION 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of the Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or email notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to do as soon as practicable after such circumstances cease to exist), any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.11 shall be deemed to be a request for a Borrowing at an alternate rate of interest as reasonably determined by the Administrative Agent. Each determination by the Administrative Agent under this Section 2.09 shall be conclusive absent manifest error.

SECTION 2.10. Termination of Commitments. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.

SECTION 2.11. Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent, in form and substance substantially similar to a Notice of Continuation or in a writing in any other form acceptable to the Administrative Agent, not later than 10:00 a.m., New York City time, three (3) Business Days prior to continuation, to continue any Borrowing as a Borrowing for an additional Interest Period, subject in each case to the following:

(a) each continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the continued Borrowing;

(b) if less than all the outstanding principal amount of any Borrowing shall be continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type; and

(c) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be continued as a Eurodollar Loan with an Interest Period longer than one month.

Each notice pursuant to this Section 2.11 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be continued (which shall be in an aggregate principal amount that is an integral multiple of $500,000 or, if less, the remaining balance of such Borrowing), (ii) the date of such continuation (which shall be a Business Day) and (iii) the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.11 and of each Lender’s portion of any continued Borrowing. If the Borrower shall not have given timely notice in accordance with this Section 2.11 to continue any Borrowing into a subsequent Interest Period, such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), subject to the limitations set forth above, be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration (provided that, for the avoidance of doubt, this sentence shall not relieve the Borrower of the requirement to deliver a Notice of Continuation as required by this Section 2.11).

SECTION 2.12. Repayment of Term Borrowings.

(a) Except as provided in Section 2.14 or upon an acceleration of Loans pursuant to Section 7.01, the Borrower shall not be required to pay any portion of the principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.13, 2.14 and 2.26) prior to the Maturity Date.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.12 shall be subject to Sections 2.17 and 2.25, but shall otherwise be without premium or penalty.

SECTION 2.13. Voluntary Prepayment.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least five (5) Business Days’ prior written, email notice (or telephone notice promptly confirmed by written or email notice) to the Administrative Agent before 10:00 a.m., New York City time; provided, however, that each partial prepayment, shall be in an amount that is an integral multiple of $500,000 or in the aggregate principal amount of such Borrowing.

(b) Subject to Section 2.18, voluntary prepayments of Term Loans shall be applied pro rata to the Term Loan based on the outstanding principal balances thereof, and within each such Class of Term Loans, as directed by the Borrower but in any event pro rata among and within each Class of Term Loans.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.13 shall be subject to Section 2.17 but otherwise without premium or penalty other than as set forth in Section 2.25. All prepayments under this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Notwithstanding the foregoing, a notice of prepayment that states that such notice is conditioned upon the effectiveness of other credit facilities or other transactions may be revoked by 12:00 p.m. New York City time on the effective date (or such prepayment may be extended by the Borrower by notice to the Administrative Agent on or prior to by 12:00 p.m. New York City time on the specified effective date) if such condition is not satisfied on such date; provided that the provisions of Section 2.17 shall apply with respect to any such revocation or extension to the extent applicable.

(d) Notwithstanding anything to the contrary contained herein, any prepayment of Loans pursuant to this Section 2.13 shall be subject to Section 2.25.

SECTION 2.14. Mandatory Prepayments.

(a) Not later than five (5) Business Days following the receipt of Net Cash Proceeds by the Borrower or any Subsidiary in respect of any Asset Sale, the Borrower shall prepay outstanding Loans in accordance with Section 2.14(e) in an amount equal to 100% of such Net Cash Proceeds; provided that, with respect to any Net Cash Proceeds realized under such Asset Sale, at the election of the Borrower (as notified by the Borrower to the Administrative Agent no later than five (5) Business Days following the receipt of such Net Cash Proceeds), such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets (other than inventory) of any Loan Party or Subsidiary so long as such reinvestment occurs within 180 days of receipt of such Net Cash Proceeds (or, in the event that the applicable Loan Party or Subsidiary shall have entered into a binding commitment to so reinvest such Net Cash Proceeds within said 180- day period, so long as such reinvestment shall have occurred within 270 days of receipt of such Net Cash Proceeds); provided, however, that any Net Cash Proceeds not so reinvested within such 180-day (or, if applicable, 270-day) period shall be promptly applied to the prepayment of the Term Loans as set forth in this clause (a) not later than the first Business Day after the last day of such 180-day (or, if applicable, 270-day) period.

(b) No later than five (5) Business Days following the date on which the financial statements with respect to such period are delivered (or required to be delivered) pursuant to Section 5.04(a), commencing with the fiscal year ending on or about December 31, 2019, the Borrower shall prepay outstanding Loans in accordance with Section 2.14(e) in an aggregate principal amount equal to (i) the ECF Percentage of Excess Cash Flow for the fiscal year then ended minus (ii) voluntary prepayments of Term Loans under Section 2.13, in each case during such fiscal year or after the end of such fiscal year but prior to the making of the prepayment from Excess Cash Flow required to be made for such fiscal year (in each case without duplication of (A) any reduction to such Excess Cash Flow pursuant to clause (y) in line (b)(iii) of the definition thereof or (B) any deduction from the prepayment with Excess Cash Flow made with respect to any prior or subsequent fiscal year), in the case of clause (ii), other than prepayments and repurchases funded with the proceeds of incurrence of long-term Indebtedness.

(c) In the event that any Loan Party or Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 6.01) the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds received therefrom within five (5) Business Days of receipt thereof by such Loan Party or such Subsidiary.

(d) Upon the receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds in respect of any Extraordinary Property Receipt, if not otherwise included in Section 2.14(a) or (b), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds within five (5) Business Days of receipt thereof by such Loan Party or such Subsidiary; provided, that, at the election of the Borrower (as notified by the Borrower to the Administrative Agent no later than five (5) Business Days following the receipt of such Net Cash Proceeds), such Loan Party or such Subsidiary may reinvest all or any portion of the Net Cash Proceeds of such Extraordinary Property Receipt in operating assets of any Loan Party or Subsidiary within 180 days (or, in the event that the applicable Loan Party or Subsidiary shall have entered into a binding commitment to so reinvest such Net Cash Proceeds within said 180-day period, so long as such reinvestment shall have occurred within 270 days of receipt of such Net Cash Proceeds) after the receipt thereof; provided, however, that, in the case of this clause (d), any amount not so applied within such 180-day (or, if applicable, 270-day) period shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.14(d).

(e) Each prepayment of Loans required by Section 2.14(a), (b), (c) and (d) shall be applied to the Term Loan based on the outstanding principal balances thereof, and within each such Class of Term Loans, applied pro rata to the remaining payments due in respect of the Term Loans.

(f) With respect to each prepayment of Term Loans, (i) the Borrower will, not later than the fourth Business Day prior to the date specified in Section 2.14(a), (c) or (d), as applicable, for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing or by e-mail pursuant to Section 2.14(h)) requesting that the Administrative Agent provide notice of such prepayment to each Lender of Term Loans and the Administrative Agent will promptly provide such notice to each Lender of Term Loans, (ii) each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal (a “Rejection Notice”) to the Administrative Agent within three (3) Business Day after such Lender’s receipt of notice from the Administrative Agent of such prepayment, it being understood that any failure of a Lender to give a Rejection Notice within the specified timeframe shall be deemed an acceptance of the total amount of such mandatory prepayment, the Borrower will make all such prepayments not so refused upon the date specified for such prepayment in such notice and any prepayments so refused by the lenders of Term Loans may be retained by the Borrower (such retained amounts, the “Refused Proceeds”).

(g) Mandatory prepayments in respect of any Class of Loans shall be applied on a pro rata basis to the then outstanding Loans of such Class being prepaid; provided that notwithstanding a Term Lender’s right to refuse a given mandatory prepayment of the Term Loans pursuant to Section 2.14(e), with respect to such mandatory prepayment, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such Loans were made; provided further that the Borrower shall pay any amounts required to be paid pursuant to Section 2.17 with respect to prepayments of Eurodollar Loans made on any date other than the last day of the applicable Interest Period; provided further, that if the Borrower fails to make such designation, the amount of such mandatory prepayment shall be applied in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.17.

(h) The Borrower shall deliver to the Administrative Agent, at least four (4) days prior to the time of each prepayment required under this Section 2.14, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) written or email notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.14 shall be subject to Section 2.17 but otherwise without premium or penalty other than as set forth in Section 2.25, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.15. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender (except for the imposition of Indemnified Taxes and Taxes described in clauses (b) through (d) of the definition Excluded Taxes), and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of the Eurodollar Loans made or maintained by such Lender by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have reasonably determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clauses (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under clauses (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided, further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period.

SECTION 2.16. Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods), whereupon any request for a Eurodollar Borrowing (or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for a Loan (or a request to continue a Loan as such for an additional Interest Period) in an alternate rate of interest as reasonably determined by the Administrative Agent and such Lender, unless such declaration shall be subsequently withdrawn (and Lender agrees to withdraw any such declaration promptly following the cessation of such unlawfulness); and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to Loans in the alternate rate described in paragraph (i), in which event all such Eurodollar Loans shall be automatically converted to Loans at such alternate rate as of the effective date of such notice as provided in clause (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Loans at such alternate rate of interest made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.16, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.17. Breakage. The Borrower shall compensate each Lender, upon demand from such Lender to the Borrower (with copy to the Administrative Agent), that includes a reasonably detailed calculation thereof, for all loss or expense (including, in each case, those incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Loans of such Lender to the Borrower) that such Lender may incur (A) to the extent a proposed Borrowing, continuation of Eurodollar Loans does not occur on a date specified therefor in a Borrowing Request or a Notice of Continuation or in a similar request made by telephone or email by the Borrower, (B) to the extent any Eurodollar Loan is paid (whether through a scheduled, voluntary or mandatory prepayment) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay Eurodollar Loans when required by the terms hereof. For purposes of this Section 2.17 each Lender shall be deemed to have funded each Eurodollar Loan made by it using a matching deposit or other borrowing in the London interbank market. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.17 and a reasonably detailed calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.18. Pro Rata Treatment. Except as otherwise expressly required or permitted under this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Term Loan Commitments and each continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders of the applicable Class in accordance with their respective Commitments of such Class (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of such Class). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar Requirement of Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.19 shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower expressly consents to the foregoing arrangements.

SECTION 2.20. Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m., New York City time, on the date when due in immediately available Dollars by wire transfer or ACH transfer (which shall be the exclusive means of payment hereunder), without setoff, recoupment, defense, deduction or counterclaim of any kind. Each such payment shall be made to the Administrative Agent at the address for payment specified on its signature page hereto (or such other address as the Administrative Agent may notify the Borrower in writing from time to time). Any payment which is received by the Administrative Agent later than 1:00 p.m. New York City time may in the Administrative Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or Fee shall continue to accrue. At least once each calendar month or more frequently at the Administrative Agent’s election (each, a “Settlement Date”), the Administrative Agent shall advise each Lender by telephone of the amount of such Lender’s pro rata share of principal, interest and Fees paid for the benefit of the Lenders with respect to each applicable Loan. Except as provided to the contrary herein the Administrative Agent shall pay to each Lender such Lender’s pro rata share of principal, interest and Fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it; provided, however, that in the case of any payment of principal received by the Administrative Agent from the Borrower in respect of any Term Loan prior to 10:00 a.m. New York City time on any Business Day, the Administrative Agent shall pay to each applicable Lender such Lender’s pro rata share of such payment on such Business Day, and, in the case of any payment of principal received by the Administrative Agent from the Borrower in respect of any Term Loan later than 10:00 a.m. New York City time on any Business Day, the Administrative Agent shall pay to each applicable Lender such Lender’s pro rata share of such payment on the next Business Day. Except as provided in the preceding proviso with respect to Term Loan payments, such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York City time) on the next Business Day following each Settlement Date.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.21. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by the applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. For purposes of this Section 2.21, the term “applicable Requirements of Law” includes FATCA.

(b) Without duplication, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Recipient, within ten (10) days after written demand therefor for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify, within 30 days after demand therefor, the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.21(d).

(e) As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender (which for purposes of this Section 2.21(f) shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable Requirements of Law and reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding any other provision of this Section 2.21(f), the completion, execution, and submission of such documentation (other than such documentation set forth in Section 2.21(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. If the Lender is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with appropriate supporting documentation).

(g) If a Lender or the Administrative Agent determines, in its sole discretion exercised in good faith that it has received a refund in respect of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall within 60 days from the date of such receipt pay over the amount of such refund to the Borrower (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Borrower, upon the request of such Lender or the Administrative Agent agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority. Notwithstanding anything to the contrary in this Section 2.21(g), in no event will any Lender or the Administrative Agent or be required to pay any amount to the Borrower the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than such Lender or the Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.21(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Each party’s obligations under this Section 2.21 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.22. Assignment of Loans Under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.15, (ii) any Lender delivers a notice described in Section 2.16(a), (iii) the Borrower is required to pay any additional amount (including, for purposes of this Section 2.22, indemnification payments pursuant to Section 2.21(c)) to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.21(a), or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such

Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any Requirement of Law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.15 (a) and 2.17); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.15(a), notice under Section 2.16(a) or the amounts paid pursuant to Section 2.21(a), as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.16(a), or cease to result in amounts being payable under Section 2.21(a), as the case may be (including as a result of any action taken by such Lender pursuant to clause (a) below), or if such Lender shall waive its right to claim further compensation under Section 2.15(a) in respect of such circumstances or event or shall withdraw its notice under Section 2.16(a) or shall waive its right to further payments under Section 2.21(a) in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.22(a).

(b) If (i) any Lender shall request compensation under Section 2.15, (ii) any Lender delivers a notice described in Section 2.16 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.2 1, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.15 or enable it to withdraw its notice pursuant to Section 2.16 or would reduce amounts payable pursuant to Section 2.21, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.23. Certain Matters Regarding Real Estate.

(a) From time to time, if the Administrative Agent reasonably determines that obtaining appraisals is necessary in order for the Administrative Agent or any Lender to comply with applicable Requirements of Laws or regulations (including any appraisals required to comply with FIRREA), and at any time if a Default or an Event of Default shall have occurred and be continuing, the Administrative Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Administrative Agent stating the then current fair market value or such other value as reasonably required by the Administrative Agent (for example, replacement cost for purposes of Flood Insurance) of any real property of any Loan Party that is or that is required pursuant to Section 5.11 to become a Mortgaged Property.

(b) With respect to each Mortgaged Property, at the time such real property becomes Mortgaged Property, the Borrower shall within 120 days following receipt of a written request of the Administrative Agent (including with respect to any Phase I environmental site assessment requested pursuant to clause (b)(iii) hereof) (or such longer period as shall be agreed to by the Administrative Agent) execute and/or deliver, or cause the applicable Loan Party to execute and/or deliver, to the Administrative Agent, along with the applicable Mortgage, provided that if mortgage recording or similar tax is due upon granting of such Mortgage then the total amount of debt secured by such Mortgage may be limited in the sole discretion of the Administrative Agent, (i) an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Administrative Agent, in form and substance and in an amount reasonably satisfactory to the Administrative Agent (not to exceed 110% of the fair market value of such Mortgaged Property) insuring that the Mortgage is a valid and enforceable first priority Lien (junior only to Liens permitted under Section 6.02) on the respective property, free and clear of all Liens other than Liens permitted under Section 6.02, (ii) surveys prepared by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a standard survey exception and (iii) a Phase I environmental site assessment prepared by a qualified firm reasonably acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent. In addition to the foregoing, within 45 days (or such longer period as shall be agreed to by the Administrative Agent) after receipt of written notice from the Administrative Agent to the Borrower that any Mortgaged Property is located in a Special Flood Hazard Area, the Borrower shall obtain Flood Insurance covering such Mortgaged Property (it being understood that, notwithstanding anything in this Agreement to the contrary, Flood Insurance shall not be required for any real property (x) not located in a Special Flood Hazard Area or (y) located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program).

SECTION 2.24. Inability to Determine Rates. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that Borrower or the Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the LIBO Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary,

(b) the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or the LIBO Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, then, reasonably promptly after such determination by Administrative Agent or receipt by Administrative Agent of such notice, as applicable, Administrative Agent and Borrower may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBO Successor Rate”), together with any proposed LIBO Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBO Successor Rate has been determined and the circumstances under the clause above exist or the Scheduled Unavailability Date has occurred (as applicable), Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods). Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Loans at an alternate rate of interest as reasonably determined by the Administrative Agent in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBO Successor Rate shall provide that in no event shall such LIBO Successor Rate be less than zero for purposes of this Agreement.

SECTION 2.25. Prepayment Premium. Notwithstanding anything to the contrary contained herein, if the Term Loans hereunder are prepaid or are required to be prepaid or repaid, in whole or in part, for any reason on or prior to the date that is four (4) years after the Closing Date, including any repayment or prepayment of the Term Loans pursuant to Section 2.13 or 2.14

(other than any such prepayment made pursuant to Sections 2.14(a) (solely with respect to Asset Sales as a result of a condemnation or casualty event), (b) and (d)) or upon acceleration of the Term Loans or otherwise, the Borrower shall pay to the Agent the Early Prepayment Fee, along with all other amounts and fees payable hereunder at the time of such prepayment, the time such required prepayment is due or at the time of such acceleration, as applicable.

SECTION 2.26. PIK Interest. With respect to any Interest Payment Date occurring prior to the first anniversary of the Closing Date, so long as no Default or Event of Default has occurred and is continuing on such date, by delivery of written notice to the Agent not less than five (5) Business Days prior to such Interest Payment Date, the Borrower may elect to pay all or a portion of the interest accrued for the Interest Period ending on such Interest Payment Date as PIK Interest; provided that (i) such election shall only relate to interest that is (A) due and payable on such Interest Payment Date and (B) accrued during the Interest Period ending on such Interest Payment Date, and (ii) the remainder of any interest due and payable on the outstanding principal amount of the Loans on such Interest Payment Date and not subject to such election shall continue to be due and payable in cash on such date. In the event the Borrower elects to pay any accrued interest with PIK Interest pursuant to this Section 2.26, such PIK Interest shall be capitalized and added to the outstanding principal amount of the Loans on the applicable Interest Payment Date. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized pursuant to the foregoing sentence will constitute a portion of the outstanding principal amount of the Loans and will bear interest (which shall be due and payable) in accordance with Sections 2.07, 2.08, and 2.09. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, in the event that any Default or Event of Default has occurred and is continuing on any Interest Payment Date, all interest must be paid in cash, irrespective of any election at any time by the Borrower to pay such interest in the form of PIK Interest.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders and each of the Warrantholders that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties (a) is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument delivered or to be delivered thereunder to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate or other organizational powers and, if required under the laws of the jurisdiction of its organization, any provision of the certificate or articles of incorporation or articles of association or other constitutive documents or by-laws, as applicable, stockholder action with respect to the Loan Parties and their Subsidiaries and (b) will not (i) violate (A) any provision of Requirements of Law, statute, rule or regulation, (B) any provision of the certificate or articles of incorporation or articles of association or other constitutive documents or by-laws, as applicable, of the Borrower or any Subsidiary, (C) any applicable order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument governing Indebtedness or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents), except (1) in the case of clauses (b)(i)(A), (b)(i)(D) and (b)(ii) to the extent such violation would not reasonably be expected to have a Material Adverse Effect and (2) in the case of clause (b)(iii), to the extent such Lien is expressly permitted hereunder.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar Requirements of Laws relating to or affecting creditors’ rights generally, concepts of reasonableness and general equitable principles. The choice of governing law set forth in each of the Loan Documents will be recognized and enforced in its Relevant Jurisdictions, and any judgment obtained in relation to a Loan Document in the jurisdiction of the governing law of that Loan Document will be recognized and enforced the applicable Relevant Jurisdictions.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery and performance of the Loan Documents, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) the recordation of Mortgages, if any, (c) such as have been made or obtained and are in full force and effect and (d) such actions, consents, approvals, registrations or filings, the failure of which to make or obtain could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05. Financial Statements.

(a) Borrower has heretofore furnished to the Administrative Agent for distribution to the Lenders its (i) audited consolidated balance sheets and the related statement of income of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017 and (ii) unaudited consolidated balance sheets and the related statement of income of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended not less than forty-five (45) days prior to the Closing Date. Such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of such financial statements referred to in clause (ii), to year-end audit adjustments and the absence of footnotes.

(b) Borrower has heretofore delivered to the Lenders an unaudited pro forma consolidated balance sheet as of the end of the most recent fiscal month ended not less than forty-five (45) days prior to the Closing Date, prepared giving effect to the Transactions as if they had occurred on such date. Such pro forma balance sheet has been prepared in good faith by Borrower, based on assumptions used to prepare the pro forma financial information delivered to the Administrative Agent prior to the Closing Date (which assumptions at the time made were believed by Borrower to be reasonable), accurately reflects all adjustments required to be made to give effect to the Transactions and presents fairly in all material respects on a Pro Forma Basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date, assuming that the Transactions had actually occurred at such date; provided that such pro forma balance sheet may exclude the effects of purchase accounting adjustments.

SECTION 3.06. No Default or Material Adverse Effect. (i) No Default or Event of Default exists or would result from the incurring of any Obligations by any Loan Party or the grant or perfection of Collateral Agent’s Liens on the Collateral, and (ii) no event, change or condition has occurred since December 31, 2017 that has had a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets that are material to its business (including all Mortgaged Property, if any), except to the extent that the failure to do so would not be expected to result in a Material Adverse Effect. The interests of the Borrower and its Subsidiaries in such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02. Each of the Borrower and the Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant a Lien pursuant to the Loan Documents.

(b) Except to the extent that the failure to comply or enjoy could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and the Subsidiaries has complied in all respects with all obligations under all leases to which it is a party and all such leases are in full force and effect and (ii) each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The Equity Interests so indicated on Schedule 3.08 are fully paid and non-assessable and are, as of the Closing Date, owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or Liens permitted by Section 6.02). All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Schedule 3.08, as of the

Closing Date, no Loan Party and no Subsidiary of any Loan Party is engaged in any joint venture or partnership with any other Person. Except as (x) set forth in Schedule 3.08 and (y) the Warrants and Warrant Certificates, as of the Closing Date, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party may be required to issue, sell, repurchase or redeem any of its Equity Interests or any Equity Interests of its Subsidiaries.

SECTION 3.09. Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of any applicable Requirements of Law, rule or regulation (including any zoning, building, Environmental Law, Healthcare Law, ordinance, code or approval or any building permits, the Trading with the Enemy Act, as amended, each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and the USA PATRIOT Act)) or any restrictions of record or agreements affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except where such violation or default would not reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent that the failure to have any such certificates or Permits would not reasonably be expected to result in a Material Adverse Effect, certificates of occupancy and Permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

(d) Except to the extent that such non-compliance would not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and Subsidiaries is and has been in compliance, with all applicable Data Protection Laws. Without limiting the foregoing, each of the Loan Parties and Subsidiaries holds and maintains all Registrations and provided all notifications to and made all filings with, Governmental Authorities which are necessary to engage in the business conducted by it, as required by applicable Data Protection Laws except as would not reasonably be expected to result in a Material Adverse Effect.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or Subsidiary is or has been a party to any claims or has received any written complaints from or regarding data subjects or customers in respect of any actual or alleged material violation of applicable Data Protection Laws.

(f) No notices have been received by any of the Loan Parties or Subsidiaries from any data protection authority or other Governmental Authority in respect of any actual or alleged material violation of applicable Data Protection Laws.

(g) Except as would not reasonably be expected to result in a Material Adverse Effect, there has been no data breach affecting any Loan Party or Subsidiary as to which notification is required to be given under (1) applicable Data Protection Laws or (2) contractual requirements to which a Loan Party or any of the Subsidiaries is subject.

(h) Except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and Subsidiary, has complied with all applicable data protection obligations contained within written customer or vendor agreements (including, but not limited to, any agreement incorporating the Standard Contractual Clauses adopted by the EU Commission under Article 25 of the EU Data Protection Directive 95/46/EC). Except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and Subsidiary has complied and is in compliance with the terms of the privacy policies and formal security program of such Loan Party or Subsidiary.

SECTION 3.10. Agreements. None of the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would reasonably be expected to result in a Material Adverse Effect after giving effect thereto.

SECTION 3.11. Federal Reserve Regulations.

(a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or Regulation X.

SECTION 3.12. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.14. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign tax returns or reports required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable by it on such returns, and all other material taxes or assessments that are due and payable, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves as determined in accordance with GAAP.

SECTION 3.15. No Material Misstatements. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (other than information of a general economic or industry nature), when taken as a whole, contained any material misstatement of fact or omitted any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being recognized by the Administrative Agent and the Lenders that such forecasts or projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such forecasts or projections may differ materially and adversely from the forecasted or projected results).

SECTION 3.16. Employee Benefit Plans. Each Plan has been established and administered in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except to the extent any failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The assets of the Borrower do not constitute “plan assets” within the meaning of Section 3(42) of ERISA.

SECTION 3.17. Environmental Matters. Except as disclosed on Schedule 3.17 and except with respect to matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries (i) has actually or allegedly failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to such Environmental Liability, (iv) has Released, permitted the Release or become aware of the presence of Hazardous Materials at any location for which the Borrower or any of the Subsidiaries could reasonably be expected to be a responsible party or that could otherwise be reasonably expected to result in any Environmental Liabilities, (v) knows of any material facts or circumstances related to environmental conditions concerning the Subject Property that have not been disclosed to the Administrative Agent prior to the date hereof or (vi) knows of any facts or circumstances that could be reasonably expected to result in any such Environmental Liability.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance maintained by the Borrower for its Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19. Security Documents.

(a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Certificated Securities (as defined in the Guarantee and Collateral Agreement, the “Pledged Collateral”) are delivered to the Collateral Agent, together with appropriate stock powers, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Sections 6.02(d) and (e), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19 (or, for any filings after the Closing Date, in such other offices as described to the Administrative Agent in writing), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent that such security interest can be perfected by the filing of financing statements under the Uniform Commercial Code, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office or the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19 (or, for any filings after the Closing Date, in such other offices as provided to the Administrative Agent in writing), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Registered Intellectual Property constituting Collateral in which a security interest may be perfected by filing in the United States Patent and Trademark Office or the United States Copyright Office and Intellectual Property other than Registered Intellectual Property constituting Collateral in which a security interest may be perfected by the filing of financing statements under the Uniform Commercial Code, except for any Copyright License (as defined in the Guarantee and Collateral Agreement) under which any Loan Party is an exclusive licensee of a registered copyright, in each case prior and superior in right to any other Person other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on Registered Intellectual Property acquired by the Loan Parties after the date hereof).

SECTION 3.20. Location of Real Property and Leased Premises.

(a) Schedule 3.20(a) sets forth a complete and correct list (including the address) as of the Closing Date of all material real property owned by the Borrower and the Subsidiaries. As of the Closing Date, the Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b) Schedule 3.20(b) sets forth a complete and correct list (including the address) as of the Closing Date of all material real property leased by the Borrower and the Subsidiaries. As of the Closing Date, to the knowledge of the Loan Parties, the Borrower and the Subsidiaries have a valid leasehold interest in all the real property set forth on Schedule 3.20(b).

SECTION 3.21. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened except as would not be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and the Subsidiaries by the Borrower and the Subsidiaries, have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state or local Requirements of Law dealing with such matters, except for such violations that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound, except for such rights of termination or renegotiation that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.22. Solvency. Immediately after giving effect to the consummation of the Transactions to occur on the Closing Date, the Borrower and the Subsidiaries on a consolidated basis are Solvent. As of the Closing Date, there is no corporate action, legal proceeding or other procedure or step in respect of any Insolvency Proceeding.

SECTION 3.23. Sanctions. The Borrower, each Subsidiary, and each director, officer, employee, Representative or Affiliate of the Borrower or any Subsidiary is in compliance in all material respects with all applicable Sanctions. Neither the Borrower, its Subsidiaries, nor any director, officer or employee, nor to the knowledge of the Borrower or any Subsidiary, any Representative or Affiliate of the Borrower or any Subsidiary (i) is a Sanctioned Person or (ii) is a Person who is otherwise the target of applicable Sanctions such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person without a license, exemption or other authorization from a relevant Governmental Authority. No part of the proceeds of any Loan will be knowingly used, directly or indirectly, for any payments to any Person in contravention of any applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with applicable Sanctions.

SECTION 3.24. Anti-Corruption Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) none of the Borrower nor any Subsidiary is aware of or, has taken any action, directly or indirectly, that would result in a violation by such Persons of applicable Anticorruption Laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any Person in contravention of any applicable Anticorruption Laws, and (b) to the knowledge of the Borrower and each of the Subsidiaries, the Borrower and its Subsidiaries have conducted their business in compliance with all applicable Anticorruption Laws. No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any Person, in order to improperly obtain, retain or direct business or obtain any improper advantage, in any such case, in knowing contravention of any applicable Anticorruption Law. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with applicable Anticorruption Laws.

SECTION 3.25. Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, a Loan Party owns or has a valid right to use all Company IP Rights necessary for the operations of their respective businesses as currently conducted. To the knowledge of the Loan Parties, (a) the conduct and operations of the business of the Loan Parties as currently conducted does not infringe, dilute, misappropriate, or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of the Loan Parties in, or relating to, any Company IP Rights owned by any Loan Party, other than, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. In addition, (x) there are no pending (or, to the knowledge of any Loan Party, threatened) actions, suits, claims, demands, disputes or proceedings affecting any Loan Party with respect to Intellectual Property, (y) no judgment or order regarding any such claim with respect to Intellectual Property has been rendered by any competent Governmental Authority, and (z) no settlement agreement, dispute resolution agreement, release, waiver, covenant not to sue or license governing resolution of an action, suit, claim, demand, dispute or proceeding with respect to Company IP Rights has been entered into by any Loan Party, other than, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.26. Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 3.26 and except for fees payable to the Administrative Agent and the Lenders, on the Closing Date, none of the Loan Parties has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the Transactions.

SECTION 3.27. Deposit and Other Accounts. Schedule 3.27 lists all bank and other financial institutions at which any Loan Party maintains deposit, securities, commodities or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address with respect to each depository, the name in which the account is held, a description of the purpose of the account and the complete account number therefor.

SECTION 3.28. Jurisdiction of Organization; Chief Executive Office. Schedule 3.28 lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office or sole place of business, in each case as of the Closing Date.

SECTION 3.29. Capitalization.

(a) The authorized capital of the Borrower consists, immediately after giving effect to the Transactions on the Closing Date, of: (i) 200,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), shares of which are issued and outstanding as provided in Section 3.29 below; (ii) 2,000,000 shares of Series A Preferred Stock, none of which are issued and outstanding; and (iii) 100 shares of Series W Preferred Stock, none of which are issued and outstanding immediately prior to the Closing Date. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Borrower holds no Common Stock in its treasury.

(b) Such capitalization of the Borrower immediately following the Closing Date (and after giving effect to the transactions contemplated by this Agreement) is as set forth on Schedule 3.29, which sets forth the name of each Person holding securities, the name and amount of all securities owned by each Person and by all directors and officers of the Borrower as a group, classes, types and amounts of all securities of the Borrower issued and outstanding, reserved, and/or issuable upon exercise, conversion and/or exchange of all Common Stock equivalents. Except (x) as set forth on Schedule 3.29 and (y) for the Warrants and Warrant Certificates, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Borrower any shares of Common Stock, Series A Preferred Stock or Series W Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock, Series A Preferred Stock or Series W Preferred Stock.

SECTION 3.30. Regulatory Matters.

(a) The Borrower, each of its Subsidiaries and the Borrower’s agents and the agents of each of the Borrower’s Subsidiaries are in compliance in all material respects with all applicable laws and regulations (including all Healthcare Laws and Regulatory Authorizations) of all applicable Governmental Authorities, including the FDA and all other Regulatory Authorities, with respect to each Product and all Product Development and Commercialization Activities related thereto. The Borrower and each of its Subsidiaries have and maintains in full force and effect all material Regulatory Authorizations. The Borrower and each of its Subsidiaries are in compliance in all material respects with all applicable registration and listing requirements set forth in the FDCA or equivalent regulation of each other Governmental Authority having jurisdiction over such Person. The Borrower and each of its Subsidiaries adhere in all material respects to all applicable regulations of all Regulatory Authorities with respect to the Products and all Product Development and Commercialization Activities, labeling, advertising, promotion, Product descriptions and claims for the Products related thereto.

(b) All notices, registrations and listings, supplemental applications or notifications, reports (including field alerts, medical reports or other reports of adverse experiences) and other filings required by any Regulatory Authority with respect to the Products have been filed with the FDA and any other applicable Governmental Authority.

(c) Neither the Borrower nor any of its Subsidiaries has introduced into commercial distribution any Products manufactured by or on behalf of the Borrower or its Subsidiaries that were upon their shipment by the Borrower or any of its Subsidiaries adulterated or misbranded and all Products are and have been labeled, promoted, and advertised in accordance with their Registrations and approved labeling or within the scope of an exemption from obtaining such Registration.

(d) (i) The Borrower and its Subsidiaries and, to their knowledge, their respective suppliers are, and have been in material compliance with, and each Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in material compliance with, the applicable Regulatory Authority manufacturing requirements; and (ii) the Borrower and its Subsidiaries are in material compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any other applicable Governmental Authority pertaining to the reporting of adverse events involving the Products, including, as the case may be, the FDA’s Safety Reporting Portal, the FDA’s MedWatch, or the FDA’s Center for Food Safety and Applied Nutrition Adverse Event Reporting System (CAERS).

(e) Except as provided in Schedule 3.30(e), neither the Borrower nor any of its Subsidiaries has received from any Regulatory Authority any notice of adverse findings with respect to any Product or any Product Development and Commercialization Activities related thereto, including any FDA Form 483 inspectional observations, notices of violations, warning letters, criminal proceeding notices under Section 305 of the FDCA, or any other similar communication from any Regulatory Authority. There have been no seizures conducted or threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts conducted, requested or threatened by any Regulatory Authority with respect to any Product, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration or safety alerts have been conducted requested or threatened by any Regulatory Authority relating to any Products. Neither the Borrower nor any of its Subsidiaries has received any written notification that remains unresolved from the FDA or any other Regulatory Authority indicating any breach or violation of any applicable Regulatory Authorization, including that any of the Products is misbranded or adulterated as defined in the FDCA or the rules and regulations promulgated thereunder.

(f) Neither the Borrower nor any of its Subsidiaries nor any officer, employee or agent thereof, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g) The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not impair the Borrower’s or any of its Subsidiaries’ ownership of or rights under (or the license or the right to use, as the case may be) any Regulatory Authorizations relating to the Products in any material manner, and no consent or other authorization of any Governmental Authority is required in connection with the transactions contemplated hereby, including the Liens granted in connection herewith and the exercise of rights and remedies with respect thereto.

SECTION 3.31. Bonding. Except as set forth in Schedule 3.31, as of the Closing Date, no Loan Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

SECTION 3.32. Sale and Lease-Back Transactions. No Loan Party has entered, directly or indirectly, into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a continuation of a Borrowing) (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b) The representations and warranties set forth in Article III and in each other Loan Document and certificate or instrument delivered pursuant hereto and thereto shall be true and correct in all material respects (other than to the extent such representations and warranties are already qualified by “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than to the extent such representations and warranties are already qualified by “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or “.pdf” or “.tif” copies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) the Guarantee and Collateral Agreement duly executed by the Borrower and each Subsidiary, together with:

(A) certificates representing the Pledged Equity Interests referred to therein in respect of the Borrower’s Subsidiaries to the extent constituting Collateral and required to be delivered under the Guarantee and Collateral Agreement, in each case accompanied by undated stock powers or instruments of transfer, as applicable, executed in blank;

(B) Financing Statements in form appropriate for filing under the Uniform Commercial Code in the jurisdictions of organization of the Loan Parties in order to perfect the Liens created under the Guarantee and Collateral Agreement;

(C) certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or, solely with respect to tax and judgment lien searches, maintains its principal place of business, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated; and

(D) a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower and the other Loan Parties;

(iii) Intellectual Property Security Agreements (as such term is defined in the Guarantee and Collateral Agreement), as applicable, duly executed by each applicable Loan Party to the extent required pursuant to the Guarantee and Collateral Agreement;

(iv) a copy of, or a certificate as to coverage under, the insurance policies referred to in Section 5.02 and the applicable provisions of the Security Documents, each of which shall indicate that such policies have been endorsed or otherwise amended to include “standard” lender’s loss-payable endorsement and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured or lender loss payee, in form and substance reasonably satisfactory to the Collateral Agent;

(v) (1) a certificate of the Secretary, Assistant Secretary or other Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a copy of the certificate or articles of incorporation or organization or articles of association or other constituting document, including all amendments thereto, of each Loan Party, as certified as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of the by-laws or other governing document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the certificate or articles of incorporation or organization or other constituting documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation or organization furnished pursuant to clause (A) above, and (E) to the extent applicable in the Relevant Jurisdiction, as to the incumbency and signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and (2) to the extent applicable in the Relevant Jurisdiction, a certificate of another officer as to the incumbency and signature of the Secretary, Assistant Secretary or other Responsible Officer executing the certificate pursuant to clause (1) above;

(vi) written opinions in form and substance reasonably satisfactory to the Administrative Agent of Chapman and Cutler LLP, counsel for the Borrower and the other Loan Parties, in each case, (i) dated as of the Closing Date and (ii) addressed to the Administrative Agent and the Initial Lenders;

(vii) a solvency certificate executed by a Financial Officer of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, to the effect that the Borrower and the Subsidiaries, on a consolidated basis immediately after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent as of the Closing Date;

(viii) a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(b) and (c) and this Section 4.02;

(ix) a letter of direction from Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Term Loan;

(x) the Warrant Certificates, each dated as of the Closing Date, duly executed, delivered and validly issued by the Borrower in favor of the applicable Initial Warrantholders or the Collateral Agent, as the case may be, and a letter agreement in favor of the Initial Warrantholders with respect to certain rights duly elected by the Borrower; and

(xi) all documentation and other information with respect to the Borrower and the Guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act at least three (3) days prior to the Closing Date (or such later date as the Administrative Agent may agree) to the extent requested by the Administrative Agent or an Initial Lender at least five (5) days in advance of the Closing Date.

(b) The Initial Lenders shall have received the financial statements referred to in Section 3.05.

(c) There shall be no order, injunction or decree of any Governmental Authority restraining or prohibiting the funding of the Credit Facilities.

(d) No event, change or condition shall have occurred since December 31, 2017 that has had a Material Adverse Effect.

(e) Substantially concurrently with the borrowing of the Term Loans, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt shall have been either converted to Common Stock or paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(f) Substantially concurrently with the borrowing of the Term Loans, all of the issued and outstanding Series A Preferred Stock shall have been redeemed by the Borrower and all of the other Transactions shall have been consummated.

(g) The Administrative Agent shall have received, without duplication, all Fees and other amounts due and payable on or prior to the Closing Date pursuant to Section 2.06(a) of this Agreement, including reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower, hereunder or under any other Loan Document (less the Expense Deposit (as defined in the Proposal Letter)).

(h) The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in the Guarantee and Collateral Agreement (subject to Liens permitted by this Agreement) to the extent required thereby.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification, yield protection, tax gross-up and expense reimbursement obligations, in each case in respect of which no claim has been asserted) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of the Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Except, in each case, to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material licenses, Permits, franchises, authorizations, Patents, Copyrights, Trademarks and trade names and Trade Secrets necessary to the conduct of its business, (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated and comply with the obligations, covenants and conditions contained in contractual obligations of the Borrower and the Subsidiaries, and (iii) at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition, provided that nothing in this Section 5.01 shall prevent (v) sales of property, consolidations or mergers in accordance with Section 6.05, (w) the withdrawal by the Borrower or any of the Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (x) the abandonment by the Borrower or any of the Subsidiaries of any rights, licenses, Permits, franchises, authorizations, commercial agreements, Patents, Copyrights, Trademarks, Trade Secrets and trade names or other Company IP Rights that such person reasonably determines are not useful to its business or no longer commercially desirable, including the termination of any licenses or commercial agreements due to breach by the other party thereto, (y) the disclosure of Trade Secrets or any confidential information to the Borrower or any of the Subsidiaries, or to a third party having an obligation of confidentiality with respect to such Trade Secret or confidential information; provided, that each abandonment, disposition or disclosure set forth in clauses (x) and (y) is made in the ordinary course of business, or (z) leasing, subleasing or licensing of any real properties that are not Mortgaged Properties to the extent such properties are not useful to its business.

(c) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law and Permits (including without limitation, all Registrations) of any Governmental Authority having jurisdiction over it or its business, except where failures to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party and its Subsidiaries shall comply with all Healthcare Laws, Data Protection Laws and all lawful requests of any Governmental Authority applicable to it or its business except where failures to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02. Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations.

(b) Cause all such policies covering any Collateral or business of the Loan Parties to be endorsed or otherwise amended to include a customary lender’s loss-payable or additional insured endorsement, as appropriate, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; at the request of the Administrative Agent or the Collateral Agent, deliver original or certified copies of all such policies to the Collateral Agent; use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent.

(c) To the extent that a Mortgage is required to be provided with respect to any real property pursuant to Section 5.11, as promptly as practicable after the request of the Collateral Agent, to the extent applicable in the Relevant Jurisdiction provide the Collateral Agent (i) a completed standard flood hazard determination form and (ii) if any portion of the Mortgaged Property is located in a Special Flood Hazard Area, (x) a notification that Federal Flood Insurance is not available because the community does not participate in the National Flood Insurance Program or (y) if Federal Flood Insurance is available, evidence such Federal Flood Insurance has been obtained.

SECTION 5.03. Taxes and Other Obligations.

(a) Pay and discharge promptly when due all federal and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge.

(b) Pay, discharge and perform as the same shall become due and payable or required to be performed all of their other respective obligations and liabilities, including (i) all lawful claims which, if unpaid, would by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; (ii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Documents and/or in any instrument or agreement evidencing such Indebtedness; (iii) the performance of all obligations under any contractual obligation to such Loan Party or any of its Subsidiaries is bound, or to which it or any of its property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (iv) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Plan.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower:

(a) furnish to the Administrative Agent (to be furnished by the Administrative Agent to each Lender) within ninety (90) days after the end of each fiscal year, (i) the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the consolidated financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the consolidated results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG LLP or other independent public accountants reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception (other than any such qualification or exception arising from the Loans hereunder maturing less than one year following the date of such financial statements) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;

(b) commencing with financial statements for the fiscal quarter ending September 30, 2018, furnish to the Administrative Agent (to be furnished by the Administrative Agent to each Lender) within forty-five (45) days after the end of each fiscal quarter the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, together with comparative figures for the same periods for the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to the absence of footnotes and normal year-end audit adjustments;

(c) commencing with the financial statements for the month ending September 30, 2018, furnish to the Administrative Agent (to be furnished by the Administrative Agent to each Lender) within thirty (30) days after the end of each fiscal month the consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal month and the results of its operations and the operations of such subsidiaries during such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly representing the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments;

(d) furnish to the Administrative Agent (to be furnished by the Administrative Agent to each Lender) concurrently with any delivery of financial statements under clauses (a), (b) and (c) above, a certificate of a Financial Officer in the form of Exhibit E (a “Compliance Certificate”) (i) certifying that no Default or Event of Default has occurred and is continuing or, if such an Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 and, in the case of a certificate delivered with the financial statements required by clause (a) above with respect to any fiscal year ending on December 31, 2019 or thereafter, setting forth the Borrower’s calculation of Excess Cash Flow for such fiscal year;

(e) furnish to the Administrative Agent (to be furnished by the Administrative Agent to each Lender) within sixty (60) days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year prepared on a quarterly basis (including quarterly projections, income statements on a consolidated basis, and a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year (and each fiscal quarter of such fiscal year) and setting forth the material assumptions used for purposes of preparing such budget);

(f) furnish to the Administrative Agent (to be furnished by the Administrative Agent to each Lender) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its public shareholders, as the case may be; provided that the Borrower’s filing of a 8-K with the Commission with respect to each such event shall be deemed to satisfy the requirements of this Section 5.04(f);

(g) furnish to the Administrative Agent (to be furnished by the Administrative Agent to each Lender) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b) above, (i) a management report describing the operations and financial conditions of the Borrower and its Subsidiaries for the period then ended and the portion of the current fiscal year then elapsed, (ii) a report setting forth in comparative form the corresponding figures from the consolidated budget provided pursuant to clause (e) above relating to the current fiscal year and (iii) discussing the reasons for any significant variations from the consolidated budget delivered pursuant to clause (e) above, which management report shall be presented in reasonable detail;

(h) furnish to the Administrative Agent concurrently with any delivery of financial statements under Section 5.04(a), to the extent that any insurance coverage has been modified or replaced since the date of the then most recent certificate(s) of insurance delivered to the Administrative Agent, a certificate of insurance with respect to all material insurance coverage maintained as of the date thereof by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require;

(i) furnish to the Administrative Agent (to be furnished by the Administrative Agent to each Lender) concurrently with the delivery of the financial statements pursuant to clauses (b) and (c) above, a calculation of Liquidity as of the end of the most recently ended fiscal month, including such detail and supporting documentation as the Administrative Agent may reasonably request;

(j) furnish to the Administrative Agent, which shall furnish to each Lender within five (5) Business Days following the receipt thereof by the Borrower or any of the Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(k) furnish to the Administrative Agent, which shall furnish to each Lender reasonably promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(l) furnish to the Administrative Agent, which shall furnish to each Lender promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, which shall furnish to each Lender, within five (5) Business Days (or such shorter period as described below) of a Responsible Officer becoming aware thereof, written notice of the following:

(a) (i) any Event of Default or, to the extent any Responsible Officer of the Borrower is aware of such occurrence, any Default that has occurred and is continuing, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, (ii) any event that has resulted in a mandatory payment of the Obligations pursuant to Section 2.14 (other than Section 2.14(b)), stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof; provided, for the avoidance of doubt, no notice shall be required under this clause (a)(ii) if the Borrower does not expect to make the applicable mandatory prepayment because of applicable reinvestment provisions hereunder unless and until the Borrower determines such mandatory prepayment will be effected, or (iii) any event or occurrence of the nature described in Section 7.01(f);

(b) the filing or commencement of, or any threat in writing of any Person to file or commence of which any Loan Party is aware, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(c) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or its Subsidiaries or any property or Product of any Loan Party or its Subsidiaries, of which any Loan Party is aware (i) in which the amount of damages claimed is $500,000 (or its equivalent in another currency or currencies) or more, (ii) if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document or (iv) alleges potential or actual violations of any Healthcare Laws;

(d) as soon as reasonably practicable upon knowledge by any Responsible Officer of any Loan Party of: (i) unpermitted Releases by any Loan Party, (ii) the receipt by any Loan Party of any notice of violation of or potential liability under any Environmental Law; (iii) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand or dispute alleging a violation of or liability under any Environmental Law and relating to any Loan Party or any Mortgaged Property; (iv) the receipt by any Loan Party of any correspondence regarding any environmental conditions, remediation, claims or related matters concerning the Subject Property (together with copies of such correspondence); and (v) the receipt by any Loan Party of notification that any currently owned property of any Loan Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities, except any such Release, violation or potential liability, action, investigation, suit, proceeding, audit, claim, demand or dispute or Lien that would not reasonably be expected to result in a Material Adverse Effect;

(e) any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(f) (i) promptly after any officer of the Borrower, any other Loan Party or any ERISA Affiliate knows or has reason to know that (1) a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Plan or Multiemployer Plan, or (2) an ERISA Event has occurred or is reasonably likely to occur, a notice describing such ERISA Event, and any action that the Borrower, any other Loan Party or any ERISA Affiliate, as applicable, proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Plan pertaining thereto, and (ii) promptly following receipt of the request thereof, copies of such documents or governmental reports or filings relating to any Plan or Multiemployer Plan as any Loan Party shall reasonably request;

(g) any Loan Party or Subsidiary has received written notice by a Governmental Authority or customer of any actual or alleged material violation of applicable Data Protection Laws;

(h) any Loan Party or Subsidiary has received written notice of the commencement of any investigation, audit, inquiry or other material proceeding affecting any Loan Party or Subsidiary by any data protection authority or other Governmental Authority charged with enforcement of applicable Data Protection Laws;

(i) any material data breach affecting any Loan Party or Subsidiary as to which notification is required to be given under (1) applicable Data Protection Laws or (2) contractual requirements to which the Loan Party or Subsidiaries are subject; and

(j) (i) any notice that the FDA or any other similar Governmental Authority is limiting, suspending or revoking any Registration, or considering any of the foregoing; or (ii) any Loan Party or any of its Subsidiaries becoming the subject of any administrative or regulatory action, FDA Form 483 observation, warning letter, notice of violation letter of the FDA or any comparable Governmental Authority.

SECTION 5.06. Information Regarding Collateral. Furnish to the Administrative Agent thirty (30) days’ prior written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP consistently applied and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit during business hours upon at least five (5) Business Days’ prior written notice, any representatives designated by the Administrative Agent or any Lender to visit and reasonably inspect the financial records and the properties of such Person at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor. The Administrative Agent and each Lender may exercise rights under this Section 5.07 from time to time, but not more than once per year at the Borrower’s expense absent the continuance of an Event of Default.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09. Compliance with Environmental Laws. Except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all of its lessees occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; obtain and renew all Permits required under Environmental Law necessary for its operations and properties; and conduct any remedial action required or permitted by applicable Environmental Laws to achieve compliance with the standard required for Borrower’s use of the property under said applicable Environmental Laws; provided, however, that none of the Borrower or any Subsidiary shall be required to undertake any remedial action required to comply with applicable

Environmental Law to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or (ii) failure to comply could not reasonably be expected to result in a material liability or an imminent threat to human health or safety.

SECTION 5.10. Preparation of Environmental Reports.

(a) Use commercially reasonable efforts to cause environmental consultants for any parties responsible for any remediation of environmental conditions impacting the Subject Property to cooperate with the Administrative Agent and the Lenders in obtaining reports, updates and other information related to such remediation and environmental conditions as the Administrative Agent or any Lender may reasonably request.

(b) If an Event of Default caused by reason of a breach of Section 3.17 or Section 5.09 that relates to a Mortgaged Property occurs and continues for more than 10 days without the Borrower or any Subsidiary commencing activities reasonably likely to cure such Event of Default, at the written request of the Required Lenders through the Administrative Agent while any such Event of Default is continuing, provide to the Lenders within 20 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters that are the subject of such Event of Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, and shall thereafter expeditiously take any and all actions to cure the Event of Default.

SECTION 5.11. Further Assurances.

(a) Subject to Section 5.11(b), execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable Requirements of Law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date); provided, that (i) no leasehold mortgages will be required, (ii) no Mortgage will be required with respect to (A) the Subject Property or (B) any real property having a fair market value of less than $1,000,000 and (iii) no security interest will be required to be granted or perfected, as applicable, on any assets where the Administrative Agent and Borrower reasonably agree the cost of obtaining or perfecting such security interest on such assets is excessive in relation to the benefit afforded thereby.

(b) Borrower will cause any subsequently acquired, organized or formed (by division or otherwise) Subsidiary (including any Subsidiary acquired in connection with a Permitted Acquisition) to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent within thirty (30) days following such acquisition or formation. In addition, from time to time, the

Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, other than Excluded Assets or the Subject Property (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Subsidiaries (subject to (x) the proviso in Section 5.11(a) and (y) Section 5.11(c)). Such security interests and Liens will be created under the Security Documents and other security agreements, Mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and subject to Section 2.23, the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including customary legal opinions (other than legal opinions in respect of Mortgages as to which title insurance has been provided)), title insurance policies and lien searches, in each case in a form and substance customarily delivered in transactions of this type with respect to substantially similar collateral) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give within ten (10) days following the acquisition thereof, notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any fee interest in real property having a fair market value in excess of $1,000,000.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Loan Party is or shall be required to grant or perfect a security interest in any assets (1) to the extent the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower in consultation with the Administrative Agent, (2) if a security interest in such assets is prohibited by or in violation of any law, rule or regulation applicable to such Loan Party, (3) in the case of any lease, license, contract or agreement, if and to the extent a security interest is prohibited by or in violation of a term of any such agreement or would give rise to a right of termination in favor of any other party thereto (other than the Borrower or Guarantor) (other than an agreement executed in contemplation of the Transactions) (unless such prohibition would be rendered unenforceable or otherwise deemed ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code, Title 11 of the Bankruptcy Code or any other Requirements of Law and such prohibition is not prohibited under Section 6.06(b)) or would require any third party consent or (4) if such asset is an Excluded Asset or the Subject Property; provided, that in the case of clauses (2) and (3), such assets shall be included (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such property not subject to the provisions specified in (2) or (3) above.

SECTION 5.12. Landlord Agreements. Subject to Section 5.16, each Loan Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement (as defined in the Guarantee and Collateral Agreement) from the lessor of the Borrower’s headquarters and each parcel of leased real property in or on which Collateral and/or books and records are located, which agreement shall be reasonably satisfactory in form and substance to Administrative Agent.

SECTION 5.13. Cash Management. Each Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person other than (a) any zero balance accounts, (b) deposit accounts for which the amount on deposit does not exceed $50,000 in the aggregate at any one time, (c) payroll, employee benefit, withholding tax and fiduciary accounts and (d) securities accounts for which the assets credited to such accounts do not exceed $250,000 in the aggregate at any one time (accounts set forth in (a) through (d), the “Excluded Accounts”). In respect of deposit accounts, securities accounts or commodities accounts held by the Loan Parties on the Closing Date that are not Excluded Accounts, the Loan Parties shall enter into such Control Agreements within the time period set forth in Section 5.16. Thereafter, such Control Agreements shall be delivered (x) in the case of a new Guarantor, within thirty (30) days of the applicable Guarantor delivering its first Guarantee and Collateral Agreement Supplement (as defined in the Guarantee and Collateral Agreement) and (y) in all other cases, within thirty (30) Business Days after the applicable deposit account is opened or ceases to constitute an Excluded Account.

SECTION 5.14. Product Licenses. The Borrower and each of its Subsidiaries shall (i) maintain each Permit necessary and material to the Borrower’s and such Subsidiaries’ business, including each Regulatory Authorization, from, or file any notice or registration in, each jurisdiction in which the Borrower or any of its Subsidiaries are required to obtain any Permit or Regulatory Authorization or to file any notice or registration, in order to sell or distribute the Products and (ii) promptly provide evidence of same to the Agent.

SECTION 5.15. Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc. With respect to the Products, the Borrower and each of its Subsidiaries will (i) maintain in full force and effect all material Regulatory Authorizations, contract rights, or other rights necessary for the operations of its business, (ii) notify the Administrative Agent, promptly after learning thereof, of any material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by the Borrower or any of its Subsidiaries or its respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item, (iii) maintain in full force and effect, and pay all costs and expenses relating to, all material Intellectual Property owned or Controlled by the Borrower or any of its Subsidiaries and all material agreements necessary or customary for the operation of the business of the Borrower or any of the Subsidiaries, (iv) notify the Agent, within five (5) Business Days after learning thereof, of any infringement or other violation by any Person of its Intellectual Property and aggressively pursue any such infringement or other violation except in any specific circumstances where both (x) the Borrower or any of its Subsidiaries is able to demonstrate that it is not commercially reasonable to do so and (y) where not doing so does not materially adversely affect any Product, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new material Intellectual Property developed or Controlled by the Borrower or any of its Subsidiaries necessary or customary for the operation of the business of the Borrower or any of the Subsidiaries and (vi) notify the Agent, promptly after learning thereof, of (x) any material claim by any Person that the conduct of the Borrower’s or any of its Subsidiaries’ business (including the development, manufacture, use, sale or other commercialization of any Product) infringes any Intellectual Property of the Borrower or any of its Subsidiaries and, if requested by the Agent, use commercially reasonable efforts to resolve such claim, or (y) any event, circumstance, act or omission that could reasonably be expected to cause any representation or warranty contained in Section 6.17 to be incorrect in any material respect if such representation or warranty was to be made at the time the Borrower or any of its Subsidiaries learned of such event, circumstance, act or omission.

SECTION 5.16. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth below in this Section 5.16, in each case within the time limits specified herein (or such longer period of time as determined by the Administrative Agent in its sole discretion):

(a) Within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Loan Parties shall use commercially reasonable efforts to cause each landlord to sign and deliver to the Collateral Agent a Collateral Access Agreement with respect to the Borrower’s headquarters and each parcel of leased real property in or on which Collateral and/or books and records are located as set forth in Section 5.12;

(b) Within ninety (90) days of the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Borrower shall have transferred all of its owned Intellectual Property (the “Transferred IP”) to the IP Subsidiary;

(c) Within ninety (90) days of the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), (i) the IP Subsidiary and the Borrower shall have entered into an agreement, in form and substance satisfactory to the Administrative Agent, whereby the IP Subsidiary grants to the Borrower a license to use the Transferred IP and (ii) the IP Subsidiary shall have complied with the obligations set forth in Section 5.11(a) and the Guarantee and Collateral Agreement with respect to the Transferred IP;

(d) Within sixty (60) days of the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Loan Parties shall cause each depository and securities intermediaries for all accounts which are not Excluded Accounts, to enter into Control Agreements with the Collateral Agent;

(e) Within fifteen (15) days of the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Loan Parties shall deliver updated insurance endorsements to the Administrative Agent with the Borrower’s correct name and to address reasonable comments of the Administrative Agent delivered to the Borrower within five (5) days of the Closing Date.

The representations and warranties, conditions precedent, covenants and each other provisions of this Agreement, the Security Documents and the other Loan Documents shall be deemed modified solely to the extent necessary to give effect to this Section 5.16 and the timing of the deliveries and actions contemplated hereby.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification, yield protection, tax gross-up and expense reimbursement obligations, in each case, in respect of which no claim has been asserted) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower shall not, nor shall the Borrower permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and any Permitted Refinancing in respect thereof;

(b) Indebtedness created hereunder or under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower to any Subsidiary to the extent permitted by Section 6.04(c), and unsecured Guarantees made in the ordinary course of business by the Borrower of obligations of any Subsidiary or made by any Subsidiary (other than the IP Subsidiary) in the ordinary course of business of such Subsidiary of the obligations of any other Subsidiary;

(d) Indebtedness of the Borrower or any Guarantor incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement (except in the case of the first or successive extensions, renewals, refinancings of the original Indebtedness), (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), does not exceed $[***] at any time outstanding and (iii) in the case of any such Indebtedness of the Borrower, no Subsidiary shall have guaranteed such Indebtedness;

(e) Capital Lease Obligations of the Borrower or any Guarantor in an aggregate principal amount that, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), does not exceed $[***] at any time outstanding; provided that, in the case of any such Indebtedness of the Borrower, no Subsidiary shall have guaranteed such Indebtedness;

(f) Indebtedness (including obligations in respect of bank guarantees or similar instruments for the benefit of) owed to any Person providing workers’ compensation, health, disability or other employee benefits to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(g) Indebtedness in respect of Hedging Agreements that are not speculative in nature and are incurred to hedge foreign currency, commodities or interest rate exposure in the ordinary course of business;

(h) Indebtedness of the Borrower consisting of (x) repurchase obligations in respect of capital stock of the Borrower issued to directors, consultants, managers, officers and employees of the Borrower and its subsidiaries arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted by Section 6.06(a) and (y) promissory notes issued by the Borrower to directors, consultants, managers, officers or employees (or their spouses or estates) of the Borrower and its subsidiaries to purchase or redeem capital stock of the Borrower issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 6.06(a), in each case, so long as such Indebtedness is unsecured;

(i) Indebtedness at any time incurred in connection with financing insurance premiums in the ordinary course of business consistent with past practice;

(j) Indebtedness in respect of performance, surety, statutory, insurance, appeal or similar bonds obtained in the ordinary course of business; provided that, in the case of any such Indebtedness of the Borrower, no Subsidiary shall have guaranteed such Indebtedness;

(k) Indebtedness incurred by Loan Parties in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness (i) does not consist of Indebtedness for borrowed money, (ii) is owed to the financial institutions providing such arrangements and (iii) is extinguished within three (3) Business Days of its incurrence;

(l) other Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not to exceed $[***] at any time outstanding; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (l) and secured by a Lien shall not exceed $[***]; provided, further that each such Lien shall also be permitted by Section 6.02(l); provided, further that, in the case of any such Indebtedness of the Borrower, no Subsidiary shall have guaranteed such Indebtedness;

(m) Indebtedness resulting from a bank or other financial institution honoring a check, draft or similar instrument (other than resulting from any overdraft) in the ordinary course of business; and

(n) Guarantees by the Borrower of Indebtedness of a Subsidiary or guarantees by a Subsidiary (other than the IP Subsidiary) of Indebtedness of another Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02(a), and any Permitted Refinancing in respect thereof;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof (including pursuant to a Permitted Acquisition), which Lien is existing prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens for Taxes not yet due and payable or that are being contested in accordance with Section 5.03;

(e) (i) Liens of landlords arising by statute or otherwise imposed by Requirements of Law, and (ii) suppliers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or imposed by Requirements of Law and securing obligations that are not due and payable (or not yet delinquent by more than thirty (30) days) or which are being contested in compliance with Section 5.03;

(f) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (or to secure letters of credit issued in the ordinary course of business to support such obligations);

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory, regulatory or similar government obligations, surety and appeal bonds, performance bonds, return of money bonds and deposits to secure letters of credit provided in connection with any of the foregoing and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(h) zoning and land use (or similar) restrictions, licenses, easements, rights-of-way, covenants, conditions and other restrictions on the use or occupancy of real property, encroachments and other survey defects and imperfections in title, and other similar encumbrances incurred in the ordinary course of business which do not materially interfere with the conduct of the business of the Borrower or any of its Subsidiaries as presently conducted or, in the case of any Subsidiary acquired after the Closing Date, as conducted at acquisition by the Borrower or any Subsidiary thereof;

(i) (A) purchase money security interests in real property, improvements thereto, equipment or other assets hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Guarantor; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction) (or in the case of the first or any successive extensions, renewals or refinancings of the underlying Indebtedness, such security interests are incurred and the security is created within thirty (30) days after the incurrence of such new Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary and (B) Liens securing Capital Lease Obligations permitted by Section 6.01(e);

(j) judgment Liens securing judgments which do not constitute an Event of Default under Section 7.01;

(k) Liens on cash or Permitted Investments constituting earnest money deposits in connection with Permitted Acquisitions; provided that the aggregate amount of cash and Permitted Investments subject to such Liens at any time shall not exceed $[***];

(l) other Liens on real estate or equipment securing liabilities in an aggregate amount not to exceed $[***] at any time outstanding;

(m) licenses and sublicenses of Company IP Rights granted in the ordinary course of business or consistent with past practice which do not (in each case in the reasonable judgment of the Borrower) materially detract from the value of the Intellectual Property subject thereto (net of any consideration received therefor) or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries (which, if an exclusive license to a Person which is not a Loan Party, (i) shall be on fair market terms as reasonably determined by the Borrower, (ii) shall not be granted to an Affiliate of the licensor and (iii) without the written consent of the Required Lenders shall not relate to any Material IP Rights);

(n) any interest or title of a lessor under any lease entered into by the Borrower or any of the Subsidiaries in the ordinary course of business and covering only the assets so leased;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods;

(p) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights;

(q) set-off rights in connection with repurchase obligations in favor of the counterparty to such obligations in connection with Permitted Investments of a type referred to in clause (d) of the definition thereof;

(r) rights of set-off or bankers’ Liens on deposits of cash in favor of banks or another depository institution created in the ordinary course of business in connection with the establishment of depository relations with such bank or depository institution and not in connection with the issuance of Indebtedness;

(s) leases, subleases or licenses on any real properties owned or leased by the Borrower or any of its Subsidiaries in the ordinary course of the business of the Borrower or any of its Subsidiaries, including the subleases set forth on Schedule 6.02(s);

(t) to the extent constituting a Lien, exclusive or non-exclusive distribution rights, including rights to market, promote, sell and otherwise commercialize products that are the subject of such distribution rights (and non-compete agreements in respect thereof) granted in the ordinary course of business or consistent with past practice; and

(u) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to fixtures or operating leases of personal property entered into in the ordinary course of business;

provided that no Lien on any asset or property of a Subsidiary otherwise permitted under this Section shall secure any obligations of the Borrower except as provided in clauses (a) and (b) of this Section.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 6.04. Investments. Make any Investments, except:

(a) (i) Investments by the Borrower and the Subsidiaries existing on the date hereof, including Investments by the Borrower on the date hereof in the Equity Interests of the Subsidiaries and (ii) additional Investments by the Borrower and the Subsidiaries in the Equity Interests of their respective subsidiaries;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary or by any Subsidiary to any other Subsidiary; provided that (i) if any such loans and advances made by a Loan Party shall be evidenced by a promissory note in an individual amount in excess of $[***], such promissory note shall be pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement and (ii) such loans and advances shall be unsecured;

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective directors, officers and employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $[***] at any time outstanding;

(f) the Borrower and the Subsidiaries may make advances to their respective directors, officers and employees to enable such Persons to purchase Equity Interests of the Borrower pursuant to the terms of any stock option or other equity incentive plan;

(g) the existing Investments described on Schedule 6.04 hereto (and any modifications and replacements thereof, but not any increase in the amount thereof);

(h) Investments permitted pursuant to Section 6.05;

(i) Investments arising from (i) deposits made in the ordinary course of business securing obligations or performance under real estate or personal property leases and (ii) deposits described in Section 6.02(k);

(j) Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case made in the ordinary course of business;

(k) Indebtedness incurred pursuant to Section 6.01(c);

(l) Investments (other than loans and advances) in newly created Subsidiaries to the extent each Subsidiary complies with Section 5.11 to the extent applicable;

(m) investments by the Borrower in Hedging Agreements permitted under Section 6.01(g);

(n) Guarantees by any Loan Party (other than the IP Subsidiary) of any obligations of any Subsidiary; and

(o) in addition to Investments permitted by clauses (a) through (n) above, additional Investments by the Borrower and the Subsidiaries (other than Investments by any Subsidiary in the Borrower) so long as the aggregate amount of all Investments made pursuant to this clause (m), net of any return of principal or capital, does not exceed $[***] in the aggregate during the term of this Agreement; provided that no Event of Default shall have occurred and be continuing and the Borrower shall be in compliance with the covenants set forth in Section 6.10 on a Pro Forma Basis at the time of the Investment.

provided that neither the Borrower nor any Subsidiary shall organize or acquire any Foreign Subsidiary.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions.

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, sell, transfer, lease or otherwise dispose of, including, without limitation, by division of a limited liability company (in one transaction or in a series of transactions), all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or any of its Subsidiaries or the Equity Interests of any Subsidiary (including in connection with a liquidation, winding up, dissolution or similar proceeding), or purchase, lease or otherwise acquire (by division or otherwise) (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or assets constituting a business unit, line of business or division of such Person, except that:

(i) the Borrower and any Subsidiary may (x) purchase and sell inventory, (y) lease or sublease real property as tenant or license real property as licensee in the ordinary course of business and (z) lease, sublease or license any real properties owned or leased by the Borrower or any of its Subsidiaries that are not used in the ordinary conduct of the business of the Borrower or any of its Subsidiaries, and sell or otherwise disposed of used, worn-out, obsolete or surplus equipment;

(ii) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Subsidiary (other than the IP Subsidiary) may merge into or consolidate with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and no Person other than the Borrower or a Subsidiary receives any consideration (and the surviving entity of such transaction shall be a Loan Party);

(iii) the Borrower may liquidate, wind up or dissolve any Subsidiary (other than the IP Subsidiary) in connection with an Asset Sale permitted under clause (b) of this Section 6.05;

(iv) the Borrower and the Subsidiaries (other than the IP Subsidiary) may transfer or otherwise dispose of any property to any Subsidiary;

(v) any Subsidiary (other than the IP Subsidiary) may acquire (x) all or substantially all the assets of a Person or line of business of such Person or (y) not less than 100% of the Equity Interests (other than directors’ qualifying shares and other similar nominal Equity Interests) of a Person (which may be effected via a merger; provided that if a Loan Party is a party to such merger, a Loan Party is the surviving corporation) (referred to herein as the “Acquisition Target”) (such transaction, a “Permitted Acquisition”); provided that:

(A) the Acquisition Target:

(1) is organized or located in the United States, any State thereof or the District of Columbia;

(2) does not, directly or indirectly, own any Foreign Subsidiaries;

(3) had a positive net income for the twelve (12) month period ended not more than forty-five (45) days prior to such acquisition; and

(4) is engaged in a business similar to the business of the Borrower;

(B) such acquisition is consensual (not “hostile”) and was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary and, if applicable, has been approved by the board of directors or other governing body of the Acquisition Target;

(C) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(D) on a Pro Forma Basis as of the date of the most recent ended Test Period, after giving effect to any such Permitted Acquisition, the Borrower shall be in compliance with the covenants set forth in Section 6.10 and the Borrower shall have delivered a certificate of a Financial Officer certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent;

(E) the Borrower shall comply, and shall cause the Acquisition Target to comply, with the applicable provisions of Section 5.11 and the Security Documents;

(F) the Borrower shall deliver to the Administrative Agent no later than the closing of such proposed acquisition copies of all material acquisition documents and, to the extent required in the applicable acquisition documents, copies of all required regulatory approvals, and

(G) except with respect to any proposed acquisition in which the acquisition consideration is less than $[***], the Borrower shall deliver to the Administrative Agent a description of such proposed acquisition and, to the extent existing or available (it being understood that the Borrower shall have no obligation pursuant to this clause (G) to create such materials), a due diligence package at least fifteen (15) days prior to closing of such proposed acquisition;

(vi) the Borrower and the Subsidiaries may effect, (A) by merger, consolidation, or any similar method, (1) Asset Sales permitted by Section 6.05(b) and (2) sales, transfers or other dispositions excluded from the definition of Asset Sale; provided that if the Borrower is a party to such merger, the Borrower is the surviving corporation, and (B) by sale, transfer or other disposition (other than by merger, consolidation, division or similar method), other Asset Sales permitted under Section 6.05(b); and

(vii) the Borrower and the Subsidiaries may make Investments permitted under Section 6.04 and any Subsidiary may purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or a substantial part of the assets of any other Person if such transaction would have been permitted under Section 6.04 if it were an Investment.

(b) Make any Asset Sale unless (i) such Asset Sale is for consideration at least 75% of which is cash or Permitted Investments, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this clause (b) shall not exceed $[***] during the term of this Agreement; provided, however, that no Asset Sale shall dispose of any Material IP Rights (other than the granting of exclusive or non-exclusive rights in the ordinary course of business to distribute Products (including rights to market, promote and sell Products)).

SECTION 6.06. Restricted Payments; Restrictive Agreements.

(a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(i) any Subsidiary (other than the Borrower) may declare and pay dividends or make other distributions ratably to its equity holders; provided that the IP Subsidiary may declare and pay dividends or make other distributions solely in the form of cash;

(ii) the Borrower may make repurchases of its Equity Interests deemed to occur upon the cashless exercise of stock options and warrants;

(iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries (A) upon termination of employment in connection with (1) restricted stock or the exercise of stock options, (2) stock appreciation rights or (3) similar equity incentives or equity based incentives pursuant to management incentive plans, or (B) in connection with the death or disability of such employees, in the case of clauses (A) and (B), in an amount not to exceed $[***] in the aggregate over the life of this Agreement;

(iv) the Borrower may issue promissory notes to directors, consultants, managers, officers or employees (or their spouses or estates) pursuant to Section 6.01(h);

(v) the Borrower may issue the Warrants pursuant to this Agreement and the Warrant Certificates and the applicable Equity Interests of the Borrower upon exercise of the Warrants or exercise of any warrant described on Schedule 3.29; and

(vi) on the Closing Date the Borrower may redeem its issued and outstanding Series A Preferred Stock in connection with the Transactions.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that:

(A) the foregoing shall not apply to the agreements or other arrangements existing on the Closing Date and set forth on Schedule 6.06(b);

(B) the foregoing shall not apply to restrictions and conditions imposed by Requirements of Law or by any Loan Document;

(C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any assets or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets or Subsidiary that is to be sold and such sale is permitted hereunder;

(D) clause (b)(i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(E) clause (b)(i) above shall not apply to any commercial agreement which includes a license grant to a third party in or to Intellectual Property to the extent the license grant to such third party prohibits the encumbrance or transfer of such Intellectual Property;

(F) clause (b)(i) above shall not apply to customary provisions in leases and licenses and other contracts restricting the assignment or pledge thereof;

(G) clause (b)(i) above shall not apply to restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(H) the foregoing shall not apply to any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (A) through (G) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive in the good faith judgment of the Borrower with respect to such encumbrances and restrictions than those that existed prior to such amendment, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing.

SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire (by division or otherwise) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided, that the foregoing restriction shall not apply to:

(a) Indebtedness incurred pursuant to Section 6.01(c) and (h);

(b) Investments permitted by Section 6.04(a), (c), (e), and (f);

(c) Restricted Payments permitted by Section 6.06;

(d) any payment of compensation or fees to, or the provision of loans to, employees, officers, directors or shareholders made in the ordinary course of business or otherwise expressly permitted hereunder;

(e) transactions between or among the Borrower and the Guarantors or any Person that becomes a Guarantor as a result of such transaction; and

(f) transactions set forth on Schedule 6.07.

SECTION 6.08. Business of the Borrower and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental or related thereto and reasonable extensions thereof.

SECTION 6.09. Other Indebtedness and Agreements.

(a) Permit any waiver, supplement, modification or amendment of any Loan Party’s certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders or the holders of the Warrants in any material respect.

(b) Directly or indirectly change or amend the terms of any (i) Indebtedness subordinated to the Obligations (if any) except to the extent permitted by the applicable subordination agreement or (ii) any other Indebtedness subordinated to the Obligations (if any) not subject to a subordination agreement if the effect of such change or amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to the Loan Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Loan Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the Loan Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Loan Parties, Administrative Agent or Lenders.

(c) Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness subordinated to the Obligations (if any) or Indebtedness secured by a junior priority Lien, except (i) regularly scheduled payments of principal, interest and other amounts as and when due; provided that such payment is not prohibited by any subordination provisions applicable thereto, and (ii) payments of intercompany Indebtedness permitted under Section 6.01.

SECTION 6.10. Financial Covenants.

(a) Minimum Consolidated Total Net Sales. (i) Commencing with the fiscal quarter ending December 31, 2018, and ending with the fiscal quarter immediately preceding the Maturity Date (or the First Leverage Test Quarter in the event the Borrower elects for clause (a)(iii) to apply), permit the Consolidated Total Net Sales of the Borrower and its Subsidiaries as of the last day of each fiscal quarter set forth below during such period (each an “Actual Amount”) to be less than the amount set forth opposite the last day of such fiscal quarter (each a “Minimum Amount”):

Fiscal Quarter Ending on or About	Minimum Consolidated Total Net Sales
December 31, 2018	$	[***]
March 31, 2019	$	[***]
June 30, 2019	$	[***]
September 30, 2019	$	[***]
December 31, 2019	$	[***]
March 31, 2020	$	[***]
June 30, 2020	$	[***]
September 30, 2020	$	[***]
December 31, 2020	$	[***]
March 31, 2021	$	[***]
June 30, 2021	$	[***]
September 30, 2021	$	[***]
December 31, 2021	$	[***]
March 31, 2022	$	[***]
June 30, 2022	$	[***]
September 30, 2022	$	[***]
December 31, 2022	$	[***]
March 31, 2023	$	[***]
June 30, 2023 and the last day of each fiscal quarter ending thereafter	$	[***]

; provided, however, if the Actual Amount for any subject fiscal quarter is less than the Minimum Amount for such subject fiscal quarter (the amount of any such short-fall, a “Deficiency Amount”), then the Loan Parties shall nonetheless remain in compliance with the requirements of this Section 6.10(a) if (and only if): (A) the Actual Amount for the immediately preceding fiscal quarter exceeded the Minimum Amount for such immediately preceding fiscal quarter by an amount in excess of such Deficiency Amount; (B) a Deficiency Amount has not resulted (i) with respect to more than three fiscal quarters prior to such subject quarter during the term of this Agreement or (ii) with respect to the fiscal quarter ending December 31, 2018 or March 31, 2019; (C) no Default or Event of Default shall have occurred and be continuing; (D) the Loan Parties shall otherwise be in compliance with the financial covenants in this Section 6.10; and (E) no Equity Cure Right has been exercised for such fiscal quarter.

(ii) If the Total Leverage Ratio as of the last day of any fiscal quarter is less than or equal to 4.00:1.00, then by irrevocable written notice from the Borrower delivered to the Administrative Agent not later than the date on which financial statements and a Compliance Certificate for such fiscal quarter are required to be delivered pursuant to Section 5.04, the Borrower may elect to have the Loan Parties’ compliance with this Section 6.10(a) determined pursuant to subsection (iii) below. Any such election shall be irrevocable and following delivery thereof the Loan Parties’ compliance with this Section 6.10(a) shall be determined pursuant to subsection (iii) below as of the last day of the fiscal quarter identified in such notice (such quarter, the “First Leverage Test Quarter”) and each fiscal quarter end thereafter prior to the Maturity Date.

(iii) Commencing with the last day of the First Leveraged Test Quarter and ending with the last day of the last fiscal quarter ending prior to the Maturity Date, permit the Consolidated Total Net Sales of the Borrower and its Subsidiaries as each such fiscal quarter end to be less than the Minimum Amount set forth opposite the last day of the First Leverage Test Quarter in subsection (i) above. For the avoidance of doubt, a Deficiency Amount in respect of the First Leverage Test Quarter or any fiscal quarter thereafter ending prior to the Maturity Date shall constitute an Event of Default.

(b) Minimum Consolidated EBITDA. Commencing with the fiscal quarter ending December 31, 2018 and ending with the last fiscal quarter ending prior to the Maturity Date, permit the Consolidated EBITDA of the Borrower and its Subsidiaries for the twelve consecutive month period ended on the last day of each fiscal quarter set forth below to be less than the amount set forth opposite the last day of such fiscal quarter:

Fiscal Quarter Ending on or About	Minimum EBITDA
December 31, 2018	$	[***]
March 31, 2019	$	[***]
June 30, 2019	$	[***]
September 30, 2019	$	[***]
December 31, 2019	$	[***]
March 31, 2020	$	[***]
June 30, 2020	$	[***]
September 30, 2020	$	[***]
December 31, 2020	$	[***]
March 31, 2021	$	[***]
June 30, 2021	$	[***]
September 30, 2021	$	[***]
December 31, 2021	$	[***]
March 31, 2022	$	[***]
June 30, 2022	$	[***]
September 30, 2022	$	[***]
December 31, 2022	$	[***]
March 31, 2023	$	[***]
June 30, 2023 and the last day of each fiscal quarter ending thereafter	$	[***]

(c) Minimum Liquidity. Permit Liquidity to be less than $4,000,000 at any time.

(d) Maximum Total Leverage Ratio. Commencing with the last day of the First Leveraged Test Quarter and ending with the last day of the last fiscal quarter ending prior to the Maturity Date, permit the Total Leverage Ratio of the Borrower and its Subsidiaries as of each such fiscal quarter end to be greater than 4.00:1.00.

(e) Cure Rights.

(i) In the event the Borrower and its Subsidiaries fail to comply with the financial covenant contained in Section 6.10(b) on the last day of any fiscal quarter (an “EBITDA Financial Covenant Default”), the Loan Parties shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure Right”):

(ii) In the event the Loan Parties desire to cure any EBITDA Financial Covenant Default, the Borrower shall deliver to the Administrative Agent irrevocable written notice of its intent to cure (a “EBITDA Cure Notice”) no later than the date on which financial statements and a Compliance Certificate are required to be delivered for the period ending on the last day of the fiscal quarter with respect to which such EBITDA Financial Covenant Default occurred (each a “Testing Date”). The EBITDA Cure Notice shall set forth the calculation of the applicable EBITDA Financial Covenant Cure Amount (as hereinafter defined).

(iii) In the event (A) the Borrower delivers an EBITDA Cure Notice pursuant to subsection (ii) above, (B) the Borrower shall have issued and sold its Qualified Capital Stock during the period commencing on the Closing Date and ending not later than 30 days following the applicable Testing Date (the “Equity

Cure Period”) for cash consideration, or the Borrower shall have received cash capital contributions within the Equity Cure Period (such cash consideration and cash capital contributions, the “Equity Cure Proceeds”), in an aggregate amount (reduced by any EBITDA Financial Covenant Cure Amount determined and applied with reference to any prior Testing Date pursuant to this subsection (e)) at least equal to the minimum amount which when added to Consolidated EBITDA for the Test Period ending on the applicable Testing Date would result in the Loan Parties being in pro forma compliance with such financial covenant as of such Testing Date for such Test Period (the “EBITDA Financial Covenant Cure Amount”), (C) the EBITDA Financial Covenant Cure Amount with respect to any Test Period does not exceed [***]% of Consolidated EBITDA for such Test Period (before giving effect to any deemed increase pursuant to this subsection (e)), and (D) as of the 30th day following the applicable Test Date, Liquidity shall exceed the EBITDA Financial Covenant Cure Amount, then the EBITDA Financial Covenant Cure Amount shall be deemed to be included in Consolidated EBITDA for such applicable Test Period solely for purposes of determining compliance with the financial covenant set forth in Section 6.10(b) for the relevant Testing Date and for each subsequent Test Period that includes such Testing Date and not for any other Test Period or any other purpose hereunder (including but not limited to determining compliance with any other financial covenant set forth in Section 6.10, the availability or amount of any covenant baskets or carve-outs and, for the avoidance of doubt, no EBITDA Financial Covenant Cure Amount shall be deemed to constitute cash or Permitted Investments for purposes of calculating minimum Liquidity).

(iv) The Equity Cure Right shall not be exercised (i) more than two (2) times in any four (4) consecutive fiscal quarters, (ii) more than four (4) times during the term of this Agreement, (iii) in consecutive fiscal quarters, (iv) for the fiscal quarter ending December 31, 2018, (v) in respect of any fiscal quarter in which a Deficiency Amount exists or the Loan Parties shall otherwise not be in compliance with the financial covenants in this Section 6.10, or (vi) if any other Default or Event of Default shall have occurred and be continuing.

(v) Upon receipt by the Borrower of Equity Cure Proceeds during the applicable Equity Cure Period in the minimum amount with respect to an EBITDA Financial Covenant Default as of a Testing Date which would result in the Loan Parties being in pro forma compliance with the financial covenant set forth in Section 6.10(b) as of such Testing Date (and satisfaction of the other conditions precedent set forth in subsection (iii) above), that EBITDA Financial Covenant Default shall be deemed cured effective retroactively as of such Testing Date. For purposes of clarity, during the Equity Cure Period, no default interest pursuant to Section 2.08 shall be applicable or charged in respect of or as a result of the Event of Default otherwise timely cured pursuant to this Section 6.10(e).

(vi) Until the earlier of the end of the applicable Equity Cure Period or the date on which the Administrative Agent learns that sufficient Equity Cure Proceeds are not reasonably likely to be received by the Borrower prior to such date, unless necessary to prevent fraud, material impairment of the rights of the Administrative Agent or Lenders under this Agreement or the tolling of an applicable statute of limitations, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans, and none of the Administrative Agent, the Collateral Agent or any Lender or other secured party shall exercise any right to foreclose on or take possession of the Collateral or take any other remedy or action against the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 6.10(b) hereof; provided, that until timely receipt of Equity Cure Proceeds in the EBITDA Financial Covenant Cure Amount (and satisfaction of the other conditions precedent set forth in subsection (iii) above), such Event of Default shall continue to exist and the Administrative Agent and Lenders shall be entitled to all of their rights with respect thereto except for the charging of default interest pursuant to Section 2.08 during the Equity Cure Period and as otherwise prohibited by this subsection (vi).

SECTION 6.11. Fiscal Year. Change the manner of determining the last day of their fiscal year from their historical practice without the consent of the Administrative Agent (not to be unreasonably delayed, denied or conditioned).

SECTION 6.12. Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.

SECTION 6.13. Accounting Changes; Jurisdiction of Organization; Organizational Documents. Materially change, nor shall any Loan Party materially change, its (a) accounting treatment or reporting practices, except as required by GAAP or any other applicable Requirement of Law, rule or regulation, (b) without ten (10) days’ prior written notice to the Administrative Agent, its name as it appears in official filings in its jurisdiction of organization, (c) without thirty (30) days’ prior written notice to the Administrative Agent, its jurisdiction of organization; provided that (i) such new jurisdiction of organization shall be one of the states of the United States of America or the District of Columbia and (ii) the Administrative Agent shall have provided its consent in writing to any change in the jurisdiction of incorporation of the Borrower or any other Loan Party, or (d) in the case of the Borrower, its certificate of incorporation or by laws in any manner (i) that affects the terms of the Series W Preferred Stock, including, without limitation, reducing the voting rights of the Series W Preferred Stock, or (ii) that is adverse to the Agents or the Lenders.

SECTION 6.14. Employee Benefits. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) cause or suffer to exist any event that could result in the imposition of a Lien on any Plan or any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Plan or Multiemployer Plan or (ii) fail to administer any Plan in compliance with its terms and with ERISA and the Code and all other applicable laws and regulations.

SECTION 6.15. Use of Proceeds. Use any portion of the Loan proceeds, (i) directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or others incurred to purchase or carry Margin Stock, or (ii) except as would not be reasonably be expected to result in a Material Adverse Effect, in any manner which is in contravention of any Requirement of Law or (iii) in any manner constituting a material violation of this Agreement. The Borrower and its Subsidiaries shall not knowingly, and shall use commercially reasonable efforts to ensure that their respective directors, officers, employees, Representatives and Affiliates shall not knowingly, use any portion of the Loan proceeds (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anticorruption Laws, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Person or in any country, region or territory that at the time of such funding is a Sanctioned Person or Sanctioned Jurisdiction, in violation of applicable laws, or (iii) in any manner that would result in the violation of Sanctions by any party hereto.

SECTION 6.16. Anticorruption Laws, Sanctions and USA PATRIOT Act. Fail to comply with, or permit any of their Subsidiaries, directors, officers, employees, Representatives or Affiliates to fail to comply with, the USA PATRIOT Act and the laws, regulations and executive orders referred to in Section 3.23 and Section 3.24.

SECTION 6.17. Hazardous Materials. (a) Cause or suffer to exist, or permit any of their Subsidiaries to cause or suffer to exist, a Release of any Hazardous Material at, on, under, to or from any real estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real estate (whether or not owned by any Loan Party or any Subsidiary of any Loan Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) be determined to be a “potentially responsible party” (as defined in applicable Environmental Laws) by any Governmental Authority having jurisdiction over the Subject Property with respect to any Environmental Liabilities related to the Subject Property.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or pursuant to any Loan Document or the borrowings hereunder, or any representation or warranty contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Sections 5.01(a) (with respect to the Borrower only), 5.04(a), (b), (c), (d) or (h), 5.05(a)(i) 5.08 or 5.16 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice may be given at the discretion of the Administrative Agent and shall be given at the request of any Lender) or (ii) actual knowledge thereof of the Borrower;

(f) (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without any further giving of notice, or lapse of time, or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar Requirement of Law, (ii) the appointment of a liquidator, receiver, administrative receiver, compulsory manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary, (iii) the winding-up, liquidation, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any Subsidiary or (iv) any analogous proceeding, procedure or step is taken in any jurisdiction (an “Insolvency Proceeding”); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar Requirement of Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a liquidator, receiver, administrative receiver, compulsory manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action of its board of directors or similar governing body for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against the Borrower, any Subsidiary or any combination thereof (in each case to extent not fully covered by a solvent independent third-party insurance company as to which the insurer has been notified of the potential claim and such insurer has affirmed coverage in writing for such claim) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $[***] (net of amounts reimbursable under an enforceable insurance policy for which the applicable insurer has been notified and has not denied or contested coverage in writing) or (ii) is for injunctive relief and would reasonably be expected to result in a Material Adverse Effect;

(j) (i) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect, or (ii) the assets of the Borrower or any other Loan Party shall constitute “plan assets” within the meaning of Section 3(42) of ERISA;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby to the extent required thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or the Collateral Agent’s failure to file any UCC-1 financing statement that the Collateral Agent has been authorized to file pursuant to the Guarantee and Collateral Agreement or any Intellectual Property Security Agreement (as defined in the Guarantee and Collateral Agreement) that has been duly executed by the applicable Loan Party and delivered to the Collateral Agent for filing;

(m) there shall have occurred a Change in Control;

(n) (i) the FDA or any other Governmental Authority (A) issues a letter or other communication asserting any Product lacks a required Regulatory Authorization, or (B) initiates enforcement action against, or issues a warning letter with respect to the Borrower, or any of its Subsidiaries or any of their Products or the manufacturing facilities therefor, that (with respect to clauses (A) or (B)) causes the Borrower or any of its Subsidiaries to discontinue marketing or withdraw any of its material Products, or causes a delay in the manufacture of any of its material Products, which discontinuance, withdrawal or delay could reasonably be expected to last for more than 60 days, (ii) there is a recall of any Product (including all derivative and other names relating to each franchise in any jurisdiction) which in the aggregate generates revenue representing 10% or more of the revenue of the Borrower and any of its Subsidiaries in the aggregate over any consecutive twelve (12) month period or (iii) the Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $[***];or

(o) if, at any time, either David Fann or Stephen Woody shall cease to be employed full time by the Borrower and actively working as a senior executive officer of the Borrower, unless within 90 days after such individual ceases to be employed full time and actively working as a senior executive officer of the Borrower, the Borrower hires a replacement for such individual approved in writing by the Administrative Agent in its sole discretion;

then, and in every such event (other than an event with respect to the Borrower described in clauses (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written notice of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) exercise any other remedies which may be available under the Loan Documents or applicable law; and in any event with respect to the Borrower described in clauses (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent.

SECTION 8.01. Appointment. Each of the Lenders hereby irrevocably appoints Hayfin Services LLP to act on its behalf as the Administrative Agent and Collateral Agent (collectively, the “Agents”) hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders, and none of the Borrower or any of its Subsidiaries will have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as an Agent hereunder will have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” will, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any of its Affiliates as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions.

(a) Neither Agent will have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. Without limiting the generality of the foregoing, no Agent:

(i) will be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) will have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as will be expressly provided for herein or in the other Loan Documents); provided that no Agent will be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law; and

(iii) will, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and will not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) No Agent will be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as will be necessary, or as such Agent believes in good faith will be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent will be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by a Loan Party or a Lender.

(c) No Agent will be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 8.04. Reliance by Agent. Each Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and will not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent has received notice to the contrary from such Lender prior to the making of such Loans. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article will apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and will apply to their respective activities in connection with the syndication of the facility as well as activities as the applicable Agent. No Agent will be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation of an Agent.

(a) Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders will have the right, in consultation with the Borrower, to appoint a successor. If no such successor will have been so appointed by the Required Lenders and will have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as will be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but will not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation will become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Agent will be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent will continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (ii) if such retiring Agent is the Administrative Agent, except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent will instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the applicable retiring Agent (other than any rights to indemnity payments owed to such retiring Agent), and the retiring Agent will be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent will be the same as those payable to its predecessor unless otherwise agreed among the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 will continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Affiliates and based on such documents and information as it will from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. Agents May File Proofs of Claim. In case of the pendency of any insolvency proceeding or any other judicial proceeding relative to the Borrower, the Agents (irrespective of whether the principal of the Loans will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent has made any demand on the Borrower) will be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid hereunder or under any other Loan Document to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.06, 2.17, 8.10 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to each Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.06, 2.17 and 9.05.

SECTION 8.09. Collateral, Guarantee and Other Matters.

(a) Without limiting the provisions of Section 8.08, the Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) on the Maturity Date (or such earlier date on which the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or (C) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders; and

(ii) to release any Guarantor from its obligations under its Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under its Guarantee pursuant to this Section 8.09.

(b) The Collateral Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower or any other Loan Party in connection therewith, nor will the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) The Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or any Security Document which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to any such Security Document or protect and preserve the Collateral Agent’s ability to enforce the Liens or realize upon the Collateral.

SECTION 8.10. Expenses; Indemnity. Each Lender agrees to reimburse an Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party) promptly upon demand, severally and ratably, for any costs and expenses (including (i) fees, charges and disbursements of financial, legal and other advisors and consultants and taxes paid in the name of, or on behalf of, any Loan Party in connection with any default or enforcement of rights hereunder or under any other Loan Document, or (ii) any other reasonable fees, charges and disbursements of financial, legal and other advisors and consultants and taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by such Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify an Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party), severally and ratably, from and against Liabilities (including taxes, interest and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against an Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Parties under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to an Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. To the extent required by any applicable Requirements of Law, an Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax (including withholding taxes imposed under Chapters 3 and 4 of subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Lender

(because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify an Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or an Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by such Agent, including reasonable legal expenses, allocated internal costs and out-of-pocket expenses. Each Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which such Agent is entitled to indemnification from such Lender under this Section 8.10.

SECTION 8.11. Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agents and all other Secured Parties, that such Secured Party is bound by (and, if requested by an Agent, shall confirm such agreement in a writing in form and substance acceptable to such Agent) this Article VIII, Sections 2.19, 2.21, 9.01, 9.04 and 9.16 and the decisions and actions of Agents and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 8.10 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (ii) each of the Agents and the Secured Parties party hereto shall be entitled to act at their sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 8.12. Other Titled Parties. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, any syndication agent and any documentation agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that any syndication agent and any documentation agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, no syndication agent nor any documentation agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Electronic Communications. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto (or with respect to a Lender, in its Administrative Questionnaire) or (ii) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Administrative Agent and Collateral Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent. Transmissions made by electronic mail to the Administrative Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Administrative Agent applicable at the time and previously communicated to the Borrower, and (z) if receipt of such transmission is acknowledged by the Administrative Agent.

All communications described in the preceding paragraph and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, and (iv) if delivered by electronic mail, upon sender’s receipt of confirmation of proper transmission; provided, however, that no communications to the Administrative Agent pursuant to Article II shall be effective until received by the Administrative Agent. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to such Lender should be directed, of the addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless a working electronic mail address has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.11, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. Subject to the terms of the preceding sentence and the provisions of the first paragraph of this Section 9.01, each of the Administrative Agent, the Lenders, each Loan Party and each of their Related Parties, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Loan Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

Subject to the provisions of the first paragraph of this Section 9.01, (i)(A) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (B) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Uniform Commercial Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Administrative Agent, each other Secured Party and each Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any E-Signature under the provisions of any applicable Requirements of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any E-Signature has been altered after transmission.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on a secure web-based platform (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the

Administrative Agent promptly that any such document contains MNPI: (1) the Loan Documents, including all schedules thereto, and administrative materials of a customary nature prepared by the Loan Parties or the Administrative Agent, (2) notification of changes in the terms of the Credit Facilities and (3) all financial statements and certificates delivered pursuant to Sections 5.04(a), (b), (c) and (d).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM AND ALL ELECTRONIC TRANSMISSIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM OR ELECTRONIC TRANSMISSIONS AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS AND ELECTRONIC TRANSMISSIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM OR ELECTRONIC TRANSMISSIONS. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS OR ELECTRONIC TRANSMISSIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE BORROWER, EACH OTHER LOAN PARTY EXECUTING THIS AGREEMENT, EACH LENDER AND EACH OTHER SECURED PARTY AGREES THAT ADMINISTRATIVE AGENT AND ITS RELATED PARTIES HAVE NO RESPONSIBILITY FOR MAINTAINING OR PROVIDING ANY EQUIPMENT, SOFTWARE, SERVICES OR ANY TESTING REQUIRED IN CONNECTION WITH ANY ELECTRONIC TRANSMISSION.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent by Electronic Transmission to its e-mail address provided for such purpose shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by Electronic Transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. Furthermore, the Administrative Agent is hereby authorized by each Loan Party and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on a secure web-based platform.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document (other than contingent indemnification, yield protection, tax gross-up and expense reimbursement obligations, in each case, in respect of which no claim has been asserted) is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.15, 2.17, 2.21, 9.05 and 9.06 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any other term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees, all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that:

(i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that this clause (i) shall not apply to an assignment made to an existing Lender or an Affiliate or Related Fund of any existing Lender and simultaneous assignments by or to two or more Affiliates or Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met in this clause (i);

(ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided, that such fee may be waived or reduced in the sole discretion of the Administrative Agent;

(iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain MNPI about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Laws, including Federal and state securities laws) and all applicable tax forms (including all tax forms requested pursuant to Section 2.21(f)); and

(iv) notwithstanding any provision to the contrary herein, assignments shall not be required to be pro rata between the Credit Facilities.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby, free and clear of any adverse claim, and that its Term Loan Commitment, and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan

Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower solely with respect to the actions described in this Section 9.04(d), shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Administrative Agent, Collateral Agent, such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice. This Section 9.04(d), Section 9.04(e) and Section 9.04(f) below shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(e) (i) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (a) above, if applicable, and, if required, the written consent of the Administrative Agent and, if required, the Borrower, to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (e).

(ii) Upon acceptance and recording pursuant to this Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement; provided that no assignee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled on the date of assignment to receive any greater amount pursuant to Section 2.15 or 2.21 than that to which the assigning Lender would have been entitled had no such assignment occurred (it being understood that nothing in this provision shall be construed to deny such assignee any increase subsequent to the date of assignment in the amount that such assignee is entitled to receive under Section 2.15 or 2.21 on account of increases in deduction for Taxes after the date of such assignment) and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 9.05, as well as to any fees accrued for its account and not yet paid).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than a natural person, the Borrower, the Borrower’s Affiliates or any Competitor of the Borrower) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation); provided, that such Person agrees to be subject to the obligations of such provisions to the same extent as if it were a Lender (it being understood that the documentation required under Section 2.21(f) shall be delivered to the participating Lender), and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers set forth in Sections 9.08(b)(i), (b)(ii) and (b)(iii) (subject in each case to the exceptions and provisos set forth therein)). To the extent permitted by Requirements of Law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.19 as though it were a Lender. Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent of the Borrower solely with respect to the actions described in this Section 9.04(f), shall maintain a register for the recordation of the names and addresses of its participants and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or such disclosure is otherwise required hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity.

(a) Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Administrative Agent, Collateral Agent or Required Lenders, shall be at the expense of such Loan Party, and none of the Administrative Agent, Collateral Agent or any other Secured Party shall be required under any Loan Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor except as expressly provided therein. The Borrower agrees to pay from time to time, upon presentation of a reasonably detailed statement, (1) all reasonable and documented expenses incurred by HFS, the Administrative Agent and the Collateral Agent (including, but not limited to, the reasonable and documented costs of consultants, professionals and one primary external legal counsel, one regulatory counsel and one local counsel in each jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to each affected group similarly situated taken as a whole, to HFS, the Administrative Agent and the Collateral Agent) in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and (2) incurred by HFS, the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable and documented fees, charges and disbursements of McGuireWoods LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of one firm of local counsel in each relevant jurisdiction and one firm of regulatory counsel, in each case, for the Agents and one firm of local counsel in each relevant jurisdiction and one firm of regulatory counsel, in each case, for the Lenders (as a group), and, in the case of a conflict of interest, one additional separate counsel, regulatory counsel and local counsel, as applicable, for each group of similarly affected parties, after notice to the Borrower.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements (subject to the limitations set forth in Section 9.05(a)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) to the extent relating to any of the foregoing, any actual or alleged exposure to, presence on or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent (A) determined by a court of competent jurisdiction in a final and non-appealable judgment (i) to have resulted from the willful misconduct or gross negligence of such Indemnitee, (ii) to have arisen from a breach in bad faith of such Indemnitee’s obligations under this Agreement or (iii) to have arisen out of any claim, litigation, investigation or proceeding that does not involve an act or omission of any Loan Party and that is brought by an Indemnitee against another Indemnitee (excluding any such claims against the relevant Indemnitee in its capacity or in fulfilling its role as Agent or any similar role relating to the Credit Facilities), (B) they arise from any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (C) they arise out of acts first occurring or conditions first existing after any foreclosure proceeding, granting of a deed-in-lieu of foreclosure or similar transfer of title or possession of the Collateral.

(c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent under clauses (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Commitments at the time.

(d) Each party hereto agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its subsidiaries, affiliates, equityholders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct damages (as opposed to indirect, special, punitive or consequential damages) determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any other term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable within ten (10) Business Days of written demand therefor.

(f) This Section 9.05 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages or similar amounts arising from any non-Tax claim.

SECTION 9.06. Right of Setoff. Each Lender shall, upon the occurrence and continuance of any Event of Default described in Section 7.01(g) or Section 7.01(h) or, with the consent of the Administrative Agent, upon the occurrence and continuance of any other Event of Default, have the right at any time and from time to time, except to the extent prohibited by Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender that are then due, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document, provided that any such appropriation and application shall be subject to the provisions of Section 2.19. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING THERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement, nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or, in the case of any Loan Document other than this Agreement, pursuant to an agreement or agreement in writing entered into by each of the parties hereto with the written consent of the Required Lenders) provided, however, that no such agreement shall:

(i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest (other than any waiver of default interest imposed pursuant to Section 2.08) on any Loan, without the prior written consent of each Lender directly adversely affected thereby;

(ii) increase or extend the Commitment (or reinstate any terminated Commitment) or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, provided that it is understood and agreed that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender;

(iii) amend or modify the pro rata requirements of Section 2.18 (other than for the purpose of permitting non-pro rata purchases of Loans by the Borrower when no Default exists pursuant to arrangements reasonably acceptable to the Administrative Agent that require (x) such purchases to be offered to all Lenders in a Class on a ratable basis and (y) that any Loans so purchased by the Borrower will be cancelled), the provisions of Section 9.04(i) or the provisions of this Section or release or discharge the Borrower or all or substantially all of the Guarantors or release, discharge or subordinate Agent’s Lien on all or substantially all of the Collateral (other than pursuant to the express provisions of the Loan Documents), without the prior written consent of each Lender;

(iv) amend or modify the provisions of any Loan Document in a manner that imposes any additional restriction on any Lender’s ability to assign any of its Loans or Commitments or other rights or obligations under the Loan Documents, without the prior written consent of each Lender directly adversely affected thereby;

(v) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to the Lenders holding Loans of one Class differently from the rights of the Lenders holding Loans of any other Class without the prior written consent of the Lenders holding all of the outstanding Loans and unused Commitments of each such adversely affected Class;

(vi) amend Section 2.14(e) of this Agreement or Section 15(a) of the Guarantee and Collateral Agreement, in each case without the prior written consent of each Lender;

(vii) amend the definition of the term “Required Lenders” without the prior written consent of each Lender; or

(viii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder, or any provision providing for consent or other action by all Lenders, without the prior written consent of each Lender directly adversely affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (x) to correct or cure obvious errors, omissions, defects or errors and omissions of a technical nature or (y) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, in each case, so long as the Lenders shall have received at least five (5) Business Days prior written notice thereof and the Required Lenders shall not have objected thereto. The Security Documents, each intercreditor agreement entered into by the Administrative Agent from time to time in accordance with the terms hereof and related documents executed in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order to comply with local law or advice of local counsel, to cure obvious omissions, inconsistencies or defects or to cause such Security Document, intercreditor agreement or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by electronic transmission (including “.pdf’ or “.tif’) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, the Subsidiaries or their respective properties in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in Section 9.15(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors any numbering, administrative or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Laws or regulations or by any subpoena or similar legal process or requested or demanded by any Governmental Authority, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16, (h) to any credit insurer or reinsurer, nationally recognized rating agency or to the extent necessary or customary for inclusion in league table measurements, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration, settlement and management of this Agreement and the Loan Documents and to any other party hereto. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or any Subsidiary or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person accords its own confidential information. The Borrower shall not, and neither shall the Borrower permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Loan Party) using the name, logo or otherwise referring to HFS or of any of its Affiliates, without the prior consent of HFS except to the extent required to do so under applicable Requirements of Laws, rules, regulations and decrees and orders of any Governmental Authority and then, to the extent permitted under applicable Requirements of Law, only after consulting with HFS. Notwithstanding anything above, the Lenders and/or any Affiliate thereof may disclose: the type of business in which the Loan Parties are engaged; any agent, arranger or similar title; the class, percentage of class, cost basis and fair value of any Loans held by such Lender and or any Affiliate under this Agreement and the amount of such Loans; and the relationship of such Lender and its Affiliates to the Loan Parties in respect of this Agreement; provided that no such disclosure shall include, or in any way describe, the sales or earnings results or projections of the Loan Parties (except in connection with general statistical summaries or analyses of the portfolio investments that do not specify or identify any of the Loan Parties), or any terms of any contracts to which any Loan Party is a party or any counterparty thereto and the terms of such contracts, in each case without the prior consent of the Borrower.

SECTION 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the USA PATRIOT Act.

SECTION 9.19. No Fiduciary Relationship. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Loan Party by the Agents or any Lender.

SECTION 9.20. Marshaling; Payments Set Aside. None of the Administrative Agent, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that the Borrower makes payment(s) or the Collateral Agent enforces its Liens or the Administrative Agent, the Collateral Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

SECTION 9.21. Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AVADIM HEALTH, INC.

By:	/s/ David Fann
Name: David Fann
Title: President

Address for Notices:

Avadim Health Inc. 81 Thompson Street Asheville NC 28803 Attention: David Fann (877) 677-2723 Email: david.fann@avadimhealth.com

With a copy to:

Chapman and Cutler LLP 1270 Avenue of the Americas 30th Floor New York. New York 10020 Attention: Nicholas Whitney (212) 655-6000 Email: whitney@chapman.com

Signature Page to Credit Agreement (Avadim Health, Inc.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAYFIN SERVICES LLP, as Administrative Agent and Collateral Agent

By:	/s/ David Rushford
Name: David Rushford
Title: Authorised signatory

Address for Notices:

Hayfin Services LLP
One Eagle Place, London, SW1Y 6AF United Kingdom Attn: Loanops / Legal Facsimile: +44 0207 692 4641 Phone: +44 0207 074 2900

Signature Page to Credit Agreement (Avadim Health, Inc.)

Hayfin SOF II Luxco 2 S.á r.l., as Lender

By:	/s/ Karen Jemmison
Name: Karen Jemmison
Title: Director

Hayfin Opal III L.P., as Lender

By:	Hayfin Opal III GP Limited in its capacity as general partner of Hayfin Opal III L.P.

By:	/s/ David Rushford
Name: David Rushford
Title: Authorised signatory

Hayfin Topaz Luxco 2 S.C.A., as Lender

By:	Hayfin Topaz Sár.l. in its capacity as managing shareholder of Hayfin Topaz Luxco 2 S.C.A.

By:	/s/ Karen Jemmison
Name: Karen Jemmison
Title: Director

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), is made and entered into as of June 14, 2019, by and among AVADIM HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors (capitalized terms used, but not defined in this preamble and the recitals below have the meanings given to them in Section 1 below), the Lenders party hereto and HAYFIN SERVICES LLP (in its individual capacity, “HFS”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

PRELIMINARY STATEMENT:

WHEREAS, pursuant to that certain Credit Agreement, dated as of October 5, 2018 (as the same has been amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment, and as the same may be further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, the Administrative Agent and the Collateral Agent, the Lenders committed to make certain loans and other financial accommodations to the Borrower upon the terms and conditions set forth therein;

WHEREAS, the Borrower delivered to Administrative Agent a notice pursuant to Section 2.01(b)(i) of the Existing Credit Agreement requesting (i) an Incremental Term Loan constituting an increase to the initial Term Loan made to the Borrower on the Closing Date (such initial Term Loan, the “Existing Term Loan”) in the aggregate principal amount of $5,000,000.00 (such Incremental Term Loan, the “First Amendment Incremental Term Loan”) and (ii) Incremental Term Loans in the form of delayed draw term loans having the same pricing, final maturity, amortization and other terms of the Existing Term Loan in the aggregate principal amount of up to $5,000,000.00 (such Incremental Term Loan, the “First Amendment Incremental Delayed Draw Term Loan” and together with the First Amendment Incremental Term Loan, the “First Amendment Incremental Facilities”);

WHEREAS, the Borrower and the other Loan Parties have requested that the Administrative Agent and the Lenders amend certain provisions of the Existing Credit Agreement to, among other things, effectuate the First Amendment Incremental Facilities, and subject to the terms and conditions of this Amendment, the Administrative Agent and the Lenders have agreed to make such amendments;

WHEREAS, the Lenders signatory hereto severally and not jointly agree to extend the First Amendment Incremental Term Loans on the First Amendment Effective Date and to provide on the First Amendment Effective Date a commitment to advance the First Amendment Incremental Delayed Draw Term Loan in accordance with the terms of the Credit Agreement (in such capacity, the “Increasing Lenders”); and

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 1 of 20

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Sections 2.01(b) and 9.08 of the Existing Credit Agreement, the Borrower, the Guarantors, the Increasing Lenders, the Required Lenders and the Administrative Agent do hereby agree as follows:

1. DEFINITIONS.

a. Definitions. The following terms (whether or not underscored) when used in this Amendment, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Amendment” is defined in the preamble.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the recitals.

“Existing Credit Agreement” is defined in the recitals.

“Existing Term Loan” is defined in the recitals.

“First Amendment Effective Date” means the date on which the conditions precedent to the effectiveness of this Amendment as specified in Section 4 herein have been satisfied.

“First Amendment Incremental Delayed Draw Term Loan” is defined in the recitals.

“First Amendment Incremental Facilities” is defined in the recitals.

“First Amendment Incremental Term Loan” is defined in the recitals.

“Increasing Lender” is defined in the recitals.

“Lenders” means each lender from time to time party to the Credit Agreement.

b. Other Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement, as amended by this Amendment.

c. Other Interpretive Provisions. The rules of construction in Section 1.02 of the Credit Agreement shall be equally applicable to this Amendment.

2. FIRST AMENDMENT INCREMENTAL FACILITIES.

a. First Amendment Incremental Term Loan. Subject to the satisfaction of the conditions set forth in Section 4 below, (i) each Increasing Lender severally and not jointly agrees to lend to the Borrower on the First Amendment Effective Date, the First Amendment Incremental Term Loan in a principal amount equal to the amount set forth opposite such Increasing Lender’s name on Schedule 2.01 hereto under the heading “First Amendment Incremental Term Loans” and (ii) each of the parties hereto hereby agrees that the First Amendment Incremental Term Loans shall (A) constitute “Term Loans” for all purposes under the Credit Agreement and each other Loan Document and shall have terms and provisions identical to those applicable to the Existing Term Loans and (B) be deemed to be made in addition to the Existing Term Loans extended to the Borrower prior to the First Amendment Effective Date and not in repayment thereof. The First Amendment Incremental Term Loan shall be made as a single borrowing, with an initial Interest Period that commences on the First Amendment Effective Date and ends on the last day of the Interest Period applicable to the Existing Term Loans outstanding prior to the First Amendment Effective Date. During such initial Interest Period, the LIBO Rate applicable to the First Amendment Incremental Term Loan shall be the same LIBO Rate applicable for the Existing Term Loans outstanding as of the First Amendment Effective Date.

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 2 of 20

b. First Amendment Incremental Delayed Draw Term Loan. Subject to the satisfaction of the conditions set forth in Section 4 below, (i) each Increasing Lender severally and not jointly agrees to lend to the Borrower on the applicable Delayed Draw Funding Date, in accordance with and subject to the terms and conditions of the Credit Agreement, its portion of the applicable First Amendment Incremental Delayed Draw Term Loan in a principal amount equal to the applicable portion of the amount set forth opposite such Increasing Lender’s name on Schedule 2.01 hereto under the heading “First Amendment Incremental Delayed Draw Term Loans” and (ii) each of the parties hereto hereby agrees that the First Amendment Incremental Delayed Draw Term Loans shall, when funded, (A) constitute “Term Loans” for all purposes under the Credit Agreement and each other Loan Document and shall have terms and provisions identical to those applicable to the Existing Term Loans and (B) be deemed to be made in addition to the Existing Term Loans and the First Amendment Incremental Term Loans extended to the Borrower prior to the applicable Delayed Draw Funding Date and not in repayment thereof.

3. AMENDMENTS TO THE CREDIT AGREEMENT. Subject to the terms and conditions of this Amendment, including, without limitation, the satisfaction of the conditions precedent specified in Section 4 below, the Existing Credit Agreement is hereby amended as follows:

a. Section 1.01 of the Existing Credit Agreement, Defined Terms, is hereby amended by adding the following new definitions in proper alphabetical order:

“Delayed Draw Funding Date” means the each applicable date occurring after the First Amendment Effective Date upon which all of the conditions to funding a First Amendment Incremental Delayed Draw Term Loan set forth in Section 4.03 are satisfied and a First Amendment Incremental Delayed Draw Term Loan is funded.

“Delayed Draw Termination Date” means June 12, 2020.

“First Amendment” means that certain Amendment No. 1 to Credit Agreement, dated as of June 14, 2019, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means June 14, 2019.

“First Amendment Incremental Delayed Draw Term Loan” has the meaning specified in Section 2.01(d).

“First Amendment Incremental Delayed Draw Term Loan Availability Period” means, with respect to the First Amendment Incremental Delayed Draw Term Loan Commitment, the period from and including the first Business Day immediately following the First Amendment Effective Date to the earliest of (a) the Maturity Date, (b) the Delayed Draw Termination Date, and (c) the date of termination of the commitment of each Lender to make Term Loans pursuant to Section 7.01.

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 3 of 20

“First Amendment Incremental Delayed Draw Term Loan Commitment” shall mean, with respect to each applicable Lender, the commitment of such Lender to make its portion of the First Amendment Incremental Delayed Draw Term Loans hereunder in the amount set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its First Amendment Incremental Delayed Draw Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the First Amendment Incremental Delayed Draw Term Loan Commitments is $5,000,000.00.

“First Amendment Incremental Term Loan” has the meaning specified in Section 2.01(c).

“First Amendment Incremental Term Loan Commitment” shall mean, with respect to each applicable Lender, the commitment of such Lender to make its portion of the First Amendment Incremental Term Loan hereunder in the amount set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its First Amendment Incremental Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the First Amendment Incremental Term Loan Commitments is $5,000,000.00.

b. Section 1.01 of the Existing Credit Agreement, Defined Terms, is hereby further amended by amending and restating the following definitions therein:

“Term Lender” shall mean a Lender with a Term Loan Commitment, a First Amendment Incremental Term Loan Commitment, a First Amendment Incremental Delayed Draw Term Loan Commitment or an outstanding Term Loan.

“Term Loan” shall mean any term loan made by a Lender hereunder pursuant to Section 2.01 (for the avoidance of doubt, including, any initial Term Loan, any First Amendment Incremental Term Loan and any First Amendment Incremental Delayed Draw Term Loan), including, unless the context shall otherwise require, any Incremental Term Loan.

c. Section 2.01 of the Existing Credit Agreement, Loans, is hereby amended by adding the following new clauses (c) and (d) at the end thereof:

“(c) First Amendment Incremental Term Loan. Subject to the terms and conditions, and relying upon the representations and warranties, herein set forth, each Lender with a First Amendment Incremental Term Loan Commitment agrees, severally and not jointly, to make a term loan (the “First Amendment Incremental Term Loan”) to the Borrower on the First Amendment Effective Date in a principal amount equal to its entire First Amendment Incremental Term Loan Commitment. The First Amendment Incremental Term Loan shall be in Dollars and made by the Lenders in a single Borrowing on the First Amendment Effective Date. Amounts borrowed as a First Amendment Incremental Term Loan that are repaid or prepaid may not be reborrowed. Notwithstanding the foregoing, if no First Amendment Incremental Term Loan Commitment are requested and funded on the First Amendment Effective Date, all undrawn First Amendment Incremental Term Loan Commitments shall automatically be cancelled on the First Amendment Effective Date. The First Amendment Incremental Term Loan constitutes Term Loans hereunder and shall be made subject to the same terms and conditions as the initial Term Loans, including, without limitation, the Maturity Date.”

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 4 of 20

“(d) First Amendment Incremental Delayed Draw Term Loan. Subject to the terms and conditions, and relying upon the representations and warranties, herein set forth, each Lender with a First Amendment Incremental Delayed Draw Term Loan Commitment agrees, severally and not jointly, solely during the First Amendment Incremental Delayed Draw Term Loan Availability Period, to make a term loan (each a “First Amendment Incremental Delayed Draw Term Loan”) to the Borrower on each Delayed Draw Funding Date in a principal amount equal to its portion of the First Amendment Incremental Delayed Draw Term Loan Commitment requested by the Borrower pursuant to the terms hereof, which shall be in a minimum aggregate principal amount of $2,500,000.00. Each First Amendment Incremental Delayed Draw Term Loan shall be in Dollars and made by the Lenders in a single Borrowing on each Delayed Draw Funding Date. Amounts borrowed as a First Amendment Incremental Delayed Draw Term Loan that are repaid or prepaid may not be reborrowed. Notwithstanding the foregoing, if no First Amendment Incremental Delayed Draw Term Loan Commitment are requested and funded on the Delayed Draw Termination Date, all undrawn First Amendment Incremental Delayed Draw Term Loan Commitments shall automatically be cancelled on the Delayed Draw Termination Date. Each First Amendment Incremental Delayed Draw Term Loan constitutes Term Loans hereunder and shall be made subject to the same terms and conditions as the initial Term Loans, including, without limitation, the Maturity Date.”

d. Section 2.03 of the Existing Credit Agreement, Borrowing Procedure, is hereby amended by deleting such Section in its entirety and replacing it with the following new Section:

“Each Borrowing shall be made upon the Borrower’s irrevocable written notice delivered to the Administrative Agent substantially in the form of a Borrowing Request or in a writing in any other form acceptable to the Administrative Agent, which notice must be received by the Administrative Agent prior to 10:00 a.m. (New York City time) on the day which is three (3) Business Days prior to the Closing Date, the First Amendment Effective Date and the Delayed Draw Funding Date, as applicable. Such Borrowing Request shall specify:

(a) the amount of the Borrowing, which shall be in a minimum principal amount of $2,500,000.00;

(b) the requested Borrowing date, which shall be a Business Day;

(c) the number and location of the account to which funds are to be disbursed; and

(d) the Interest Period applicable to such Loans.

Upon receipt of a Borrowing Request, the Administrative Agent will promptly notify each applicable Lender of such Borrowing Request and of the amount of such Lender’s portion of the Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.”

e. Section 2.10 of the Existing Credit Agreement, Termination of Commitments, is hereby amended by deleting such Section in its entirety and replacing it with the following new Section 2.10:

“SECTION 2.10 Termination of Commitments. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. The First Amendment Incremental Term Loan Commitments shall automatically terminate upon the making of the First Amendment Incremental Term Loans on the First Amendment Effective Date. The applicable portion of the First Amendment Incremental Delayed Draw Term Loan Commitments shall automatically terminate upon the making of the corresponding applicable First Amendment Incremental Delayed Draw Term Loan on the applicable Delayed Draw Funding Date.”

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 5 of 20

f. Article IV of the Existing Credit Agreement, Conditions to Lending, is hereby amended by adding the following new Section 4.03 at the end thereof:

“SECTION 4.03 Delayed Draw Funding Date. On the Delayed Draw Funding Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or “.pdf” or “.tif” copies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Delayed Draw Funding Date (or, in the case of certificates of governmental officials, a recent date before the Delayed Draw Funding Date):

(i) (1) a certificate of the Secretary, Assistant Secretary or other Responsible Officer of each Loan Party dated the Delayed Draw Funding Date and certifying (A) that attached thereto is a copy of the certificate or articles of incorporation or organization or articles of association or other constituting document, including all amendments thereto, of each Loan Party, as certified as of a recent date by the Secretary of State of the state of its organization (or a certification by such Responsible Officer that there have been no amendments to such constituting document since the First Amendment Effective Date), (B) that attached thereto is a true and complete copy of the by-laws or other governing document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the certificate or articles of incorporation or organization or other constituting documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation or organization furnished pursuant to clause (A) above, and (E) to the extent applicable in the Relevant Jurisdiction, as to the incumbency and signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and (2) to the extent applicable in the Relevant Jurisdiction, a certificate of another officer as to the incumbency and signature of the Secretary, Assistant Secretary or other Responsible Officer executing the certificate pursuant to clause (1) above;

(ii) a solvency certificate executed by a Financial Officer of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, to the effect that the Borrower and the Subsidiaries, on a consolidated basis immediately after giving effect to the borrowing of the First Amendment Incremental Delayed Draw Term Loan, are Solvent as of the Delayed Draw Funding Date;

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 6 of 20

(iii) a certificate, dated the Delayed Draw Funding Date and signed by a Financial Officer of the Borrower, (A) confirming compliance with the conditions precedent set forth in Sections 4.01(b) and (c) and this Section 4.03, and (B) demonstrating that, both before and after giving pro forma effect to the funding of the First Amendment Incremental Delayed Draw Term Loan, as if such funding had occurred as of the most recently ended fiscal quarter for which financial statements have been (or are required to have been) delivered pursuant to Sections 5.04(a) or (b), the Loan Parties are and would be in compliance with the covenants set forth in Sections 6.10(c) and (d);

(iv) a letter of direction from Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, with respect to the disbursement on the Delayed Draw Funding Date of the proceeds of the First Amendment Incremental Delayed Draw Term Loan; and

(b) No event, change or condition shall have occurred since December 31, 2017 that has had a Material Adverse Effect.”

g. Schedule 2.01 to the Credit Agreement, Lenders; Commitments; Warrants, is hereby amended by deleting such Schedule in its entirety and replacing it with Schedule 2.01 attached hereto.

4. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT. The effectiveness of this Amendment, including, without limitation, the amendments provided in Section 3 above and the effectiveness of the First Amendment Incremental Facilities, is subject to the satisfaction of the following conditions precedent (the date on which such conditions are satisfied is herein referred to as the “First Amendment Effective Date”):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or “.pdf” or “.tif” copies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the First Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the First Amendment Effective Date):

(i) one or more counterparts of this Amendment duly executed and delivered by Borrower, the Guarantors, the Administrative Agent and the Lenders;

(ii) (1) a certificate of the Secretary, Assistant Secretary or other Responsible Officer of each Loan Party dated the First Amendment Effective Date and certifying (A) that attached thereto is a copy of the certificate or articles of incorporation or organization or articles of association or other constituting document, including all amendments thereto, of each Loan Party, as certified as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of the by-laws or other governing document of such Loan Party as in effect on the First Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents, as amended by this Amendment, to which such Person is a party and, in the case of the Borrower, the additional borrowings contemplated by this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the certificate or articles of incorporation or organization or other constituting documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 7 of 20

or articles of incorporation or organization furnished pursuant to clause (A) above, (E) that attached thereto is a true and complete copy of the good standing certificate (or equivalent) of such Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and (F) to the extent applicable in the Relevant Jurisdiction, as to the incumbency and signature of each officer executing this Amendment, any other Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and (2) to the extent applicable in the Relevant Jurisdiction, a certificate of another officer as to the incumbency and signature of the Secretary, Assistant Secretary or other Responsible Officer executing the certificate pursuant to clause (1) above;

(iii) written opinions in form and substance reasonably satisfactory to the Administrative Agent of Chapman and Cutler LLP, counsel for the Borrower and the other Loan Parties, in each case, (i) dated as of the First Amendment Effective Date and (ii) addressed to the Administrative Agent and the Lenders;

(iv) a solvency certificate executed by a Financial Officer of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, to the effect that the Borrower and the Subsidiaries, on a consolidated basis immediately after giving effect to this Amendment, the First Amendment Incremental Facilities and the other transactions contemplated hereby, are Solvent as of the First Amendment Effective Date;

(v) a Borrowing Request and letter of direction from Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, with respect to the disbursement on the First Amendment Effective Date of the proceeds of the First Amendment Incremental Term Loan;

(vi) certified copies of bring-down UCC, tax and judgment lien searches, intellectual property searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or, solely with respect to tax and judgment lien searches, maintains its principal place of business, and accompanied by evidence reasonably satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 of the Credit Agreement or have been released or terminated; and

(vii) officer’s certificate, dated the First Amendment Effective Date and signed by a Financial Officer of the Borrower, (A) confirming compliance with the conditions precedent set forth in Sections 4.01(b) and (c) of the Credit Agreement and this Section 4, and (B) demonstrating that, both before and after giving pro forma effect to the funding of the First Amendment Incremental Term Loan, as if such funding had occurred as of the most recently ended fiscal quarter for which financial statements have been (or are required to have been) delivered pursuant to Sections 5.04(a) or (b), the Loan Parties are and would be in compliance with the covenants set forth in Sections 6.10(c) and (d) of the Credit Agreement.

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 8 of 20

(b) All representations and warranties by any Loan Party contained in this Amendment, in the Credit Agreement and in any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the First an Amendment Effective Date, except to the extent that such representation or warranty expressly relates to earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(c) There shall be no order, injunction or decree of any Governmental Authority restraining or prohibiting the funding of the First Amendment Incremental Facilities.

(d) Administrative Agent shall have received, for the ratable benefit of the Increasing Lenders providing the First Amendment Incremental Facilities on the First Amendment Effective Date, an upfront fee equal to 2.00% of aggregate principal amount of the First Amendment Incremental Facilities ($200,000).

(e) the Administrative Agent shall have received payment in full in cash of all fees, costs and expenses due and payable on the date hereof pursuant to Section 9.05 of the Credit Agreement.

Funding of the First Amendment Incremental Term Loan shall not release any Loan Party from liability for failure to satisfy one or more of the applicable conditions required to be satisfied by such Loan Party contained in this Section 4.

5. REPRESENTATIONS AND WARRANTIES. The Borrower and each other Loan hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Representations and Warranties. Both before and immediately after giving effect to this Amendment and the First Amendment Incremental Facilities each of the representations and warranties contained in contained in Article III of the Credit Agreement and in the other Loan Documents is true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects) on the date hereof with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, that if any representation or warranty is by its terms qualified by concepts of materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects), and no Default or Event of Default has occurred and is continuing or would immediately result after giving effect to this Amendment and the First Amendment Incremental Facilities.

(b) Binding Effect of Documents. This Amendment and each other Loan Document delivered in connection herewith have been duly executed and delivered to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, by the Borrower and each other Loan Party party hereto and, this Amendment and the Loan Documents, as amended by this Amendment, constitute, legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar Requirements of Laws relating to or affecting creditors’ rights generally, concepts of reasonableness and general equitable principles.

(c) Authorization; No Contravention. The execution and delivery of this Amendment and the Loan Documents delivered in connection herewith, and the performance of this Amendment, the Existing Credit Agreement, as modified hereby, and the Loan Documents as amended by this Amendment, by the Borrower and each other Loan Party party hereto or thereto (a) have been duly authorized by all requisite corporate or other organizational powers and, if required under the laws of the jurisdiction of its organization, any provision of the certificate or articles of incorporation or

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 9 of 20

articles of association or other constitutive documents or by-laws, as applicable, stockholder action with respect to the Loan Parties and their Subsidiaries and (b) will not (i) violate (A) any provision of Requirements of Law, statute, rule or regulation, (B) any provision of the certificate or articles of incorporation or articles of association or other constitutive documents or by-laws, as applicable, of the Borrower, any Loan Party or any Subsidiary, (C) any applicable order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument governing Indebtedness or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents), except (1) in the case of clauses (b)(i)(A), (b)(i)(D) and (b)(ii) to the extent such violation would not reasonably be expected to have a Material Adverse Effect and (2) in the case of clause (b)(iii), to the extent such Lien is expressly permitted hereunder.

(d) Governmental Authorization; Other Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery of this Amendment and the other Loan Documents delivered in connection herewith, or the performance by, or enforcement against, any Loan Party of this Amendment, the Existing Credit Agreement, as modified hereby, or and the Loan Documents, as amended by this Amendment, other than those that have already been obtained and are in full force and effect.

6. PROVISIONS OF GENERAL APPLICATION.

(a) Loan Document. The parties hereto acknowledge, confirm and agree that this Amendment shall constitute a Loan Document under the Credit Agreement.

(b) Effect of this Amendment. On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “herein,” “hereto”, “hereof” and “hereunder” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Existing Credit Agreement, as amended by this Amendment. Except as expressly amended, modified or waived pursuant hereto, no other amendments, modifications or waivers to the Existing Credit Agreement or other Loan Documents are intended or implied to constitute the consent of the Administrative Agent or any Lender to any other transaction or the waiver by the Administrative Agent or any Lender of any Default or Event of Default. Except as set forth in Section 3 hereof, no other amendments or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by the Borrower and each other Loan Party and other parties hereto as of the First Amendment Effective Date. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any Loan Party’s Obligations under or in connection with the Credit Agreement or any of the other Loan Documents or to modify, affect or impair the perfection or continuity of the Administrative Agent’s security interests in, security titles to or other liens on any Collateral for the Obligations. The Credit Agreement and this Amendment shall be read and construed as one agreement. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control.

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 10 of 20

(c) Reaffirmation. In connection with the execution and delivery of this Amendment, the Borrower and each other Loan Party, as debtors, grantors, pledgors, guarantors, or in other similar capacities in which such Loan Parties grant liens or security interests in their properties, in each case under the Loan Documents, hereby (i) acknowledges, ratifies and reaffirms all of its payment and performance Obligations, contingent or otherwise, under each Loan Document to which it is a party and all such payment Obligations are without offset, defense (other than payment in full in cash of the Obligations) or counterclaim of any kind, nature or description whatsoever; and (ii) to the extent such Loan Party granted Liens on or security interests in any of its property pursuant to any such Loan Document (including, but not limited to, the Guarantee and Collateral Agreement), hereby ratifies, reaffirms, and re-grants such grant of security and confirms that such Liens and security interests continue to secure the Obligations, and hereby acknowledges and agrees that Administrative Agent, on behalf of itself and the Lenders, has and shall continue to have valid, enforceable and perfected first priority liens (subject to certain Permitted Liens) upon and security interests in the Collateral (except as the result of any act or omission or failure to maintain physical possession of such Collateral by the Administrative Agent).

(d) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent, from time to time, upon presentation of a reasonably detailed statement, whether or not all or any of the transactions contemplated by this Amendment are consummated, all reasonable and documented costs and expenses of the Administrative Agent (including, but not limited to, the reasonable and documented costs of consultants, professionals and one primary external legal counsel, one regulatory counsel and one local counsel in each jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to each affected group similarly situated taken as a whole, to HFS, the Administrative Agent and the Collateral Agent) in connection with the preparation, negotiation, execution, delivery or administration of this Amendment and any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby, all in accordance with the terms and conditions set forth in Section 9.05 of the Credit Agreement.

(e) Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the Borrower, the other Loan Parties and other parties hereto and their respective successors and assigns.

(f) General Release.

(i) In consideration of the agreements of the Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and each other Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby irrevocably releases and forever discharges the Administrative Agent, each Lender and each of their respective Related Parties (each a “Lender Party” and collectively, the “Lender Parties”) of and from all demands, actions, causes of action, suits, covenants, contracts, agreements, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever in each case solely to the extent arising from or in connection with this Amendment or the subject matter hereof (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors or assigns may now or hereafter own, hold, have or claim to have against the Lender Parties or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment under the Credit Agreement or under any of the other Loan Documents, except that the Loan Parties (and their successors and assigns) shall have no obligation hereunder to a Lender Party with respect to any Claim resulting from the gross negligence or willful misconduct of such Lender Party as finally determined by a court of competent jurisdiction.

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 11 of 20

(ii) The Borrower and each other Loan Party understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(iii) The Borrower and each other Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered, except as set forth above in Section 6(f)(i), shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(g) Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

(h) Reviewed by Attorneys. This Amendment is the result of negotiations among and have been reviewed by counsel to the Administrative Agent, Loan Parties, Lenders and the other parties hereto and are the products of all parties; accordingly, they shall not be construed against the Administrative Agent or Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

(i) Incorporation of Credit Agreement Provisions. The provisions contained in Sections 9.02, 9.07, 9.11 and 9.15 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

(j) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Amendment.

(k) Entire Agreement. This Amendment and the Credit Agreement, as amended by this Amendment, embodies the entire agreement and understanding among the Borrower, each other Loan Party party hereto and the other parties party hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

[Remainder of page intentionally blank; signature pages follow]

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 12 of 20

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	AVADIM HEALTH, INC.

	By:	/s/ David Fann
	Name:	David Fann
	Title:	President

Avadim Health, Inc.

Amendment No. 1 to Credit Agreement

Signature Page

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 13 of 20

GUARANTORS:	RELION MANUFACTURING, INC.

	By:	/s/ David Fann
	Name:	David Fann
	Title:	Chief Executive Officer

BIONOME PROPERTIES CORP.

	By:	/s/ David Fann
	Name:	David Fann
	Title:	President

QUALITY ASSURANCE ASSOCIATES, INC.

	By:	/s/ David Fann
	Name:	David Fann
	Title:	President

AVADIM HEALTH IP, INC.

	By:	/s/ David Fann
	Name:	David Fann
	Title:	President

Avadim Health, Inc.

Amendment No. 1 to Credit Agreement

Signature Page

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 14 of 20

ADMINISTRATIVE AGENT:	HAYFIN SERVICES LLP, as Administrative Agent and Collateral Agent

	By:	/s/ Andrew Tingle
	Name:	Andrew Tingle
	Title:	Authorised Signatory

Avadim Health, Inc.

Amendment No. 1 to Credit Agreement

Signature Page

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 15 of 20

LENDER:	HAYFIN SOF II LUXCO 2 S.À R,L., as Lender

	By:	/s/ Lina Kavoliune
	Name:	Lina Kavoliune
	Title:	Manager

HAYFIN OPAL III L.P., as Lender
	By:	Hayfin Opal III GP Limited in its capacity as general partner of Hayfin Opal III L.P.

By:
Name: Andrew Tingle
Title: Director

HAYFIN TOPAZ LUXCO 2 S.C.A., as Lender
	By:	Hayfin Topaz S.à.r.l. in its capacity as managing shareholder of Hayfin Topaz Luxco 2 S.C.A.

		By:	/s/ Lina Kavoliune
Name: Lina Kavoliune
Title: Manager

Avadim Health, Inc.

Amendment No. 1 to Credit Agreement

Signature Page

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 16 of 20

LENDER:	HAYFIN SOF II LUXCO 2 S.À R,L., as Lender

By:
	Name:	Lina Kavoliune
	Title:	Director

HAYFIN OPAL III L.P., as Lender

	By:	Hayfin Opal III GP Limited in its capacity as general partner of Hayfin Opal III L.P.

		By:	/s/ Andrew Tingle
		Name:	Andrew Tingle
		Title:	Director

HAYFIN TOPAZ LUXCO 2 S.C.A., as Lender

	By:	Hayfin Topaz S.à.r.l. in its capacity as managing shareholder of Hayfin Topaz Luxco 2 S.C.A.

By:
Name: Lina Kavoliune
Title: Manager

Avadim Health, Inc.

Amendment No. 1 to Credit Agreement

Signature Page

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 17 of 20

SCHEDULE 2.01

Lenders; Commitments; Initial Warrantholders; Warrants

See attached.

Avadim Health, Inc.

Amendment No. 1 to Credit Agreement

Schedule 2.01

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 18 of 20

SCHEDULE 2.01

Lenders; Commitments; Initial Warrantholders; Warrants

I. Term Loan Commitments

Lender	Term Loan Commitment	Applicable Percentage
Hayfin SOF II Luxco 2 S.à r.l.	$34,865,169.71	87.162924275%
Hayfin Topaz Luxco 2 S.C.A.	$1,026,966.06	2.56741515%
Hayfin Opal III L.P.	$4,107,864.23	10.269660575%
Total:	$40,000,000.00	100.000000000%

II. Warrant Certificates in respect of Warrants to purchase Common Stock issued in favor of each Initial Warrantholders, as follows:

Initial Warrantholder	Warrant Shares (Common Stock)	Applicable Percentage
Hayfin Special Opportunities Fund II LP	1,711,258	87.162905881%
Hayfin Topaz LP	50,406	2.56742901%
Hayfin Opal III L.P.	201,623	10.269665107%
Total:	1,963,287	100.000000000%

SCHEDULE 2.01 – Page 1

Lenders; Commitments; Initial Warrantholders; Warrants

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 19 of 20

III. First Amendment Incremental Term Loan Commitments

Lender	First Amendment Incremental Term Loan Commitment	Applicable Percentage
Hayfin SOF II Luxco 2 S.à r.l.	$4,358,146.21	87.1629242%
Hayfin Topaz Luxco 2 S.C.A.	$128,370.76	2.5674152%
Hayfin Opal III L.P.	$513,483.03	10.2696606%
Total:	$5,000,000.00	100.000000000%

IV. First Amendment Incremental Delayed Draw Term Loan Commitments

Lender	First Amendment Incremental Delayed Draw Term Loan Commitment	Applicable Percentage
Hayfin SOF II Luxco 2 S.à r.l.	$4,358,146.21	87.1629242%
Hayfin Topaz Luxco 2 S.C.A.	$128,370.76	2.5674152%
Hayfin Opal III L.P.	$513,483.03	10.2696606%
Total:	$5,000,000.00	100.000000000%

SCHEDULE 2.01 – Page 2

Lenders; Commitments; Initial Warrantholders; Warrants

[Amendment No. 1 to Credit Agreement (Incremental Term Loan) Page 20 of 20

AMENDMENT NO. 2 TO CREDIT AGREEMENT AND LIMITED WAIVER

THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT AND LIMITED WAIVER (this “Amendment”), is made and entered into as of September 25, 2019, by and among AVADIM HEALTH, INC., a Delaware corporation (the “Borrower”), the Guarantors (capitalized terms used, but not defined in this preamble and the recitals below have the meanings given to them in Section 1 below), the Lenders party hereto and HAYFIN SERVICES LLP (in its individual capacity, “HFS”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

PRELIMINARY STATEMENT:

WHEREAS, pursuant to that certain Credit Agreement, dated as of October 5, 2018 (as the same has been amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment, and as the same may be further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, the Administrative Agent and the Collateral Agent, the Lenders committed to make certain loans and other financial accommodations to the Borrower upon the terms and conditions set forth therein;

WHEREAS, an Event of Default has occurred pursuant to Section 7.01(d) of the Credit Agreement and is continuing as a result of the Borrower’s failure to deliver an opinion of KPMG LLP, together with delivery of the audited financial statements for the fiscal year ended December 31, 2018, that does not include a “going concern” or like qualification or exception, which is required pursuant to Section 5.04(a) of the Credit Agreement (the “Specified Event of Default”);

WHEREAS, the Borrower and the other Loan Parties have requested that the Administrative Agent and the Lenders amend certain provisions of the Existing Credit Agreement to, among other things, amend and restate the financial covenants appearing therein, and subject to the terms and conditions of this Amendment, the Administrative Agent and the Lenders have agreed to make such amendments;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Section 9.08 of the Existing Credit Agreement, the Borrower, the Guarantors, the Required Lenders and the Administrative Agent do hereby agree as follows:

1. DEFINITIONS.

(a) Definitions. The following terms (whether or not underscored) when used in this Amendment, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Amendment” is defined in the preamble.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the recitals.

“Existing Credit Agreement” is defined in the recitals.

“Second Amendment Effective Date” means the date on which the conditions precedent to the effectiveness of this Amendment as specified in Section 4 herein have been satisfied.

“Lenders” means each lender from time to time party to the Credit Agreement.

(b) Other Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement, as amended by this Amendment.

(c) Other Interpretive Provisions. The rules of construction in Section 1.02 of the Credit Agreement shall be equally applicable to this Amendment.

2. AMENDMENTS TO THE CREDIT AGREEMENT. Subject to the terms and conditions of this Amendment, including, without limitation, the satisfaction of the conditions precedent specified in Section 4 below, the Existing Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Existing Credit Agreement, Defined Terms, is hereby amended by adding the following new definitions in proper alphabetical order:

“Second Amendment” means that certain Amendment No. 2 to Credit Agreement and Limited Waiver, dated as of September 25, 2019, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

(b) Section 1.01 of the Existing Credit Agreement, Defined Terms, is hereby further amended by amending and restating the following definitions therein:

“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of the Borrower pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of gross proceeds to the Borrower.

(c) Section 5.04 of the Existing Credit Agreement, Financial Statements, Reports, etc., is hereby amended by adding the following proviso to the end of clause (a):

“provided that the Borrower’s filing of an annual report on Form 10-K with the Commission shall be deemed to satisfy the requirements of this Section 5.04(a) on the date on which such report is first available via the Commission’s EDGAR system or a successor system related thereto; provided, further, the financial statements with respect to the annual report filed on Form 10-K with the Commission shall include an opinion of KPMG LLP or other independent public accountants reasonably acceptable to the Administrative Agent (which opinion shall be without a “going concern” or like qualification or exception (other than any such qualification or exception arising from the Loans hereunder maturing less than one year following the date of such financial statements) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;”

(d) Section 5.04 of the Existing Credit Agreement, Financial Statements, Reports, etc., is hereby amended by adding the following proviso to the end of clause (b):

“provided that the Borrower’s filing of a quarterly report on Form 10-Q with the Commission shall be deemed to satisfy the requirements of this Section 5.04(b) on the date on which such report is first available via the Commission’s EDGAR system or a successor system related thereto;”

(e) Section 5.04 of the Existing Credit Agreement, Financial Statements, Reports, etc., is hereby amended by deleting such clause (g) in its entirety and replacing it with the following new clause (g):

“(g) furnish to the Administrative Agent (to be furnished by the Administrative Agent to each Lender) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b) above, (i) a management report describing the operations and financial conditions of the Borrower and its Subsidiaries for the period then ended and the portion of the current fiscal year then elapsed; provided that the obligations in this clause (i) shall be deemed satisfied on the date Form 10-K or 10-Q, as applicable, of the Borrower filed with the Commission for the relevant period, which includes such information, is first available via the Commission’s EDGAR system or a successor system related thereto, (ii) a report setting forth in comparative form the corresponding figures from the consolidated budget provided pursuant to clause (e) above relating to the current fiscal year, and (iii) discussing the reasons for any significant variations from the consolidated budget delivered pursuant to clause (e) above, which management report shall be presented in reasonable detail;”

(f) Section 6.10(b) of the Existing Credit Agreement, Minimum Consolidated EBITDA, is hereby amended by deleting such Section in its entirety and replacing it with the following new Section 6.10(b):

“(b) Minimum Consolidated EBITDA. Commencing with the fiscal quarter ending December 31, 2018 and ending on the earlier of (x) the last fiscal quarter ending prior to the Maturity Date and (y) the last fiscal quarter ending prior to the effective date of a Qualified Public Offering, permit the Consolidated EBITDA of the Borrower and its Subsidiaries for the twelve consecutive month period ended on the last day of each fiscal quarter set forth below to be less than the amount set forth opposite the last day of such fiscal quarter:

Fiscal Quarter Ending on or About	Minimum EBITDA
December 31, 2018	$[***]
March 31, 2019	$[***]
June 30, 2019	$[***]
September 30, 2019	$[***]
December 31, 2019	$[***]
March 31, 2020	$[***]
June 30, 2020	$[***]
September 30, 2020	$[***]
December 31, 2020	$[***]
March 31, 2021	$[***]

Fiscal Quarter Ending on or About	Minimum EBITDA
June 30, 2021	$[***]
September 30, 2021	$[***]
December 31, 2021	$[***]
March 31, 2022	$[***]
June 30, 2022	$[***]
September 30, 2022	$[***]
December 31, 2022	$[***]
March 31, 2023	$[***]
June 30, 2023 and the last day of each fiscal quarter ending thereafter”	$[***]

(g) Section 6.10(c) of the Existing Credit Agreement, Minimum Liquidity, is hereby amended by deleting such Section in its entirety and replacing it with the following new Section 6.10(c):

“(c) Minimum Liquidity. Permit Liquidity at any time to be less than (x) prior to the effective date of a Qualified Public Offering, $4,000,000 or (y) on and after the effective date of a Qualified Public Offering, $8,000,000.”

(h) Section 7.01 of the Existing Credit Agreement, “Events of Default”, is hereby amended by deleting the word “or” at the end of clause (n) of such Section and deleting clause (o) of such Section in its entirety.

3. LIMITED WAIVER. Subject to the terms and conditions of this Amendment, including, without limitation, the satisfaction of the conditions precedent specified in Section 4 below, effective as of the Second Amendment Effective Date, the Administrative Agent and the Lenders hereby waive the Specified Event of Default solely with respect to the fiscal year ended December 31, 2018; provided that nothing in this Amendment is intended or shall be construed to be a waiver by the Administrative Agent or any of the Lenders of any Default or Event of Default that may currently exist or hereafter occur after giving effect to this Amendment, other than, in each case, the Specified Event of Default.

4. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT. The effectiveness of this Amendment, including, without limitation, the amendments provided in Section 2 above and the limited waiver provided in Section 3 above, is subject to the satisfaction of the following conditions precedent (the date on which such conditions are satisfied is herein referred to as the “Second Amendment Effective Date”):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or “.pdf” or “.tif” copies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Second Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Second Amendment Effective Date):

(i) one or more counterparts of this Amendment duly executed and delivered by Borrower, the Guarantors, the Administrative Agent and the Lenders;

(ii) (1) a certificate of the Secretary, Assistant Secretary or other Responsible Officer of each Loan Party dated the Second Amendment Effective Date and certifying (A) that attached thereto is a copy of the certificate or articles of incorporation or organization or articles of association or other constituting document, including all amendments thereto, of each Loan Party, as certified as of a recent date by the Secretary of State of the state of its organization (or a certification by such Responsible Officer that there have been no amendments to such constituting document since the First Amendment Effective Date), (B) that attached thereto is a true and complete copy of the by-laws or other governing document of such Loan Party as in effect on the Second Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents, as amended by this Amendment, to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the certificate or articles of incorporation or organization or other constituting documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation or organization furnished pursuant to clause (A) above, (E) that attached thereto is a true and complete copy of the good standing certificate (or equivalent) of such Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and (F) to the extent applicable in the Relevant Jurisdiction, as to the incumbency and signature of each officer executing this Amendment, any other Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and (2) to the extent applicable in the Relevant Jurisdiction, a certificate of another officer as to the incumbency and signature of the Secretary, Assistant Secretary or other Responsible Officer executing the certificate pursuant to clause (1) above;

(iii) officer’s certificate, dated the Second Amendment Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.

(b) Except with respect to the Specified Event of Default, all representations and warranties by any Loan Party contained in this Amendment, in the Credit Agreement and in any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Second Amendment Effective Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(c) The Administrative Agent shall have received payment in full in cash of all fees, costs and expenses due and payable on the date hereof pursuant to Section 9.05 of the Credit Agreement.

5. REPRESENTATIONS AND WARRANTIES. The Borrower and each other Loan hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Representations and Warranties. Both before (except with respect to the Specified Event of Default) and immediately after giving effect to this Amendment, each of the representations and warranties contained in contained in Article III of the Credit Agreement and in the other Loan Documents is true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects) on the date hereof with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, that if any representation or warranty is by its terms qualified by concepts of materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects), and no Default or Event of Default has occurred and is continuing or would immediately result after giving effect to this Amendment.

(b) Binding Effect of Documents. This Amendment and each other Loan Document delivered in connection herewith have been duly executed and delivered to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, by the Borrower and each other Loan Party party hereto and, this Amendment and the Loan Documents, as amended by this Amendment, constitute, legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar Requirements of Laws relating to or affecting creditors’ rights generally, concepts of reasonableness and general equitable principles.

(c) Authorization; No Contravention. The execution and delivery of this Amendment and the Loan Documents delivered in connection herewith, and the performance of this Amendment, the Existing Credit Agreement, as modified hereby, and the Loan Documents as amended by this Amendment, by the Borrower and each other Loan Party party hereto or thereto (a) have been duly authorized by all requisite corporate or other organizational powers and, if required under the laws of the jurisdiction of its organization, any provision of the certificate or articles of incorporation or articles of association or other constitutive documents or by-laws, as applicable, stockholder action with respect to the Loan Parties and their Subsidiaries and (b) will not (i) violate (A) any provision of Requirements of Law, statute, rule or regulation, (B) any provision of the certificate or articles of incorporation or articles of association or other constitutive documents or by-laws, as applicable, of the Borrower, any Loan Party or any Subsidiary, (C) any applicable order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument governing Indebtedness or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents), except (1) in the case of clauses (b)(i)(A), (b)(i)(D) and (b)(ii) to the extent such violation would not reasonably be expected to have a Material Adverse Effect and (2) in the case of clause (b)(iii), to the extent such Lien is expressly permitted hereunder.

(d) Governmental Authorization; Other Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery of this Amendment and the other Loan Documents delivered in connection herewith, or the performance by, or enforcement against, any Loan Party of this Amendment, the Existing Credit Agreement, as modified hereby, or and the Loan Documents, as amended by this Amendment, other than those that have already been obtained and are in full force and effect.

6. PROVISIONS OF GENERAL APPLICATION.

(a) Loan Document. The parties hereto acknowledge, confirm and agree that this Amendment shall constitute a Loan Document under the Credit Agreement.

(b) Effect of this Amendment. On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “herein,” “hereto”, “hereof” and “hereunder” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the

Credit Agreement, shall mean and be a reference to the Existing Credit Agreement, as amended by this Amendment. Except as expressly amended, modified or waived pursuant hereto, no other amendments, modifications or waivers to the Existing Credit Agreement or other Loan Documents are intended or implied to constitute the consent of the Administrative Agent or any Lender to any other transaction or the waiver by the Administrative Agent or any Lender of any Default or Event of Default. Except as set forth in Sections 2 and 3 hereof, no other amendments or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by the Borrower and each other Loan Party and other parties hereto as of the Second Amendment Effective Date. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any Loan Party’s Obligations under or in connection with the Credit Agreement or any of the other Loan Documents or to modify, affect or impair the perfection or continuity of the Administrative Agent’s security interests in, security titles to or other liens on any Collateral for the Obligations. The Credit Agreement and this Amendment shall be read and construed as one agreement. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control.

(c) Reaffirmation. In connection with the execution and delivery of this Amendment, the Borrower and each other Loan Party, as debtors, grantors, pledgors, guarantors, or in other similar capacities in which such Loan Parties grant liens or security interests in their properties, in each case under the Loan Documents, hereby (i) acknowledges, ratifies and reaffirms all of its payment and performance Obligations, contingent or otherwise, under each Loan Document to which it is a party and all such payment Obligations are without offset, defense (other than payment in full in cash of the Obligations) or counterclaim of any kind, nature or description whatsoever; and (ii) to the extent such Loan Party granted Liens on or security interests in any of its property pursuant to any such Loan Document (including, but not limited to, the Guarantee and Collateral Agreement), hereby ratifies, reaffirms, and re-grants such grant of security and confirms that such Liens and security interests continue to secure the Obligations, and hereby acknowledges and agrees that Administrative Agent, on behalf of itself and the Lenders, has and shall continue to have valid, enforceable and perfected first priority liens (subject to certain Permitted Liens) upon and security interests in the Collateral (except as the result of any act or omission or failure to maintain physical possession of such Collateral by the Administrative Agent).

(d) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent, from time to time, upon presentation of a reasonably detailed statement, whether or not all or any of the transactions contemplated by this Amendment are consummated, all reasonable and documented costs and expenses of the Administrative Agent (including, but not limited to, the reasonable and documented costs of consultants, professionals and one primary external legal counsel, one regulatory counsel and one local counsel in each jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to each affected group similarly situated taken as a whole, to HFS, the Administrative Agent and the Collateral Agent) in connection with the preparation, negotiation, execution, delivery or administration of this Amendment and any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby, all in accordance with the terms and conditions set forth in Section 9.05 of the Credit Agreement.

(e) Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the Borrower, the other Loan Parties and other parties hereto and their respective successors and assigns.

(f) General Release.

(i) In consideration of the agreements of the Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and each other Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby irrevocably releases and forever discharges the Administrative Agent, each Lender and each of their respective Related Parties (each a “Lender Party” and collectively, the “Lender Parties”) of and from all demands, actions, causes of action, suits, covenants, contracts, agreements, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever in each case solely to the extent arising from or in connection with this Amendment or the subject matter hereof (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors or assigns may now or hereafter own, hold, have or claim to have against the Lender Parties or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment under the Credit Agreement or under any of the other Loan Documents, except that the Loan Parties (and their successors and assigns) shall have no obligation hereunder to a Lender Party with respect to any Claim resulting from the gross negligence or willful misconduct of such Lender Party as finally determined by a court of competent jurisdiction.

(ii) The Borrower and each other Loan Party understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(iii) The Borrower and each other Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered, except as set forth above in Section 6(f)(i), shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(g) Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

(h) Reviewed by Attorneys. This Amendment is the result of negotiations among and have been reviewed by counsel to the Administrative Agent, Loan Parties, Lenders and the other parties hereto and are the products of all parties; accordingly, they shall not be construed against the Administrative Agent or Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

(i) Incorporation of Credit Agreement Provisions. The provisions contained in Sections 9.02, 9.07, 9.11 and 9.15 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

(j) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Amendment.

(k) Entire Agreement. This Amendment and the Credit Agreement, as amended by this Amendment, embodies the entire agreement and understanding among the Borrower, each other Loan Party party hereto and the other parties party hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

[Remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

AVADIM HEALTH, INC.

By:	/s/ David Fann
Name:	David Fann
Title:	President

Avadim Health, Inc.

Amendment No. 2 to Credit Agreement and Limited Waiver

Signature Page

GUARANTORS:

RELION MANUFACTURING, INC.

By:	/s/ David Fann
Name:	David Fann
Title:	Chief Executive Officer

BIONOME PROPERTIES CORP.

By:	/s/ David Fann
Name:	David Fann
Title:	President

QUALITY ASSURANCE ASSOCIATES, INC.

By:	/s/ David Fann
Name:	David Fann
Title:	President

AVADIM HEALTH IP, INC.

By:	/s/ David Fann
Name:	David Fann
Title:	President

Avadim Health, Inc.

Amendment No. 2 to Credit Agreement and Limited Waiver

Signature Page

ADMINISTRATIVE AGENT:

HAYFIN SERVICES LLP, as Administrative Agent and Collateral Agent

By:	/s/ Andrew Tingle
Name:	Andrew Tingle
Title:	Authorised Signatory

Avadim Health, Inc.

Amendment No. 2 to Credit Agreement and Limited Waiver

Signature Page

LENDERS:

HAYFIN SOF II LUXCO 2 S.À.R.L., as Lender

By:	/s/ Lina Kavoliune
Name:	Lina Kavoliune
Title:	Manager

HAYFIN OPAL III L.P., as Lender

By:	Hayfin Opal III GP Limited in its capacity as general partner of Hayfin Opal III L.P

	By:	/s/ Andrew Tingle
	Name:	Andrew Tingle
	Title:	Authorised Signatory

HAYFIN TOPAZ LUXCO 2 S.C.A., as Lender

By:	Hayfin Topaz S.à.r.l. in its capacity as managing shareholder of Hayfin Topaz Luxco 2 S.C.A.

	By:	/s/ Lina Kavoliune
	Name:	Lina Kavoliune
	Title:	Manager

Avadim Health, Inc.

Amendment No. 2 to Credit Agreement and Limited Waiver

Signature Page